     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2002
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          BAKERS FOOTWEAR GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              MISSOURI                               5661                              43-0577980
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                             ---------------------
                               2815 SCOTT AVENUE
                           ST. LOUIS, MISSOURI 63103
                                 (314) 621-0699
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                PETER A. EDISON
                          BAKERS FOOTWEAR GROUP, INC.
                               2815 SCOTT AVENUE
                           ST. LOUIS, MISSOURI 63103
                     TEL (314) 621-0699, FAX (314) 641-0390
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                        COPIES OF ALL CORRESPONDENCE TO:

                   GARY M. EPSTEIN, ESQ.                                         J. MARK KLAMER, ESQ.
                    FERN S. WATTS, ESQ.                                          JAMES R. LEVEY, ESQ.
                  GREENBERG TRAURIG, P.A.                                           BRYAN CAVE LLP
                    1221 BRICKELL AVENUE                                    211 NORTH BROADWAY, SUITE 3600
                    MIAMI, FLORIDA 33131                                    ST. LOUIS, MISSOURI 63102-2750
           TEL (305) 579-0500, FAX (305) 579-0717                       TEL (314) 259-2000, FAX (314) 259-2020

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                                                AGGREGATE                 AMOUNT OF
          SECURITIES TO BE REGISTERED             AMOUNT TO BE REGISTERED      OFFERING PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.0001 par value(2)..............      2,300,000 shares            $25,300,000                  $2,328
Common stock, $0.0001 par value(3)..............       200,000 shares             $ 2,640,000                  $ 243
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of this filing in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Includes shares that the underwriters have the option to purchase to cover overallotments, if any.

(3) Issuable upon exercise of the Representatives' Warrants, together with such indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions contained therein.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 2002

PROSPECTUS

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

     Bakers Footwear Group, Inc. is offering 1,800,000 shares of its common stock. The selling shareholders identified in this prospectus are offering an additional 200,000 shares. There is currently no public market for Bakers' shares. We currently estimate the public offering price will be between
$          and $          per share. We have applied to have our shares included
in the Nasdaq National Market under the symbol "BKRS."

                             ---------------------

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds to Bakers, before expenses.........................  $           $
Proceeds to selling shareholders, before expenses...........  $           $

     Bakers has granted the underwriters an option to purchase additional shares to cover over-allotments. Under this option, the underwriters may elect to purchase a maximum of 300,000 additional shares from us within 45 days following the date of this prospectus to cover over-allotments. It is expected that
delivery of the shares will be made to investors on or about           , 2002.

                             ---------------------

                              JOINT LEAD MANAGERS
RYAN, BECK & CO.                                            BB&T CAPITAL MARKETS
                             ---------------------
                The date of this prospectus is           , 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Summary.....................................................     1
Risk Factors................................................     6
Forward-Looking Statements..................................    13
Certain Transactions........................................    13
Use of Proceeds.............................................    15
Revocation and Termination of Prior S Corporation Status....    16
Dividend Policy.............................................    17
Dilution....................................................    17
Capitalization..............................................    18
Selected Historical Financial Information...................    19
Unaudited Pro Forma Balance Sheet...........................    22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    24
Business....................................................    33
Management..................................................    46
Certain Relationships and Related Party Transactions........    53
Principal and Selling Shareholders..........................    54
Description of Capital Stock................................    57
Anti-Takeover Effects of Certain Provisions.................    59
Shares Eligible for Future Sale.............................    61
Underwriting................................................    63
Legal Matters...............................................    65
Experts.....................................................    65
Change in Accountants.......................................    65
Available Information.......................................    66
Index to Financial Statements...............................   F-1

                             ---------------------

     Bakers(TM) and Wild Pair(R) are trademarks of ours in the United States. In addition, we currently have several applications pending with the United States Patent and Trademark Office for additional registrations.

     You should rely only on the information contained in this prospectus or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Bakers Footwear Group, Inc. may change after the date of this prospectus. Delivery of this prospectus and the sales of securities made hereunder does not mean otherwise. These securities are offered subject to prior sale, acceptance, and rejection of any offer to purchase. The offering is also subject to withdrawal or cancellation without notice.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in shares of our common stock, which we refer to as our shares. We urge you to read this entire prospectus carefully including the "Risk Factors" section, which begins on page 6, and the financial statements and the notes to those statements. An investment in these shares involves a high degree of risk.

     In this prospectus, "we," "our" and "ours" refer to Bakers Footwear Group, Inc., and "you," "your" and "yours" refer to a purchaser of our shares, including shares being offered by our selling shareholders in this prospectus. In this prospectus, we refer to the fiscal years ended December 31, 1999, December 30, 2000 and January 5, 2002 as "fiscal year 1999," "fiscal year 2000" and "fiscal year 2001," respectively. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal Year," appearing elsewhere in this prospectus.

                                  OUR COMPANY

     We are a national, mall-based specialty retailer of distinctive footwear and accessories for young women. Our merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. As of April 6, 2002, we operated 232 stores in 36 states, of which 199 are Bakers stores and 33 are Wild Pair stores. Our Bakers stores' buying teams constantly modify our product offering to reflect widely accepted fashion trends focusing on women between the ages of 12 and 29 who demand quality fashion products. We believe that our Bakers stores are the only nationwide, full-service retailer specializing in moderately priced footwear for this segment. Our Wild Pair stores offer edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of women and men between the ages of 17 and 24.

     Our company was founded in 1926 as Weiss and Neuman Shoe Co. and acquired in 1997 principally by our current chief executive officer, Peter Edison. In June 1999, we teamed with the then existing management of Bakers, a footwear retailer created in 1924 by Edison Brothers Stores, Inc., to purchase selected assets of the Bakers and Wild Pair chains, including approximately 200 store locations and merchandise inventory from Edison Brothers. At the time of the acquisition, we had 55 Weiss and Neuman locations, which we have subsequently closed or remerchandised into the Bakers or Wild Pair formats. In February 2001, we changed our name to Bakers Footwear Group, Inc.

     Since the Bakers acquisition in 1999, we have addressed all aspects of our operations, including the merchandising, planning, systems and logistics functions. This focus has resulted in a continuing improvement in our key operating metrics, as evidenced by an increase in our gross margin from 27.5% in fiscal year 2000 to 30.2% in fiscal year 2001, a margin increase of 2.7%, and by an increase in our full-year average store sales from $646,718 to $698,467, an 8.0% increase over the same period. This improvement was achieved by significantly increasing the turn of our inventory, by closing small volume stores, and by leveraging our new information systems, which allow us to better merchandise our individual stores and reduce markdowns.

     Our stores are designed to create a fun, exciting and fashion-oriented customer experience through an attractive store environment and an enthusiastic, well-trained sales force. To increase customer traffic, we generally try to locate our stores in high-traffic, high-visibility locations within the interior of the mall, where our target customers prefer to shop.

     The Bakers target market, young women between the ages of 12 and 29, is fast growing, is generally concerned about image and spends a higher percentage of disposable income on footwear and apparel than the general population. A key component of our success is our ability to offer a product mix that is fresh and satisfies this target market. Our strong relationships with manufacturers allow us to test new styles and react quickly to fashion trends while keeping fast-moving inventory in stock. In addition, our "micro-merchandising" strategy enables our merchants to provide an appropriate merchandise mix to match the demographic profile of each store's customer base.

     An important aspect of our sales strategy is to increase our mix of nationally recognized branded merchandise. In fiscal year 2001, branded footwear accounted for 10.7% of our Bakers' stores net shoe sales, up from 6.7% in fiscal year 2000. We believe that branded merchandise is important to our customers, adds credibility to our stores and drives customer traffic, increasing our overall sales volume and profitability.

     We intend to build on the strength of our management team and leverage our existing infrastructure to pursue profitable growth by:

     - Opening new stores in a controlled and disciplined manner. We have identified 200 locations that we will target for new stores in new and existing markets. We plan to open a total of approximately 50 additional new stores by the end of fiscal year 2003.

     - Increasing same store sales by capitalizing on the strong demographic growth rates projected for our target customer, increasing the mix of branded merchandise and maximizing sales opportunities by improving our micro-merchandising capabilities;

     - Expanding the presence of our Wild Pair stores; and

     - Exploring potential acquisitions, from time to time, that allow us to quickly open a group of existing stores in the Bakers or Wild Pair format for less capital than required in new store construction.

     As part of our growth strategy, we acquired eight stores in 2001 and recently completed the acquisition of 33 store locations that permitted us to simultaneously open 16 Bakers stores and 17 Wild Pair stores.

     We are incorporated under the laws of the State of Missouri. Our executive offices are located at 2815 Scott Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-0699. Information on our website, www.bakersshoes.com, is not part of this prospectus.

                                  THE OFFERING

Common Stock Offered by
Bakers........................   1,800,000 shares

Common Stock Offered by the
Selling Shareholders..........   200,000 shares

Common Stock Outstanding After
the Offering..................   6,033,619 shares(1)

Use of Proceeds...............   Repayment of $     million in capital lease
                                 obligations and $     million in amounts owing
                                 under our revolving credit facility, and general corporate purposes and working capital, including expenses related to the purchase of store locations, the opening of new stores, or the remodeling of existing stores. We will not receive any proceeds from sales of our shares by the selling shareholders. For more information, please see "Use of Proceeds."

Risk Factors..................   This offering involves a high degree of risk
                                 and immediate and substantial dilution. For more information, please see "Risk Factors" and "Dilution."

Proposed Nasdaq National
Market Symbol.................   "BKRS"
---------------

(1) Includes 762,119 shares issuable upon conversion of our subordinated convertible debentures due April 2007, and 130,741 shares issuable upon exercise of the warrant held by a lender. For more information about these debentures and this warrant, please see "Certain Transactions" and "Description of Capital Stock -- Shares Reserved for Options, Warrants and Subordinated Convertible Debentures." Excludes 415,263 shares issuable upon exercise of employee stock options which will be outstanding upon completion of this offering, at an exercise price of $0.0059 per share, an additional 405,000 shares underlying options, which we plan to grant under our stock option plan upon completion of this offering to officers and key employees at an exercise price equal to the initial public offering price, 200,000 shares issuable upon the exercise of the warrants, at an exercise price equal to 120% of the offering price of this offering, to be issued to the representatives of the underwriters and 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. All share data reflect the reclassification described below. For more information about the representatives' warrants and the underwriters' overallotment option, please see "Underwriting."

                              RECENT DEVELOPMENTS

ACQUISITION OF LEASES AND CERTAIN ASSETS OF SAM & LIBBY STORES

     In the first quarter of fiscal year 2002, we completed the acquisition of 33 former Sam & Libby store locations in 15 states for $1.8 million in cash. Due to the similarity of the design of the Sam & Libby stores to our stores, we did not need to spend a material amount of money on remodeling these stores. We are operating 17 of these stores as Wild Pair stores and 16 as Bakers stores. For more information, please see "Certain Transactions" and "Risk Factors."

PRIVATE PLACEMENT OF SUBORDINATED CONVERTIBLE DEBENTURES

     We sold $4.9 million of our subordinated convertible debentures due 2007 in a private offering in the first quarter of fiscal year 2002. The purchasers included two third-party investment funds (who collectively invested $3.9 million), one of our director nominees ($500,000) and an affiliate of another of our director nominees ($500,000). These subordinated debentures will automatically convert into 762,119 shares of our common stock upon the completion of this offering. We have agreed to register for sale the common stock underlying the subordinated debentures at the request of the holders at any time during the three year period after this offering, beginning 30 days after the completion of this offering. The holders of these subordinated convertible debentures have agreed not to sell these shares until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002, without the prior written consent of Ryan, Beck & Co., LLC, one of the representatives of the underwriters in this offering. For more information, please see "Certain Transactions."

                                  ASSUMPTIONS

     We have made certain assumptions in providing information throughout this prospectus. Except as otherwise specified, all information in this prospectus:

     - Gives effect to a reclassification of our capital structure under which each outstanding share of our three classes of common stock will automatically convert, upon the completion of this offering, into 1.7 shares of a new class of common stock. This will be our only class of common stock following the offering and is the class of common stock we are offering in this prospectus.

     - Gives effect to the exercise of an outstanding warrant to purchase shares of our common stock held by a lender, who has committed to exercise that warrant upon completion of the offering.

     - Gives effect to the conversion of our subordinated convertible debentures into shares of our common stock.

     In addition, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option, unless otherwise specified. We intend to revoke our S corporation status on the day before the closing of this offering, which will result in our being taxed under Subchapter C of the Internal Revenue Code after this offering. For more information about our reclassification, please see "Certain Transactions." For more information about the revocation of our S corporation status, please see "Revocation and Termination of Prior S Corporation Status."

                         SUMMARY FINANCIAL INFORMATION

     We derived the data presented below for, and as of the end of, each of the fiscal years in the three fiscal year period ended January 5, 2002 from our audited financial statements. The financial statements for the two fiscal years ended January 5, 2002 and December 30, 2000 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the fiscal year ended December 31, 1999 have been audited by Stone Carlie & Company, L.L.C., independent auditors. The data should be read in conjunction with the financial statements, related notes, and other financial information included elsewhere in this prospectus.

                                                                    FISCAL YEAR ENDED
                                                        ------------------------------------------
                                                        DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                          1999(1)        2000(2)          2002
                                                        ------------   ------------   ------------
INCOME STATEMENT DATA:
Net sales.............................................  $87,400,591    $140,709,517   $140,801,519
Cost of merchandise sold, occupancy and buying
  expenses............................................   65,952,116     102,033,075     98,239,329
                                                        -----------    ------------   ------------
Gross profit..........................................   21,448,475      38,676,442     42,562,190
Operating expenses:
  Selling expense.....................................   16,641,841      27,069,090     27,097,515
  General and administrative expense..................    7,899,581       9,805,082     10,150,387
                                                        -----------    ------------   ------------
Operating income (loss)...............................   (3,092,947)      1,802,270      5,314,288
Other income (expense)................................     (855,826)      1,059,045       (354,635)
                                                        -----------    ------------   ------------
Income (loss) before extraordinary item...............   (3,948,773)      2,861,315      4,959,653
Extraordinary item -- loss from extinguishment of
  debt................................................           --      (1,245,000)            --
                                                        -----------    ------------   ------------
Net income (loss)(3)..................................  $(3,948,773)   $  1,616,315   $  4,959,653
                                                        ===========    ============   ============
Net income (loss) per common share
  Basic...............................................  $     (1.85)   $       0.65   $       1.95
                                                        ===========    ============   ============
  Diluted.............................................  $     (1.85)   $       0.41   $       1.28
                                                        ===========    ============   ============
Weighted average number of common shares outstanding:
  Basic...............................................    2,152,820       2,395,276      2,424,516
  Diluted.............................................    2,152,820       3,952,184      3,974,324
Unaudited pro forma information(3):
  Income (loss) before extraordinary item and income
     taxes............................................  $(4,075,505)   $  2,622,635   $  4,870,934
  Provision for (benefit from) income taxes...........   (1,852,475)        746,848      1,605,055
                                                        -----------    ------------   ------------
  Income (loss) before extraordinary item.............   (2,223,030)      1,875,787      3,265,879
  Extraordinary item, net of $473,100 tax benefit.....           --        (771,900)            --
                                                        -----------    ------------   ------------
  Net income (loss)...................................  $(2,223,030)   $  1,103,887   $  3,265,879
                                                        ===========    ============   ============
  Net income (loss) per common share
     Basic............................................  $     (1.04)   $       0.44   $       1.25
                                                        ===========    ============   ============
     Diluted..........................................  $     (1.04)   $       0.28   $       0.84
                                                        ===========    ============   ============

                                                                 AS OF JANUARY 5, 2002
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(4)
                                                              -----------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   495,302
Current assets..............................................   13,595,133
Total assets................................................   22,206,550
Long-term debt (excluding current portion)..................    2,583,982
Total shareholders' equity..................................    1,485,064

                                                                  FISCAL YEAR ENDED
                                                              -------------------------
                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
SUPPLEMENTAL DATA(5):
EBITDA(6)...................................................   $4,023,885    $6,652,543
Average store volume........................................   $  646,718    $  698,467
Comparable stores sales increases...........................           NM(7)        1.8%
Inventory turns.............................................        2.54x         2.73x

---------------

(1) On June 22, 1999, we acquired the assets of 198 Bakers stores for approximately $8.9 million. Consequently, the results of operations for those stores are included in our financial statements since the acquisition date.

(2) Effective December 30, 2000, we changed our fiscal year from the calendar year ending December 31 to a 52/53 week period. The fiscal year ended January 5, 2002 is a 53-week period. For more information regarding our fiscal year, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal Year."

(3) We elected to be taxed as an S corporation for federal and state income tax purposes in January 1984. Accordingly, no provision has been made for Federal or certain state income taxes. On the day immediately before the completion of this offering, we will revoke and terminate our S election and thereafter be taxed as a C corporation. For more information about our S corporation status, please see "Revocation and Termination of Prior S Corporation Status" and "Unaudited Pro Forma Balance Sheet."

(4) The as-adjusted balance sheet data are unaudited and give effect to our sale of 1,800,000 shares of common stock in this offering at an assumed offering
    price of $     per share and the application of the estimated net proceeds to Bakers, after deducting the underwriting discounts and estimated offering costs and expenses, the issuance of $4.9 million of our subordinated convertible debentures in the first quarter of fiscal year 2002 and their automatic conversion to common stock upon completion of the offering and our conversion from a Subchapter S to a Subchapter C corporation for tax purposes. For more information, please see "Use of Proceeds."

(5) These data have not been audited. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

(6) EBITDA consists of earnings before net interest, income taxes, depreciation and amortization. This amount also excludes extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to income from operations as a measure of performance or as an alternative to cash flow as a measure of liquidity. The statements of cash flows used in and provided by operating, investing and financing activities, as calculated under generally accepted accounting principles, are included elsewhere in this prospectus.

(7) Comparable store sales for this period are not meaningful because the acquisition of 198 Bakers stores in June 1999 significantly changed the scope and focus of our business.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could suffer. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON OUR ABILITY TO IDENTIFY AND RESPOND TO CONSUMER FASHION PREFERENCES IN A TIMELY MANNER.

     The footwear industry is subject to rapidly changing consumer fashion preferences. Although all of our stores are sensitive to these changing preferences, our Wild Pair stores are especially sensitive to rapid and dramatic changes in these preferences. Accordingly, we must identify and interpret fashion trends and respond in a timely manner. We continually market new styles of footwear, but demand for and market acceptance of these new styles are uncertain. Our failure to anticipate, identify or react appropriately to changes in consumer fashion preferences may result in lower sales, higher markdowns to reduce excess inventories and lower gross profits. Conversely, if we fail to anticipate consumer demand for our products, we may experience inventory shortages, which would result in lost sales and could negatively impact our customer goodwill, our brand image and our profitability. Moreover, our business relies on continuous changes in fashion preferences. Stagnating consumer preferences could also result in lower sales and would require us to take higher markdowns to reduce excess inventories.

OUR GROWTH STRATEGY INCLUDES THE ADDITION OF A SIGNIFICANT NUMBER OF NEW STORES AND THE INTEGRATION OF OUR 33 STORE SAM & LIBBY ACQUISITION, WHICH COULD IMPACT THE PERFORMANCE OF OUR EXISTING STORES.

     Our growth will largely depend on our ability to open and operate new stores successfully. We recently purchased 33 retail store leases, related leasehold improvements, furniture and fixtures from SLJ Retail LLC in exchange for $1.8 million in cash. We expect to open a total of approximately 50 additional new stores by the end of fiscal year 2003 in new and existing markets. Our proposed expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our business. If we fail to manage our growth effectively, it could have an adverse effect on our business.

OUR GROWTH STRATEGY IS DEPENDENT ON A NUMBER OF FACTORS THAT COULD DELAY OR PREVENT THE SUCCESSFUL OPENING OF NEW STORES AND OUR PENETRATION INTO NEW MARKETS.

     Our ability to open and operate new stores successfully and to manage our growth depends on our ability to:

     - identify suitable markets and store locations;

     - negotiate acceptable lease terms;

     - remodel stores as Bakers or Wild Pair stores;

     - manage inventory to meet the needs of new and existing stores on a timely basis;

     - hire, train and retain store personnel;

     - develop cooperative relationships with our landlords; and

     - successfully integrate new stores into our existing operations.

     If we fail to successfully implement and integrate our growth strategy, it could have an adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO ATTRACT CUSTOMERS TO OUR STORES DEPENDS HEAVILY ON THE CUSTOMER TRAFFIC GENERATED BY THE SHOPPING MALLS IN WHICH WE ARE LOCATED.

     In order to generate customer traffic we generally locate our stores in prominent locations within fashion shopping malls. We cannot control the development of new shopping malls, the addition or loss of anchor and co-tenants, the availability or cost of appropriate locations within existing or new shopping malls or the desirability, safety or success of shopping malls. If we are unable to generate sufficient customer traffic, our business, financial condition and results of operations could be adversely affected. A significant decrease in shopping mall traffic would have a material adverse effect on our results of operation.

OUR SALES AND INVENTORY LEVELS FLUCTUATE ON A SEASONAL BASIS, LEAVING OUR ANNUAL AND QUARTERLY OPERATING RESULTS PARTICULARLY SUSCEPTIBLE TO CHANGES IN BACK-TO-SCHOOL AND HOLIDAY SHOPPING PATTERNS.

     Our sales and net income are disproportionately higher in our second and fourth fiscal quarters. Sales during these periods cannot be used as an accurate indicator of annual results. Our sales and net income during our first quarter are typically lower due, in part, to the traditional retail slowdown immediately following the winter holiday season. Our sales and net income during our third quarter are typically lower because we have two of our five clearance sales in that quarter. Any significant decrease in sales during our second or fourth quarters would have a material adverse effect on our financial condition and results of operations. In addition to our normal seasonal fluctuations, some events, in particular the Easter holiday, shift between fiscal quarters due to the nature of our fiscal year. This shift will influence our quarterly comparable results.

     To prepare for our peak shopping seasons, we must order and keep in stock significantly more merchandise than we would carry during other parts of the year. Any unanticipated decrease in demand for our products during these peak shopping seasons could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross margins and negatively impact our profitability.

FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE SUBSTANTIALLY.

     Our quarterly results of operations have fluctuated in the past and can be expected to continue to fluctuate in the future. Our quarterly results of operations are affected by a variety of factors, including:

     - fashion trends;

     - calendar shifts of holiday or seasonal periods;

     - the effectiveness of our inventory management;

     - weather conditions;

     - changes in general economic conditions and consumer spending patterns;
       and

     - actions of competitors or mall anchor or co-tenants.

     If our future quarterly results fail to meet the expectations of research analysts, then the market price of our common stock could decline substantially. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."

IF OUR ESTIMATES AS TO THE VALUATION OF OUR MERCHANDISE ARE WRONG, WE MAY NEED TO TAKE ADDITIONAL INVENTORY MARKDOWNS, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

     For accounting purposes, we value our merchandise at the lower of cost or market using the first-in, first-out retail inventory method. Permanent markdowns are recorded to reflect expected adjustments to retail prices in accordance with the retail inventory method. In determining permanent markdowns, we utilize performance metrics to evaluate the quality and freshness of inventory, including the number of weeks of supply on hand, sell-through percentages, and aging categories of inventory by selling season, to make our best estimate of the appropriate inventory markdowns. The ultimate amount realized from the sale of products could differ materially from our estimates, which would negatively impact our profitability.

OUR MARKET SHARE MAY BE ADVERSELY IMPACTED AT ANY TIME BY A SIGNIFICANT NUMBER OF COMPETITORS.

     We operate in a highly competitive environment characterized by low barriers to entry. We compete against a diverse group of competitors, including national branded wholesalers, national specialty retailers, regional chains, national branded off-price retailers, traditional department stores, discounters and apparel retailers. Many of our competitors may be larger and have substantially greater resources than we do. Our market share and results of operations are adversely impacted by this significant number of competitors. For more information about our competition, please see "Business -- Competition."

THE DEPARTURE OF MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

     The success of our business depends upon our senior management closely supervising all aspects of our business, in particular the operation of our stores and the design, procurement and allocation of our merchandise. If we were to lose the services of Peter Edison, our Chairman and Chief Executive Officer, or Michele Bergerac, our President, or other members of our senior management, our business could be adversely affected. For more information, please see "Management."

OUR FAILURE TO MAINTAIN GOOD RELATIONSHIPS WITH OUR MANUFACTURERS COULD HARM OUR ABILITY TO PROCURE QUALITY INVENTORY IN A TIMELY MANNER.

     Our ability to obtain attractive pricing, quick response, ordering flexibility and other terms from our manufacturers depends on their perception of us and our buying agents. We do not own any production facilities or have any long term contracts with any manufacturers, and we typically order our inventory through purchase orders. Our failure or the failure of our buying agents to maintain good relationships with these manufacturers could increase our exposure to changing fashion cycles, which may lead to increased inventory markdown rates. It is possible that we could be unable to acquire sufficient quantities or an appropriate mix of merchandise or raw materials at acceptable prices. Furthermore, we have received in the past, and may receive in the future, shipments of products from manufacturers that fail to conform to our quality control standards. In this event, unless we are able to obtain replacement products in a timely manner, we may lose sales.

WE RELY ON A SMALL NUMBER OF BUYING AGENTS FOR OUR MERCHANDISE PURCHASES.

     For fiscal year 2001, our top five buying agents accounted for approximately 35% of our merchandise purchases, with one buying agent accounting for approximately 19% of our merchandise purchases. Our buying agents assist in developing our private label merchandise, arrange for the purchase of necessary materials and contract with manufacturers. We execute nonexclusive agreements with some of our buying agents. These agreements prohibit our buying agents from sharing commissions with manufacturers, owning stock or holding any ownership interest in, or being owned in any way by, any of our manufacturers or suppliers. The agreements do not prohibit our buying agents from acting as agents for other purchasers, which could negatively impact our sales. If they were to disclose our plans or designs to our competitors, our sales may be materially adversely impacted. The loss of any of these key buying agents or a breach by them of our buying agent agreements could adversely affect our business.

WE WHOLLY RELY ON OUR BUYING AGENTS TO SELECT MANUFACTURERS WITH LEGAL AND ETHICAL LABOR PRACTICES.

     If an independent manufacturer violates labor or other laws, or is accused of violating any of these laws, or if its labor practices diverge from those generally accepted as ethical, our association with the manufacturer could harm our business and image. The manufacturers may act in a manner that results in negative public perceptions of us or employee allegations or court determinations that we are jointly liable for their practices.

OUR MERCHANDISE IS MANUFACTURED BY FOREIGN MANUFACTURERS, THEREFORE THE AVAILABILITY AND COSTS OF OUR PRODUCTS MAY BE NEGATIVELY AFFECTED BY RISKS ASSOCIATED WITH INTERNATIONAL TRADE.

     Virtually all of our merchandise is produced in China, Brazil, Italy, Spain and other foreign countries. Therefore, we are subject to the risks associated with international trade which include:

     - adverse fluctuations in currency exchange rates;

     - changes in import duties or quotas;

     - the imposition of taxes or other charges on imports;

     - expropriation or nationalization;

     - compliance with and changes in import restrictions and regulations;

     - exposure to different legal standards and the burden of complying with a variety of foreign laws and changing foreign government policies;

     - international hostilities, war or terrorism;

     - changes in foreign government regulation, political unrest, work stoppages, shipment disruption or delays; and

     - changes in economic conditions in countries in which our manufacturers and suppliers are located.

     In addition, our imported products are subject to United States customs duties, which make up a material portion of the cost of the merchandise. If customs duties are substantially increased, it would harm our business and results of operations. The United States and the countries in which our products are produced may impose new quotas, duties, tariffs, or other restrictions, or adversely adjust prevailing quota, duty, or tariff levels, any of which could have a harmful effect on our business and results of operations.

     Furthermore, when declaring the duties owed on and the classifications of our imported products, we make various good faith assumptions. We regularly employ a third party to audit our customs declarations, and we will notify the appropriate authorities if any erroneous declarations are revealed. However, the customs authorities retain the right to audit our declarations, which could result in additional tariffs, duties and/or penalties if the authorities believe that they have discovered any errors.

WE RELY TO A SIGNIFICANT DEGREE ON MANUFACTURERS IN CHINA.

     Manufacturing facilities in China produce a significant portion of our products. For fiscal year 2001, approximately 65% of our footwear was manufactured in China and approximately 99% of our accessories were manufactured in China. If there are changes in the Chinese government or economy, or the current tariff or duty structures or if the United States adopts trade polices or sanctions adverse to China, it could harm our sales and profitability.

OUR ABILITY TO EXPAND INTO SOME TERRITORIAL AND FOREIGN JURISDICTIONS UNDER THE TRADEMARKS "BAKERS" AND "WILD PAIR" IS RESTRICTED.

     When we acquired selected assets of the Bakers and Wild Pair chains from Edison Brothers Stores, Inc. in a bankruptcy auction in June 1999, we were assigned title to and the right to use the trademarks "Bakers," "The Wild Pair," "Wild Pair" and other trademarks to the extent owned by Edison Brothers at that time. Our rights to use the trademarks are geographically limited by the assignment and are subject to a Concurrent Use Agreement which recognizes the division of the trademarks between us and a Puerto Rican company. At approximately the same time as we acquired our rights and title, Edison Brothers assigned the Puerto Rican company title to and right to use the trademarks in the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Central and South America, Cuba, the Dominican Republic, the Bahamas, the Lesser Antilles and Jamaica. Edison Brothers assigned to us its title to, and its right to use, the trademarks in the United States and throughout the world, except for the territories and jurisdictions in which the Puerto Rican company was assigned the rights. Consequently, we do not have the right to use the trademarks "Bakers" and "Wild Pair" in those territories and foreign jurisdictions in which the Puerto Rican company owns the trademark rights, which may limit our growth.

OUR FAILURE TO RENEW, REGISTER OR OTHERWISE PROTECT OUR TRADEMARKS COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF OUR BRAND NAMES.

     Simultaneously with the Puerto Rican company, we have filed separate concurrent use applications for the "Bakers" and "Wild Pair" trademarks, and we have requested that existing applications for the trademark "Bakers" also be divided territorially. While we are in agreement with the Puerto Rican company that confusion is not likely to result from concurrent use of the trademarks in our respective territories, we cannot guarantee that the United States Patent and Trademark Office will agree with our position. If we are not able to register or renew our trademark registrations, our ability to capitalize on the value of our brand names may be impaired.

     We also recently filed an action in the United States District Court for the Central District of California seeking injunctive relief against a three-store chain operating under a similar name to our Wild Pair trademark. Notwithstanding this legal action and the other steps we take to protect our trademarks and other intellectual property, we cannot give assurances that others will not infringe on our intellectual property rights, nor can we give assurances that others will not resist or seek to block the use of our brand names or the sale of our products as infringing on their trademark and proprietary rights. Further, our rights in the trademarks could be subject to security interests granted by the Puerto Rican company. Our failure to protect our trademarks and other intellectual property rights could negatively impact the value of our brand names.

WE RELY ON THIRD PARTIES TO MANAGE THE WAREHOUSING AND DISTRIBUTION ASPECTS OF OUR BUSINESS. IF THESE THIRD PARTIES DO NOT ADEQUATELY PERFORM THESE FUNCTIONS, OUR BUSINESS WOULD BE DISRUPTED.

     The efficient operation of our stores is dependent on our ability to distribute merchandise to locations throughout the United States in a timely manner. We depend on third parties to receive and distribute substantially all of our merchandise. A third party in Los Angeles, California accepts delivery of our merchandise from Asia, and another third party near Philadelphia, Pennsylvania accepts delivery of our merchandise from elsewhere. Merchandise not shipped to our stores is shipped to our replenishment warehouse in Sikeston, Missouri, where a third party provides warehousing services. Any disruption in the operation of our distribution and warehousing arrangements would have a material adverse effect on our business, financial condition and results of operations. The failure by any of these third parties to respond adequately to our warehousing and distribution needs would disrupt our operations and negatively impact our profitability.

WE FACE THE RISK OF LOSS FROM INVENTORY SHRINKAGE.

     The retail industry is subject to theft by customers and employees, and damage to goods in the course of manufacturing or shipping. We cannot assure you that we will not suffer from significant inventory shrinkage in the future, which could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH LEASING OUR STORES, ESPECIALLY THOSE STORES WHERE WE ACQUIRED THE LEASE THROUGH BANKRUPTCY AUCTIONS.

     We lease all of our store locations. We acquired most of these leases from Edison Brothers, as debtor-in-possession, or from other bankrupt entities through auctions in which a bankruptcy court ordered the assignment of the debtor's interest in the leases to us. As a result, we have not separately negotiated a majority of our leases, which are generally drafted in favor of the landlord.

     A number of our leases include termination and default provisions which apply if we do not meet certain sales levels or in other circumstances. In addition, some of these leases contain various restrictions relating to dilutions in ownership of our company. Some of these provisions are difficult to interpret but may be construed to be triggered by this offering or other prior ownership changes. In addition, our leases subject us to risks relating to compliance with changing mall rules and the exercise of discretion by our landlords on various matters. Approximately 20 of our leases are set to expire by December 31, 2002, and approximately an additional 40 are set to expire by June 30, 2003. If one or more of our landlords decides to terminate our leases, or to not allow us to renew, our business could be materially and adversely affected.

OUR CREDIT FACILITY RESTRICTS OUR ACTIVITIES.

     We have a $25 million secured revolving credit facility with Fleet Retail Finance, Inc. Our credit facility includes financial and other covenants relating to, among other things, our level of capital expenditures, compliance with our business plan, changing the number and identity of our directors or executive officers, maintaining a minimum net worth, prohibiting new debt, restricting dividends and the repurchase of our stock. In the event that we were to violate these covenants, or to violate the provisions of any of our leases or other lending agreements, the lender would have the right to accelerate repayment of all amounts outstanding under the credit agreement, or to commence foreclosure proceedings on our assets. Either of these events would have a material adverse effect on our business, results of operations, and financial condition. For more information about our credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The amount outstanding under our credit facility was $6.3 million at April 6, 2002.

     The credit facility's maturity date is December 31, 2002. In connection with this offering, we intend to negotiate an extension of that maturity date as well as to renegotiate a number of the covenants. We cannot assure you that we will be able to successfully renegotiate our credit facility.

A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD LEAD TO REDUCED CONSUMER DEMAND FOR OUR FOOTWEAR AND ACCESSORIES.

     Consumer spending habits are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, consumer confidence and consumer perception of economic conditions. A general slowdown in the United States economy or an uncertain economic outlook would adversely affect consumer spending habits, which would likely cause us to delay or slow our expansion plans and result in lower net sales than expected on a quarterly or annual basis.

                        RISKS RELATING TO THIS OFFERING

THERE HAS NOT PREVIOUSLY BEEN ANY PUBLIC MARKET FOR OUR COMMON STOCK.

     Prior to this offering, there has been no public market for our common stock. The public offering price of the common stock has been determined by negotiations among us, the selling shareholders and the underwriters. We cannot assure you that an active trading market will develop for our common stock or that our common stock will trade in the public market at or above the public offering price. For more information, please see "Underwriting."

THE MARKET PRICE OF OUR COMMON STOCK MAY BE MATERIALLY ADVERSELY AFFECTED BY MARKET VOLATILITY.

     The market price of our common stock is expected to be highly volatile, both because of actual and perceived changes in our financial results and prospects and because of general volatility in the stock market. The factors that could cause fluctuations in our stock price may include, among other factors discussed in this section, the following:

     - actual or anticipated variations in comparable store sales or operating results;

     - changes in financial estimates by research analysts;

     - actual or anticipated changes in the United States economy or the retailing environment;

     - changes in the market valuations of other footwear or retail companies;
       and

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

WE ARE CONTROLLED BY A SMALL GROUP OF EXISTING SHAREHOLDERS WHOSE INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

     Peter Edison and members of his family and our current management will be our largest shareholders. Accordingly, they will continue to have significant influence in determining the outcome of all matters submitted to shareholders for approval, including the election of directors and significant corporate transactions. The interests of these shareholders may differ from the interests of other shareholders, and their concentration of ownership may have the effect of delaying or preventing a change in control that may be favored by other shareholders. As long as these people own a majority of our common stock, they will have the power to elect our entire board of directors. For more information, please see "Principal and Selling Shareholders."

THE PUBLIC SALE OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     The market price of our common stock could decline as a result of market sales by our existing shareholders after this offering or the perception that these sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     Upon completion of this offering, we will have a total of 6,648,882 fully diluted shares of common stock outstanding, including shares underlying currently outstanding options, warrants and our subordinated convertible debentures, but excluding approximately 405,000 shares of common stock underlying options which we expect to grant to officers and key employees upon the completion of this offering. Of these 6,648,882 shares, 4,648,882 shares were not sold in this offering and are "restricted securities," which means the holder acquired these securities from us or an affiliate in a transaction that did not involve a public offering. These shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. At this time, following the lapse of contractual restrictions imposed by the underwriters, 3,556,022 of these shares, whether or not held by our affiliates, will be eligible to be sold, subject to certain volume and other limitations under Rule 144 under the Securities Act of 1933. Shares sold in the offering to our affiliates will also be subject to Rule 144. Moreover, although the holders of our subordinated convertible debentures have agreed not to sell any beneficial interest in any of our securities owned by them until the earlier of 180 days after the effective date of this prospectus or December 31, 2002, we have agreed to register for sale the common stock underlying our subordinated convertible debentures at the request of the holders at any time during the three year period after this offering, beginning 30 days after the completion of this offering. We have also granted registration rights to the representatives of the underwriters covering the 200,000 shares of common stock underlying the representatives' warrants. We have registered these shares under the registration statement of which this prospectus is a part. Once these warrants are exercised and the shares underlying the warrants remain registered, they will be freely tradeable. For more information, please see "Certain Transactions," "Underwriting" and "Shares Eligible for Future Sale."

PURCHASERS OF OUR COMMON STOCK IN THIS OFFERING WILL BE SUBJECT TO IMMEDIATE SUBSTANTIAL DILUTION AND MAY BE SUBJECT TO ADDITIONAL DILUTION IN THE FUTURE.

     The public offering price is substantially higher than the net tangible book value per share of the outstanding common stock. As a result, purchasers of our common stock in this offering will incur immediate, substantial dilution in
the amount of $          per share based on an assumed initial public offering
price of $          per share. We have granted in the past a substantial number of options and warrants to purchase our common stock, and we expect to continue to grant additional options in the future. These grants of options or other issuances could also result in dilution to shareholders. In addition, if we issue preferred stock, the rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock. For more information, please see "Dilution" and "Description of Capital Stock."

OUR CHARTER DOCUMENTS AND MISSOURI LAW MAY INHIBIT A TAKEOVER, WHICH MAY CAUSE A DECLINE IN THE VALUE OF OUR STOCK.

     Provisions of our amended and restated articles of incorporation, our bylaws or Missouri law could make it more difficult for a third party to acquire us, even if closing the transaction would be beneficial to our shareholders. Peter Edison's substantial beneficial ownership position, together with the authorization of preferred stock, and the lack of cumulative voting in our articles may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price or our common stock.

MANAGEMENT WILL HAVE SIGNIFICANT DISCRETION OVER THE USE OF PROCEEDS SINCE A LARGE PORTION OF THE PROCEEDS IS ALLOCATED TO WORKING CAPITAL. MANAGEMENT MAY USE THE PROCEEDS IN A MANNER WHICH IS DIFFERENT FROM THEIR CURRENT INTENT.

     While we intend to use the net proceeds of the offering as described in the "Use of Proceeds" section of this prospectus, we will have broad discretion to adjust the application and allocation of the net proceeds in order to address changed circumstances and opportunities. The success of our operations that are influenced by working capital allocations will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds. For more information, please see "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. Factors that might cause these differences include, but are not limited to, those discussed under the heading "Risk Factors," as well as factors discussed in other places in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus.

                              CERTAIN TRANSACTIONS

ACQUISITION OF LEASES AND CERTAIN ASSETS OF SAM & LIBBY STORES

     In the first quarter of fiscal year 2002, we completed the acquisition of 33 store locations in 15 states for $1.8 million in cash from SLJ Retail LLC, as debtor-in-possession, under an auction authorized by a bankruptcy court. We acquired all of SLJ Retail LLC's right, title and interest to the lease agreements under which it operated 33 Sam & Libby retail stores which sold women's footwear and accessories in 15 states. Under the agreement we also acquired the non-inventory personal property, leasehold improvements, furniture, fixtures and equipment related to the stores. We began operating these stores in April 2002. Due to the similarity of the design of the Sam & Libby stores to our stores, we did not need to spend a material amount of money on remodeling these stores. We are operating 17 of these stores as Wild Pair stores and 16 as Bakers stores.

PRIVATE PLACEMENT OF SUBORDINATED CONVERTIBLE DEBENTURES

     We sold $4.9 million of our subordinated convertible debentures due 2007 in a private offering during the first quarter of fiscal year 2002. The purchasers included two third-party investment funds (who collectively invested $3.9 million), one of our director nominees ($500,000) and an affiliate of another of our director nominees ($500,000). These subordinated debentures will automatically convert into 762,119 shares of our common stock upon the completion of this offering. If not earlier automatically converted upon the completion of this offering, the subordinated debentures will bear interest at rates increasing from 7% to 11% per annum, commencing on January 1, 2003. Interest payments are payable quarterly in arrears commencing March 31, 2003. The subordinated debentures mature, if not earlier converted, on April 4, 2007. The net proceeds from the sale of the debentures were used to finance the Sam & Libby acquisition, to repay a portion of the amounts borrowed under our credit facility and to provide capital for future store openings. Under circumstances set forth in the subordinated debentures, if not earlier converted, the holders may be entitled to the greater of the principal amount, plus any accrued but unpaid interest, or the value of the common stock underlying the subordinated debentures. We have agreed to register for sale the common stock underlying the subordinated debentures at the request of the holders at any time during the three year period after this offering, beginning 30 days after the completion of this offering. The holders of these subordinated convertible debentures have agreed not to sell these shares until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002 without the prior written consent of Ryan, Beck. For more information, please see "Dilution," "Capitalization," and "Shares Eligible for Future Sale."

RECLASSIFICATION AND CONVERSION OF OUR CAPITAL STOCK

     Prior to the completion of this offering, we have three classes of stock authorized, Class A common stock, Class B common stock and Class C common stock, held by 28 shareholders. Only shares of Class A (voting) and Class B (non-voting) were outstanding immediately prior to this offering. Our articles of incorporation will be amended prior to the completion of this offering to provide for the automatic conversion and reclassification of our capital structure under which each outstanding share of our three classes of common stock will automatically convert, upon the completion of this offering, into 1.7 shares of a new class of common stock. This will be our only class of common stock following the offering and is the class of common stock we are offering in this prospectus. The amendment will also create a new class of preferred stock, of which no shares are outstanding. For more information about our capital stock, please see "Description of Capital Stock."

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common
stock we are offering will be approximately $          million based on an
assumed offering price of $          . If the underwriters fully exercise the
over-allotment option, the net proceeds of the shares we sell will be
$          million. "Net proceeds" are what we expect to receive after paying the underwriting discount and other expenses of the offering. We will not receive any proceeds from the sale of shares by the selling shareholders.

     We intend to use the net proceeds from this offering for repayment of
$          million in capital lease obligations and $          million of
amounts owing under our revolving credit facility, for general corporate purposes and working capital requirements, including expenses related to the opening of new stores, and for the remodeling of existing stores or the purchase of store locations. We have no current agreements or commitments and are not currently engaged in any material negotiations with respect to any specific acquisitions. As of April 6, 2002, indebtedness under our revolving credit facility had an interest rate of 6.0% and a maturity of December 31, 2002. Also as of April 6, 2002, indebtedness under our capital lease obligations had a weighted average interest rate of 15.2% and a weighted average maturity of 42.6 months. We will retain broad discretion over the use of the net proceeds from this offering.

     We believe that the net proceeds of this offering, together with our credit facility and cash flows from operations, will be sufficient to meet our capital requirements for at least the next 12 months. Before using all of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

            REVOCATION AND TERMINATION OF PRIOR S CORPORATION STATUS

     In January 1984, we elected to operate under Subchapter S of the Internal Revenue Code and comparable provisions of some state income tax laws. An S corporation generally is not subject to income tax at the corporate level, with some exceptions under state income tax laws. Instead, an S corporation's income generally passes through to its shareholders and is taxed on their personal income tax returns. As a result, our earnings have been included in the taxable income of our shareholders for Federal and state income tax purposes, and we have not been subject to income taxes in some states.

     By reason of our treatment as an S corporation for Federal and state income tax purposes, we generally have distributed to our shareholders funds for the payment of income taxes on our earnings. During the last two fiscal years and in the first quarter of this fiscal year, we have declared quarterly distributions consisting of amounts attributable to payment of those taxes as follows:

                                                               DISTRIBUTION
                                                               ------------
FISCAL 2000:
First Quarter...............................................    $        0
Second Quarter..............................................     1,129,296
Third Quarter...............................................       196,939
Fourth Quarter..............................................        10,890
FISCAL 2001:
First Quarter...............................................    $1,310,866
Second Quarter..............................................       409,643
Third Quarter...............................................       445,019
Fourth Quarter..............................................         1,663
FISCAL 2002:
First Quarter...............................................    $  414,191

     On the day before the completion of this offering, we will revoke our S election, terminating our S corporation status. Following our revocation, we will be treated for Federal and state income tax purposes as a corporation under Subchapter C of the Internal Revenue Code. As a result, we will become subject to state and Federal income taxes for the foreseeable future. Our shareholders will elect to use the closing-of-the-books method instead of the proration of S corporation items method in the S termination year.

     We intend to agree to indemnify the shareholders who hold our shares at the time of this offering for the following tax liabilities, for which they may become liable following the completion of this offering:

     - any tax liabilities that they may incur for our income for the short S termination year in excess of the amounts distributed to them prior to the revocation of the S corporation status. Shortly before we revoke our S corporation status, we will estimate our 2002 income to the date of revocation, and distribute to our shareholders an amount equal to their estimated income tax liability for such estimated income; and

     - any increase in tax liabilities they may incur for our income for previous tax years, resulting from any increase in our income for those years in which they are required to recognize that income as a result of any determination by the Internal Revenue Service that we under-reported our income in those prior years for any reason.

     In either case, we will increase, or gross up, our indemnification payments to the extent necessary to take into account the increase in current tax liability incurred by these shareholders on account of the indemnification payments.

                                DIVIDEND POLICY

     We currently intend to retain our earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future payments of dividends will be at the discretion of our board of directors and will depend upon factors as our board of directors deems relevant. Our revolving credit facility currently restricts our ability to declare dividends. We can give no assurance that we will pay or not pay dividends in the foreseeable future.

                                    DILUTION

     The difference between (a) the offering price per share of common stock and
(b) the net tangible book value per share after the offering constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

     As of January 5, 2002, our net tangible book value was $4,259,963, or $1.76
per share. Assuming we receive estimated net proceeds of $          , and that
the offering was completed on January 5, 2002, our net tangible book value as of
January 5, 2002, would have been $          or $          per common share. This
amount represents:

     - immediate dilution of approximately $          per share of common stock
       to new investors; and,

     - an immediate increase of approximately $          per share of common
       stock for current shareholders.

     The following table illustrates the per share dilution to new investors:

Offering price of common stock..............................          $
  Net tangible book value before offering...................  $1.76
  Increase attributable to new investors....................
  Net tangible book value after offering....................
Total dilution to new investors.............................

     The following table sets forth the relative cost and ownership percentage of the common stock offered by this prospectus as compared to the common stock outstanding immediately prior to the offering:

                                         SHARES                 TOTAL
                                      PURCHASED(1)          CONSIDERATION
                                   -------------------   --------------------   AVERAGE PRICE
                                    NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                   ---------   -------   ----------   -------   -------------
Current shareholders.............  4,033,619    66.9%    $7,660,288        %        $1.90
New investors....................  2,000,000    33.1%                      %
                                   ---------    ----     ----------    ----         -----
     Total.......................  6,033,619     100%                      %
                                   =========    ====     ==========    ====         =====

---------------

(1) The calculation of net tangible book value and other computations above assume no exercise of options or the exercise of the representatives' warrants. As of January 5, 2002, 415,263 shares of common stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $ 0.0059 per share. To the extent outstanding options are
    exercised, there will be further dilution to new investors of $     per
    share. For more information, please see "Management -- Incentive Plans" and "Shares Eligible for Future Sale."

                                 CAPITALIZATION

     The following table sets forth as of January 5, 2002, the as-adjusted capitalization of Bakers to (i) reflect the issuance of $4.9 million subordinated convertible debentures in the first quarter of fiscal year 2002 and their assumed conversion to common stock, and (ii) give effect to the application of the estimated net proceeds from this offering to repay a portion of the revolving note payable and the capital lease obligations, at an assumed
public offering price of $     per share of common stock, net of underwriting
discounts and commissions and estimated offering expenses. The table should be read in conjunction with our financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                   AS OF
                                                              JANUARY 5, 2002
                                                              AS ADJUSTED(1)
                                                              ---------------
Cash and cash equivalents...................................       $
                                                                   ====
Current maturities of long-term subordinated debt...........
Long-term subordinated debt, less current maturities........
Shareholders' equity:
  Preferred stock, $0.0001 par value, 5,000,000 shares
     authorized; none issued and outstanding................         --
  Common stock, $0.0001 par value, 40,000,000 shares
     authorized; 6,033,619 shares issued and
     outstanding(2).........................................        603
  Additional paid-in capital................................
  Retained earnings.........................................
                                                                   ----
  Total shareholders' equity................................
                                                                   ====
          Total capitalization..............................
                                                                   ====

---------------

(1) Excludes 300,000 shares issuable upon the exercise of the underwriters' over-allotment option. For more information, please see "Underwriting."

(2) Includes the following shares of common stock outstanding at January 5, 2002, as converted on a 1.7 for 1.0 basis: 2,878,512 shares of Class A common stock and 462,247 shares of Class B common stock. Includes the assumed exercise of a warrant outstanding at January 5, 2002 to purchase 130,741 shares of Class A common stock, as converted on a 1.7 for 1.0 basis. Includes the assumed conversion of subordinated convertible debentures issued in the first quarter of fiscal year 2002 into 762,119 shares, as converted on a 1.7 for 1.0 basis. Includes assumed issuance of 1,800,000 shares of common stock to be issued in this offering.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following tables summarize certain selected historical financial information for each of the fiscal years in the five year period ended January 5, 2002 and provide certain supplemental data. The income statement data for the fiscal years ended December 31, 1998, December 31, 1999, December 30, 2000 and January 5, 2002 and the selected balance sheet data as of those dates have been derived from the audited financial statements of Bakers. The income statement data for the fiscal year ended December 31, 1997 and the selected balance sheet data as of that date have been derived from unaudited financial statements of Bakers. The audited financial statements of Bakers for the three fiscal years ended January 5, 2002 are included elsewhere in this prospectus. The financial statements for the two fiscal years ended January 5, 2002 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the two fiscal years ended December 31, 1999 have been audited by Stone Carlie & Company, L.L.C., independent auditors. The information contained in these tables should be read in conjunction with Bakers' financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                          FISCAL YEAR ENDED
                                               ------------------------------------------------------------------------
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                 1997(1)          1998         1999(2)        2000(3)          2002
                                               ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA:
Net sales....................................  $18,307,081    $18,039,609    $87,400,591    $140,709,517   $140,801,519
Cost of merchandise sold, occupancy and
  buying expenses............................   12,607,175     12,368,169     65,952,116     102,033,075     98,239,329
                                               -----------    -----------    -----------    ------------   ------------
Gross profit.................................    5,699,906      5,671,440     21,448,475      38,676,442     42,562,190
Operating expenses:
  Selling expense............................    4,065,118      4,016,364     16,641,841      27,069,090     27,097,515
  General and administrative expense.........    2,095,871      1,926,602      7,899,581       9,805,082     10,150,387
                                               -----------    -----------    -----------    ------------   ------------
Operating income (loss)......................     (461,083)      (271,526)    (3,092,947)      1,802,270      5,314,288
Other income (expense):
  Amortization of excess of acquired net
    assets over cost.........................           --             --        556,287       1,112,574      1,112,574
  Interest expense...........................      (44,283)      (237,055)    (1,284,162)     (1,225,467)    (1,086,729)
  State income tax expense...................           --             --        (75,461)       (165,706)      (315,667)
  Other income (expense), net................       16,676         15,671        (52,490)      1,337,644        (64,813)
                                               -----------    -----------    -----------    ------------   ------------
Income (loss) before extraordinary item......     (488,690)      (492,910)    (3,948,773)      2,861,315      4,959,653
Extraordinary item -- loss from
  extinguishment of debt.....................           --             --             --      (1,245,000)            --
                                               -----------    -----------    -----------    ------------   ------------
Net income (loss)(4).........................  $  (488,690)   $  (492,910)   $(3,948,773)   $  1,616,315   $  4,959,653
                                               ===========    ===========    ===========    ============   ============
Net income (loss) per common share
  Basic......................................  $     (0.26)   $     (0.27)   $     (1.85)   $       0.65   $       1.95
                                               ===========    ===========    ===========    ============   ============
  Diluted....................................  $     (0.26)   $     (0.27)   $     (1.85)   $       0.41   $       1.28
                                               ===========    ===========    ===========    ============   ============
Weighted average number of common shares
  outstanding:
  Basic......................................  1,849,002(5)     1,849,002      2,152,820       2,395,276      2,424,516
  Diluted....................................  1,849,002(5)     1,849,002      2,152,820       3,952,184      3,974,324

                                                                          FISCAL YEAR ENDED
                                               ------------------------------------------------------------------------
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                 1997(1)          1998         1999(2)        2000(3)          2002
                                               ------------   ------------   ------------   ------------   ------------
Unaudited pro forma information(4):
  Income (loss) before extraordinary item and
    income taxes.............................  $  (488,690)   $  (492,910)   $(4,075,505)   $  2,622,635   $  4,870,934
  Provision for (benefit from) income
    taxes....................................           --             --     (1,852,475)        746,848      1,605,055
                                               -----------    -----------    -----------    ------------   ------------
  Income (loss) before extraordinary item....     (488,690)      (492,910)    (2,223,030)      1,875,787      3,265,879
  Extraordinary item, net of $473,100 tax
    benefit..................................           --             --             --        (771,900)            --
                                               -----------    -----------    -----------    ------------   ------------
  Net income (loss)..........................  $  (488,690)   $  (492,910)   $(2,223,030)   $  1,103,887   $  3,265,879
                                               ===========    ===========    ===========    ============   ============
  Net income (loss) per common share
      Basic..................................  $     (0.26)   $     (0.27)   $     (1.04)   $       0.44   $       1.25
                                               ===========    ===========    ===========    ============   ============
      Diluted................................  $     (0.26)   $     (0.27)   $     (1.04)   $       0.28   $       0.84
                                               ===========    ===========    ===========    ============   ============

                                                                          AS OF
                                         -----------------------------------------------------------------------
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                             1997           1998           1999           2000          2002
                                         ------------   ------------   ------------   ------------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents..............   $  353,265     $  302,506    $ 2,945,331    $ 1,228,746    $   495,302
Current assets.........................    4,334,870      4,455,967     16,948,498     14,979,243     13,595,133
Total assets...........................    4,743,505      4,756,589     19,438,431     18,986,866     22,206,550
Long-term debt (excluding current
  portion).............................      986,189        954,740      1,713,967      1,622,108      2,583,982
Total shareholders' equity (deficit)...    1,235,099        742,190     (1,790,372)    (1,205,159)     1,485,064

                                                                  FISCAL YEAR ENDED
                                                              -------------------------
                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
SUPPLEMENTAL DATA(6):
EBITDA(7)...................................................   $4,023,885    $6,652,543
Net cash provided by operating activities...................   $1,056,267    $6,445,454
Average store volume........................................   $  646,718    $  698,467
Comparable stores sales increases...........................           NM(8)        1.8%
Inventory turns.............................................         2.54x         2.73x

---------------

(1) Peter Edison and some members of his family acquired an 80% interest in our company effective after the close of business on October 31, 1997. The selected historical financial information for the year ended December 31, 1997 includes results of operations for the periods prior to and after the acquisition.

(2) On June 22, 1999, we acquired the assets of 198 Bakers stores for approximately $8.9 million. Consequently, the results of operations for those stores are included in our financial statements since the acquisition date.

(3) Effective December 30, 2000, we changed our fiscal year from the calendar year ending December 31 to a 52/53 week period. The fiscal year ended January 5, 2002 is a 53-week period. For more information regarding our fiscal year, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal Year."

(4) We elected to be taxed as an S corporation for Federal and state income tax purposes in January 1984. Accordingly, no provision has been made for Federal or certain state income taxes. Pro forma net income has been computed as if we had been fully subject to Federal, state and city taxes. On the day immediately before the completion of this offering, we will revoke and terminate our S election, and thereafter be taxed as a C corporation. For more information about our S corporation status, please see "Revocation and Termination of Prior S Corporation Status" and "Unaudited Pro Forma Balance Sheet."

(5) Weighted average number of common shares outstanding for the fiscal year ended December 31, 1997, is based on the capital structure effective upon the acquisition of a controlling interest in our company by Peter Edison.

(6) These data have not been audited. For more information, please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business."

(7) EBITDA consists of earnings before net interest, income taxes, depreciation and amortization. This amount also excludes extraordinary items. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to income from operations as a measure of performance or as an alternative to cash flow as a measure of liquidity. The statements of cash flows used in and provided by operating, investing and financing activities, as calculated under generally accepted accounting principles, are included elsewhere in this prospectus.

(8) Comparable store sales for this period are not meaningful because the acquisition of 198 Bakers stores in June 1999 significantly changed the scope and focus of our business.

                       UNAUDITED PRO FORMA BALANCE SHEET

     The following unaudited pro forma balance sheet of Bakers was prepared to illustrate the effect of the offering and related pro forma effects of the change in our tax status from an S corporation under the Internal Revenue Code to a C corporation, the reclassification and the conversion of our subordinated convertible debentures and the exercise of a warrant held by one of our lenders, as if they had occurred as of January 5, 2002.

     The pro forma adjustments are based on available information and upon certain assumptions that our management believes are reasonable. The pro forma balance sheet and accompanying notes should be read in conjunction with the historical financial statements of Bakers and the related notes thereto, included elsewhere in this prospectus.

     This pro forma balance sheet is provided for informational purposes only and does not purport to represent what our financial position would have actually been if the offering had in fact occurred at such dates or to project our financial position for any future date or period.

     The offering proceeds and the estimated transaction fees and expenses are preliminary; final amounts may differ from those set forth herein and such differences may be material.

                                                                 AS ADJUSTED FOR THE         AS ADJUSTED FOR THE INITIAL
                                                               SUBORDINATED CONVERTIBLE    PUBLIC OFFERING AND APPLICATION
                                                JANUARY 5,        DEBENTURE OFFERING                 OF PROCEEDS
                                                   2002       --------------------------   -------------------------------
                                                HISTORICAL    ADJUSTMENTS     PRO FORMA     ADJUSTMENTS        PRO FORMA
                                                -----------   -----------    -----------   -------------     -------------
CURRENT ASSETS
  Cash and cash equivalents...................  $   495,302   $4,305,000(1)  $ 4,800,302               (2)
                                                                                                     77(3)
                                                                                             (4,640,638)(5)
  Accounts receivable and other receivables...    1,227,431                    1,227,431                        1,227,431
  Inventories.................................   11,290,246                   11,290,246                       11,290,246
  Deferred tax assets.........................           --                           --        589,797(4)        589,797
  Other current assets........................      582,154                      582,154                          582,154
                                                -----------   ----------     -----------    -----------       -----------
    Total current assets......................   13,595,133    4,305,000      17,900,133
                                                -----------   ----------     -----------    -----------       -----------
Property and equipment, net...................    7,672,500                    7,672,500                        7,672,500
Noncurrent deferred tax assets................           --                           --        383,575(4)        383,575
Other assets..................................      938,917      595,000(1)    1,533,917       (401,923)(2)       536,994
                                                                                      --       (595,000)(3)
                                                -----------   ----------     -----------    -----------       -----------
    Total assets..............................  $22,206,550   $4,900,000     $27,106,550
                                                ===========   ==========     ===========    ===========       ===========
CURRENT LIABILITIES
  Accounts payable and accrued expenses.......  $ 9,453,727                  $ 9,453,727                      $ 9,453,727
  Revolving notes payable.....................    2,651,276                    2,651,276     (2,651,276)(5)            --
  Current maturities of subordinated debt and
    capital lease obligations.................      613,905                      613,905       (523,834)(5)        90,071
                                                -----------   ----------     -----------    -----------       -----------
    Total current liabilities.................   12,718,908           --      12,718,908     (3,175,110)        9,543,798
                                                -----------   ----------     -----------    -----------       -----------
Long-term subordinated debt, less current
  maturities..................................  $ 1,118,454                  $ 1,118,454                      $ 1,118,454
Obligations under capital leases, less current
  maturities..................................    1,465,528                    1,465,528    $(1,465,528)(5)            --
Other liabilities.............................      695,449                      695,449                          695,449
Subordinated convertible debentures...........           --    4,900,000(1)    4,900,000     (4,900,000)(3)            --
Class A stock purchase warrants...............      546,766                      546,766       (546,766)(3)            --
Class A stock redemption obligation...........    1,207,582                    1,207,582     (1,207,582)(3)            --
Class B stock redemption obligation...........      193,900                      193,900       (193,900)(3)            --

                                                                 AS ADJUSTED FOR THE         AS ADJUSTED FOR THE INITIAL
                                                               SUBORDINATED CONVERTIBLE    PUBLIC OFFERING AND APPLICATION
                                                JANUARY 5,        DEBENTURE OFFERING                 OF PROCEEDS
                                                   2002       --------------------------   -------------------------------
                                                HISTORICAL    ADJUSTMENTS     PRO FORMA     ADJUSTMENTS        PRO FORMA
                                                -----------   -----------    -----------   -------------     -------------
Excess of acquired net assets over cost.......    2,774,899                    2,774,899                        2,774,899
SHAREHOLDERS' EQUITY
  Common stock, $.0001 par value..............           --                           --            180(2)            603
                                                                                                    423(3)
  Common stock, Class A $.001 par value.......        2,425                        2,425         (2,425)(3)            --
  Additional paid-in capital..................    3,236,455                    3,236,455               (2)
                                                                                              4,501,511(3)
  Accumulated deficit.........................   (1,753,816)                  (1,753,816)       973,372(4)        973,372
                                                                                              1,753,816(3)
                                                -----------   ----------     -----------    -----------       -----------
Total shareholders' equity....................    1,485,064                    1,485,064
                                                -----------   ----------     -----------    -----------       -----------
Total liabilities and shareholders' equity....  $22,206,550   $4,900,000     $27,106,550
                                                ===========   ==========     ===========    ===========       ===========
Shares outstanding............................    2,424,516                    2,424,516                        6,033,619

---------------

(1) Represents the issuance of $4,900,000 subordinated convertible debentures, less estimated costs and expenses of $595,000, reflected as deferred debt issuance costs.

(2) Represents the issuance of 1,800,000 shares at an assumed offering price of
    $       , less estimated underwriting discount and expenses of $          ,
    net of $          of expenses which were paid and deferred as a component of other assets of January 5, 2002.

(3) Represents (i) the conversion of all classes of stock into a single class of $0.0001 par, voting common stock on a 1.7 for 1.0 basis, including the conversion of Class A and Class B redeemable shares into a single class of $0.0001 par voting common stock on a 1.7 for 1.0 basis, (ii) the conversion of the subordinated convertible debentures into 762,119 shares of $0.0001 par voting common stock on a 1.7 for 1.0 basis, (iii) the elimination of the Class A and Class B stock redemption obligations, (iv) the exercise of outstanding stock purchase warrants at an exercise price of $0.001 per share, converted on a 1.7 for 1.0 basis, and (v) the elimination of the $1,753,816 accumulated deficit against additional paid in capital, because of the revocation and termination of our S corporation status.

(4) To reflect the termination of our S corporation status and to record current and noncurrent deferred tax assets of $589,797 and $383,575, respectively.

(5) To apply the net proceeds from the offering at January 5, 2002 as follows:

Reduction of revolving note payable.........................  $2,651,276
Reduction of capital lease obligation.......................   1,989,362
                                                              ----------
                                                              $4,640,638
                                                              ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. The following section is qualified in its entirety by the more detailed information, including "Risk Factors," and our financial statements and the notes thereto, appearing elsewhere in this prospectus.

OVERVIEW

     We are a national, mall-based, specialty retailer of distinctive footwear and accessories targeting young women who demand quality fashion products. We sell both private label and national brand dress, casual, and sport shoes, boots, sandals and accessories. We strive to create a fun, exciting and fashion oriented customer experience through an attractive store environment and an enthusiastic, well trained sales force. Our Bakers stores' buying teams constantly modify our product offering to reflect widely accepted fashion trends. We operate 199 of our 232 stores under the Bakers format, which targets young women between the ages of 12 and 29. This target customer is in the fastest growing demographic segment, is extremely appearance conscious, spends a high percentage of disposable income on footwear and apparel and is traditionally less affected by economic cycles. We believe that our Bakers stores are the only national, full service retailer specializing in moderately priced footwear for this segment. We also operate the 33-store Wild Pair chain, which offers edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of women and men between the ages of 17 and 24 and, as a result of offering a greater proportion of national brands, has somewhat higher average prices than our Bakers stores.

     We were founded in 1926 under the name Weiss and Neuman Shoe Co., a regional chain of footwear stores. In 1997, we were acquired principally by our current chief executive officer, Peter Edison, who previously spent 12 years in various senior management positions at Edison Brothers Stores, Inc. In June 1999, we significantly transformed our company by acquiring selected assets of the Bakers and Wild Pair chains, consisting of approximately 200 store locations, from Edison Brothers. We refer to this as the Bakers acquisition. In connection with the Bakers acquisition, we purchased some inventory we expected to liquidate, and some store locations we expected to close, shortly after the transaction. We also began a program of closing Weiss and Neuman stores that did not conform to the new direction of our business. Consequently, our results in fiscal years 1999 and 2000 are not comparable in some significant respects because of the Bakers acquisition. Similarly, our results in years prior to the Bakers acquisition, including the fiscal year 1997 and 1998 results of operations that appear in the selected historical financial information elsewhere in this prospectus, are not indicative or predictive of our results of operations or our business following the Bakers acquisition.

     Since 1999, we have addressed all aspects of our operations, including the merchandising, planning, systems and logistics functions. This focus has resulted in a continuing improvement in our key operating metrics, evidenced by an increase in our gross margin from 27.5% in fiscal year 2000 to 30.2% in fiscal year 2001, a margin increase of 2.7%, and by an increase in our average full year store sales from $646,718 in fiscal year 2000 to $698,467 in fiscal year 2001, an 8.0% increase. This improvement was achieved by significantly increasing the turn of our inventory, by closing small volume stores and by leveraging our new information systems, which allow us to better merchandise our individual stores and reduce markdowns.

GENERAL

     Net Sales. Net sales exclude sales tax and are recorded net of returns. For comparison purposes, we classify our stores as comparable or non-comparable. A new store's sales are not included in comparable store sales until the thirteenth month of operation. Sales from remodeled stores are excluded from comparable store sales during the period of remodeling.

     Our customers use cash, checks and third-party credit cards to purchase our products. We do not issue private credit cards or make use of complicated financing arrangements.

     Cost of merchandise sold, occupancy and buying expenses. These expenses include the cost of merchandise, distribution and warehousing, freight from the distribution center and warehouse to the stores, payroll and benefits for our design, buying, merchandising and logistics personnel, and store occupancy costs. Store occupancy costs include rent, contingent rents, common area maintenance, real estate taxes and utilities.

     Selling expense. Selling expense includes store selling, store management and store payroll costs, excluding benefits. Selling expense also includes store repairs, maintenance and depreciation. We record pre-opening costs, which average approximately $5,000 per store, as a selling expense as incurred.

     General and administrative expense. General and administrative expense includes corporate expenses for information systems, marketing, insurance, legal and other corporate related departments. This expense also includes benefits for store personnel and payroll and benefits for all corporate and regional management personnel who are not included in cost of merchandise sold, occupancy and buying expenses. Corporate level expenses are primarily attributable to our corporate offices in St. Louis, Missouri.

     Interest expense. Interest expense includes interest relating to our revolving credit facility, interest on subordinated debt, debt issuance discounts and amortization of financing costs, and interest inherent in capital leases, including our point of sale system and related software.

     Income taxes. Because we are an S corporation under Subchapter S of the Internal Revenue Code and comparable state tax laws, we have not been subject to income taxes on our earnings in those jurisdictions, other than state franchise and net worth taxes. However, we have been subject to income taxes in some states in which we conduct business which do not recognize S corporation status. Our S corporation status will terminate on the day prior to the completion of this offering. Following such time, we will be treated for Federal and state income tax purposes as a corporation under Subchapter C of the Internal Revenue Code and, as a result, will become subject to Federal and state income taxes.

CRITICAL ACCOUNTING POLICIES

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions about future events and their impact on amounts reported in our financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. These differences could be material to the financial statements. For more information, please see note 1 to the notes to the financial statements.

     We believe that our application of accounting policies, and the estimates that are inherently required by these policies, are reasonable. We believe that the following significant accounting policies may involve a higher degree of judgment and complexity.

  MERCHANDISE INVENTORIES

     Merchandise inventories are valued at the lower of cost or market using the first-in first-out retail inventory method. The process of determining our expected adjustments to retail prices requires significant judgment by management. Management utilizes performance metrics to evaluate the quality and freshness of inventory, including the number of weeks of supply on hand, sell-through percentages, and aging categories of inventory by selling season, to make its best estimate of the appropriate inventory markdowns. If market conditions are less favorable than those projected by management, additional inventory markdowns may be required.

  AMORTIZATION OF EXCESS OF ACQUIRED ASSETS OVER COST

     In connection with the Bakers acquisition in June 1999, we recorded a deferred credit of $5.5 million, resulting from the excess of the fair market value of the assets we bought over the purchase price we paid, and amortized this excess over a five-year period. Our prior results reflect an amortization of this excess, which increased our net income by approximately $600,000 in fiscal year 1999, $1.1 million in fiscal year 2000 and $1.1 million in fiscal year 2001. As of January 5, 2002, we had remaining an unamortized balance of

$2.7 million. In the first quarter of fiscal year 2002, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which required us to recognize this deferred credit as a cumulative effect of a change in accounting principle upon adoption. As a result, we will no longer amortize the deferred credit to income. For more information regarding this new standard, please see "-- Recent Accounting Pronouncements."

FISCAL YEAR

     Effective December 30, 2000, we changed our fiscal year from the calendar year to a 52/53 week period. Our accounting period is based upon a traditional retail calendar, which ends on the Saturday nearest January 31. Our fiscal year ends four weeks prior to the retail calendar, as a result of our Subchapter S tax status. Fiscal years ended December 31, 1999 and December 30, 2000 were 52-week periods. The fiscal year ended January 5, 2002 was a 53-week period. The difference in number of weeks for our fiscal years can affect yearly comparisons.

RESULTS OF OPERATIONS

     The following table sets forth our operating results, expressed as a percentage of sales, for the periods indicated.

                                                                       FISCAL YEAR ENDED
                                                            ----------------------------------------
                                                            DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                                1999           2000          2002
                                                            ------------   ------------   ----------
Net sales.................................................     100.0%         100.0%        100.0%
Cost of merchandise sold, occupancy and buying expense....      75.5           72.5          69.8
                                                               -----          -----         -----
Gross profit..............................................      24.5           27.5          30.2
Selling expense...........................................      19.0           19.2          19.2
General and administrative expense........................       9.0            7.0           7.2
                                                               -----          -----         -----
Operating income (loss)...................................      (3.5)           1.3           3.8
Other income (expense)....................................       0.6            1.7           0.7
Interest expense..........................................       1.5            0.9           0.8
State income tax expense..................................       0.1            0.1           0.2
Extraordinary item (loss).................................        --           (0.9)           --
                                                               -----          -----         -----
Net income (loss).........................................      (4.5)%          1.1%          3.5%
                                                               =====          =====         =====

     The following table sets forth our number of stores at the beginning and end of each period indicated and the number of stores opened, acquired and closed during each period indicated.

                                                                       FISCAL YEAR ENDED
                                                            ----------------------------------------
                                                            DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                                1999           2000          2002
                                                            ------------   ------------   ----------
Number of stores at beginning of period...................       77            245           209
Stores opened or acquired during period...................      203              4            14
Stores closed during period...............................      (35)           (40)          (21)
                                                                ---            ---           ---
Number of stores at end of period.........................      245            209           202
                                                                ===            ===           ===

 FISCAL YEAR ENDED JANUARY 5, 2002 COMPARED TO FISCAL YEAR ENDED DECEMBER 30,
 2000

     Net sales. Net sales of $140.8 million in fiscal year 2001 were flat when compared to $140.7 million in fiscal year 2000. Net sales were positively impacted by fiscal year 2001 containing 53 weeks compared to fiscal year 2000, which contained 52 weeks, by an increase in sales of national branded products, which have higher average prices than our private label products, and by a strong holiday selling season. Negatively impacting net sales were the substantially reduced mall traffic in key markets such as New York and Florida subsequent to the September 11, 2001 terrorist attacks, and a planned reduction in our clearance volume by 33% compared to fiscal year 2000, which resulted from improved merchandise management.

     In addition, during fiscal year 2001, we opened 14 new stores and closed 21 stores, compared to fiscal year 2000, in which we opened four stores and closed
40. Of the 14 new stores that we opened in fiscal year 2001, seven were acquired in bankruptcy auctions. The other seven stores were new locations. The stores that we closed were predominantly Weiss and Neuman locations that did not fit our Bakers format. Our comparable store sales for the 53-week fiscal year 2001 increased by 1.8% over the 52-week fiscal year 2000.

     Gross profit. Gross profit increased to $42.6 million in fiscal year 2001 from $38.7 million in fiscal year 2000, an increase of $3.9 million. As a percentage of net sales, gross profit increased to 30.2% in fiscal year 2001 from 27.5% in fiscal year 2000. Inventory turns improved from 2.54 in fiscal year 2000 to 2.73 in fiscal year 2001 due to both better inventory control and quicker response to fashion trends, which resulted in fewer markdowns compared to the previous fiscal year. In addition, during fiscal year 2000, in connection with store closings, we continued to clear the Weiss and Neuman inventory at substantially reduced retail prices, resulting in a lower gross profit during fiscal year 2000. Partially offsetting the improvement in gross profit, we continued to increase the national branded component of our merchandise mix, which has a lower gross margin percentage than our private label products.

     Selling expense. Selling expense of $27.1 million in fiscal year 2001 was flat when compared to $27.1 million in fiscal year 2000.

     General and administrative expense. General and administrative expense increased to $10.2 million in fiscal year 2001 from $9.8 million in fiscal year 2000, an increase of approximately $400,000, primarily attributable to an increase in management performance bonuses and depreciation expense for new information systems.

     Interest expense. Interest expense decreased to $1.1 million in fiscal year 2001 from $1.2 million in fiscal year 2000, a decrease of approximately $100,000, primarily due to a reduction in interest rates on our revolving credit facility, offset by a moderate increase in average borrowings.

     Other income (expense). Other income (expense) decreased by approximately $1.4 million in fiscal year 2001 compared to fiscal year 2000, primarily due to a one-time receipt of $1.0 million in fiscal year 2000 from a landlord to vacate one of our store locations.

     Extraordinary loss from debt extinguishment. In January 2000, we replaced our prior credit facility with our existing revolving credit facility. The cost to terminate our prior credit facility resulted in an extraordinary loss of $1.2 million in fiscal year 2000.

     Net income. Net income increased to $5.0 million in fiscal year 2001 from $1.6 million in fiscal year 2000, an increase of $3.4 million. If we had been taxed as a C corporation, our net income for fiscal years 2001 and 2000 would have been $3.3 million and $1.1 million, respectively. For more information regarding pro forma income taxes, please see note 11 to the notes to the financial statements.

 FISCAL YEAR ENDED DECEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

     Net sales. Net sales increased to $140.7 million in fiscal year 2000 from $87.4 million in fiscal year 1999, an increase of $53.3 million. This increase in net sales was primarily the result of the inclusion in our operating results of a full 52 weeks of operations of the stores that we acquired in the Bakers acquisition. Our comparable store sales increased by 3.6% for the six month period ended December 30, 2000 over the comparable period in fiscal year 1999, which was the first full comparable period following the Bakers acquisition. The fiscal year 2000 comparable store sales benefited from our ability to achieve more optimal inventory levels for the stores acquired in the Bakers acquisition in the second half of 2000, than we could in the six months following the Bakers acquisition in June 1999. In particular, we were able to capitalize upon critical sales opportunities during the 2000 back-to-school selling season, which we were not able to take advantage of in fiscal year 1999. Furthermore, during fiscal year 2000, we introduced national branded products to the merchandise mix of our Bakers stores, which constituted approximately 6.7% of our net shoe sales in fiscal year 2000. National branded products generally have higher average selling prices than our private label products and increase our overall net sales.

     In addition, during fiscal year 2000, we opened four new stores and closed 40 stores, compared to fiscal year 1999, in which we opened 203 stores and closed 35. Of the new stores that we opened in fiscal year 1999, 198 were acquired in the Bakers acquisition. The stores that we closed were predominantly Weiss and Neuman locations that did not fit our Bakers format.

     Gross profit. Gross profit increased to $38.7 million in fiscal year 2000 from $21.4 million in fiscal year 1999, an increase of $17.3 million. As a percentage of net sales, gross profit increased to 27.5% in fiscal year 2000 from 24.5% in fiscal year 1999. This increase in gross profit is attributable in part to the continued integration of the Bakers assets into our operations in fiscal year 2000. Due to differences in Bakers' target customers compared to those of Weiss and Neuman, Bakers has historically experienced higher merchandise gross margins than Weiss and Neuman, primarily because of our higher gross margin percentage private label products. During 1999, we recorded a significant amount of inventory markdowns to transition our inventory to more fashionable footwear. In addition, we began shifting our sales focus in the Weiss and Neuman stores during late fiscal year 1999 and early fiscal year 2000 from the lower margin national branded shoes carried in the Weiss and Neuman format to our higher margin private label shoes.

     Selling expense. Selling expense increased to $27.1 million in fiscal year 2000 from $16.6 million in fiscal year 1999, an increase of $10.5 million. This increase was primarily attributable to the increase in the number of our stores as a result of the Bakers acquisition.

     General and administrative expense. General and administrative expense increased to $9.8 million in fiscal year 2000 from $7.9 million in fiscal year 1999, an increase of $1.9 million, primarily attributable to the cost of a full year of staffing associated with supporting our larger organization and depreciation of our new information systems.

     Interest expense. Interest expense decreased by $59,000 in fiscal year 2000 compared to fiscal year 1999, due to a reduction in interest rates on our revolving credit facility, offset by a moderate increase in average borrowings. Interest expense in fiscal year 2000 also includes a full year of amortization of the debt issuance discount and warrant accretion recorded in connection with a subordinated debenture compared to a partial year of this amortization and accretion in fiscal year 1999. For more information regarding these expenses, please see note 12 to the notes to the financial statements and "-- Liquidity and Capital Resources."

     Other income (expense). Other income increased by the $1.0 million payment that we received from a landlord to vacate one of our store locations.

     Amortization of excess of acquired net assets over cost. Amortization resulted in $1.1 million of other income in fiscal year 2000 compared to $600,000 in fiscal year 1999. The increase resulted from our recording a full year of amortization of our excess of acquired net assets over cost related to the Bakers acquisition in fiscal year 2000, compared to a partial year of amortization in fiscal year 1999.

     Extraordinary loss from debt extinguishment. In January 2000, we replaced our prior credit facility with our existing revolving credit facility. The cost to terminate our credit facility resulted in an extraordinary loss of $1.2 million.

     Net income (loss). Net income increased to $1.6 million in fiscal year 2000 from a loss of $3.9 million in fiscal year 1999. If we had been taxed as a C corporation, our net income for fiscal year 2000 would have been $1.1 million, compared to a net loss of $2.2 million in fiscal year 1999. For more information regarding pro forma income taxes, please see note 11 to the notes to the financial statements.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The following tables set forth our summary operating results for the quarterly periods indicated.

                                            FISCAL YEAR ENDED DECEMBER 30, 2000
                                   -----------------------------------------------------
                                      FIRST        SECOND         THIRD        FOURTH
                                   -----------   -----------   -----------   -----------
Net sales........................  $31,662,408   $37,412,856   $34,295,790   $37,338,463
Cost of merchandise sold,
  occupancy, and buying
  expenses.......................   22,236,731    27,256,883    25,370,403    27,169,058
Operating expenses...............    9,296,405     8,957,324     9,352,961     9,267,482
Operating income (loss)..........      129,272     1,198,649      (427,574)      901,923

                                             FISCAL YEAR ENDED JANUARY 5, 2002
                                   -----------------------------------------------------
                                      FIRST        SECOND         THIRD        FOURTH
                                   -----------   -----------   -----------   -----------
Net sales........................  $33,164,841   $37,528,409   $31,938,656   $38,169,613
Cost of merchandise sold,
  occupancy, and buying
  expenses.......................   24,141,372    25,487,381    23,218,062    25,392,514
Operating expenses...............    8,923,018     9,272,454     8,999,414    10,053,016
Operating income (loss)..........      100,451     2,768,574      (278,820)    2,724,083

     Our operating results are subject to significant seasonal variations. Our quarterly results of operations have fluctuated, and are expected to continue to fluctuate in the future, as a result of these seasonal variances, in particular our principal selling seasons. We have five principal selling seasons: transition (post-holiday), Easter, back-to-school, fall and holiday. Sales and net income in our second and fourth quarters are typically much stronger than in our first and third quarters.

     In addition to our normal seasonal fluctuation, some events, in particular the Easter holiday, shift between fiscal quarters in some years due to the nature of our fiscal year. This shift will influence our quarterly comparable results. For example, Easter occurred during the first quarter of fiscal year 2002, while in most years, including fiscal year 2001, Easter occurs during the second quarter.

     Quarterly comparisons may also be affected by the timing of sales and costs associated with opening of new stores, including acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash requirements are primarily for working capital, capital expenditures, and principal payments on our debt and capital lease obligations. In connection with our S corporation status, prior to the completion of this offering we have also made cash distributions to our shareholders to cover their taxes. Historically, these needs for cash have been met by cash flows from operations, borrowings under our revolving credit facility, and sales of our equity securities and subordinated debt. At the end of fiscal year 2001, we had working capital of approximately $876,000, and $5.3 million of unused borrowing capacity under our revolving credit facility based upon our borrowing base calculations.

     As of April 6, 2002, we had approximately $8.4 million available for borrowings under our credit facility. We anticipate that the net proceeds from this offering, our cash flows from operations, and borrowings under our revolving credit facility will be sufficient to allow us to execute our business plan, including our planned expansion and other operating cash requirements, for at least the next 12 months.

 OPERATING ACTIVITIES

     During fiscal year 2001 our net cash provided by operations was $6.4 million.

     Excluding the operating leases acquired in the Sam & Libby acquisition, we are committed under noncancelable operating leases for all store and office spaces, expiring at various dates through 2018. These leases generally provide minimum rent plus payments for real estate taxes and operating expenses, subject to escalations, and some of them also require us to pay contingent rent based on sales. As of January 5, 2002, our lease payment obligations under these leases totaled $13.4 million for fiscal year 2002, and an aggregate of $64.3 million through 2018.

     The 33 noncancelable operating leases that we acquired in the Sam & Libby acquisition expire at various dates through 2012 and generally have similar terms to our other leases. As of April 6, 2002, the payment obligations under these leases totaled $1.7 million for fiscal year 2002, and an aggregate of $9.9 million through 2012.

 INVESTING ACTIVITIES

     During fiscal year 2001, our cash used in investing activities consisted of capital expenditures. Our capital expenditures included furniture, fixtures and leasehold improvements for both new and remodeled stores, and new information systems. Cash used for capital expenditures was $3.3 million during this period. This amount excludes $2.3 million in capital leases for our point of sale system.

     In the first quarter of fiscal year 2002, we completed the acquisition of 33 former Sam & Libby store leases for a purchase price of $1.8 million. These stores required aggregate pre-opening expenses of approximately $150,000. We believe the new stores will require additional aggregate capital expenditures of approximately $200,000, principally associated with minor remodeling.

     In addition to the commitments described above, our future capital expenditures will depend primarily on the number of new stores we open, the number of existing stores we remodel and the timing of these expenditures. We have identified 200 locations that we will target for new stores in new and existing markets. We plan to open a total of approximately 50 additional new stores by the end of fiscal year 2003. Net capital expenditures for a new store are expected to average approximately $200,000, including point of sale equipment, which is generally acquired under capital leases. The average inventory investment, net of payables, for a new store is expected to range from approximately $45,000 to $75,000, depending on the size and sales expectation of the store and the timing of the new store opening. Pre-opening expenses, such as marketing, salaries, supplies and utilities, are expected to average approximately $5,000 per new store and are expensed as incurred. Remodeling the average existing store requires $40,000 to $200,000 of net capital expenditures.

     In connection with store openings and remodelings, we have projected our capital expenditure needs in fiscal year 2002, including the Sam & Libby acquisition, to be approximately $8.5 million.

 FINANCING ACTIVITIES

     In fiscal year 2001, our net cash used in financing activities was $3.8 million, which included payments on debt and capital lease obligations, as well as distributions to shareholders. Our repayments on debt consisted of $574,000 of subordinated debt obligations and $777,000 of net repayments under our revolving credit agreement. Our capital lease principal payments were $327,000, and we distributed $2.2 million to shareholders for the payment of their estimated income taxes.

     As of January 5, 2002, the aggregate payments on our capital lease obligations were $2.6 million through 2006, of which $791,000 is due in fiscal year 2002. Prior to the completion of this offering we will distribute an amount of the estimated income taxes for our shareholders resulting from income in fiscal year 2002 through the day prior to the completion of this offering.

     We have a $25 million secured revolving credit facility with Fleet Retail Finance, Inc. Amounts borrowed under the facility bear interest at a rate equal to the base rate plus 1.25% per annum, which was equal to 6.0% per annum at January 5, 2002. If contingencies identified in the agreement occur, the interest rate may be increased by an additional 2.0%. The aggregate amount that we may borrow under the agreement at any time is established by a formula, which is based on our inventory level but cannot be greater than $25 million. The agreement is secured by substantially all of our assets. In connection with the administration of the agreement, we are required to pay a facility fee of $3,000 per month, to a maximum aggregate facility fee of $108,000. In addition, we must pay 0.375% per annum of the remaining unborrowed loan capacity under the agreement. If contingencies related to early termination of the credit facility were to occur, or if we were to request and receive an accommodation from the lender in connection with the facility, we may be required to pay additional fees. At April 6, 2002, we had $6.3 million outstanding under the revolving credit facility, at an interest rate equal to 6.0% per annum, and $8.4 million of unused borrowing capacity available under the revolving credit facility, based upon our borrowing base calculations.

     Our credit facility includes financial and other covenants relating to, among other things, our level of capital expenditures, compliance with our business plan, changing the identity and number of our directors or executive officers, maintaining a minimum net worth, prohibiting new debt, and restricting dividends and the repurchase of our stock. In the event that we were to violate these covenants, or violate any of our leases or other lending agreements, the lender would have the right to accelerate repayment of all amounts outstanding under the credit agreement, or to commence foreclosure proceedings on our assets.

     The credit facility's maturity date is December 31, 2002. In connection with this offering, we intend to negotiate an extension of that maturity date as well as to renegotiate a number of the covenants. We cannot assure you that we will be able to successfully renegotiate our credit facility.

     Bakers has two other long-term debt commitments outstanding at January 5, 2002, both of which are subordinate to our credit facility. One is a subordinated note, which requires quarterly principal and interest payments of up to $50,000 over the term of the loan through January 2008. This note is secured by a $500,000 standby letter of credit. The balance on this loan was approximately $750,000 at January 5, 2002. The other long-term commitment consists of a $500,000 subordinated note payable to a financial institution, which is due at maturity in January 2003. Some of our current shareholders have mandatory redemption rights that are not currently exercisable and that will be terminated prior to the completion of this offering.

     In the first quarter of fiscal year 2002, we issued $4.9 million of our subordinated convertible debentures. These subordinated debentures will automatically convert into 762,119 shares of our common stock upon the completion of this offering. If not earlier automatically converted upon the completion of this offering, the subordinated debentures will bear interest at rates increasing from 7.0% to 11.0% per annum, commencing on January 1, 2003. Interest payments are payable quarterly in arrears commencing March 31, 2003. The subordinated debentures mature, if not earlier converted, on April 4, 2007. The net proceeds from the sale of the debentures were used to finance the Sam & Libby acquisition, to repay a portion of the amounts borrowed under our revolving credit facility and to provide capital for future store openings. For more information regarding this private sale, please see "Certain Transactions," and "Capitalization."

     Our ability to meet our current and anticipated operating requirements will depend on our future performance, which, in turn, will be subject to general economic conditions and financial, business and other factors, including factors beyond our control.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, both of which are effective for fiscal years beginning after December 15, 2001. Upon adoption in the first quarter of fiscal year 2002, SFAS No. 141 and SFAS No. 142 require that any unamortized deferred credit related to the excess of fair value over cost arising from business combinations completed before July 1, 2001 be recognized as a cumulative effect of a change in accounting principle upon adoption. The adoption of SFAS No. 142 will increase our income by $2,774,899 in the first quarter of fiscal year 2002.

     In August 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes the Financial Accounting Standards Board's SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We do not believe the adoption of SFAS No. 144 will have a material effect on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our earnings and cash flows are subject to fluctuations due to changes in interest rates. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable rate debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt, whereas a change in the interest rate on the variable rate debt will impact interest expense and cash flows. Management does not believe that the risk associated with changing interest rates would have a material effect on our results of operations or financial condition.

IMPACT OF INFLATION

     Overall, we do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented. We cannot give assurance, however, that our business will not be affected by inflation in the future.

                                    BUSINESS

GENERAL

     We are a national, mall-based, specialty retailer of distinctive footwear and accessories targeting young women who demand quality fashion products. We sell both private label and national brand dress, casual, and sport shoes, boots, sandals and accessories. We strive to create a fun, exciting and fashion oriented customer experience through an attractive store environment and an enthusiastic, well trained sales force. Our Bakers stores' buying teams constantly modify our product offering to reflect widely accepted fashion trends. We operate 199 of our 232 stores under the Bakers format, which targets young women between the ages of 12 and 29. This target customer is in the fastest growing demographic segment, is extremely appearance conscious, spends a high percentage of disposable income on footwear and apparel and is traditionally less affected by economic cycles. We believe that our Bakers stores are the only national, full service retailer specializing in moderately priced footwear for this segment. We also operate the 33-store Wild Pair chain which offers edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of women and men between the ages of 17 and 24 and, as a result of offering a greater proportion of national brands, has somewhat higher average prices than our Bakers stores.

     Approximately 89.3% of our Bakers stores' net shoe sales consisted of private label merchandise in fiscal year 2001. In addition, in fiscal year 2000, our Bakers stores began to sell national branded footwear, which comprised approximately 10.7% of our net shoe sales in fiscal year 2001, up from 6.7% in fiscal year 2000. We believe that branded merchandise is important to our customers, adds credibility to our stores and drives customer traffic, increasing our overall sales volume and profitability, while reducing our overall exposure to fashion risk.

     Since 1999, we have addressed all aspects of our operations, including the merchandising, planning, systems and logistics functions. This focus has resulted in a continuing improvement in our key operating metrics, evidenced by an increase in our gross margin percentages from 27.5% in fiscal year 2000 to 30.2% in fiscal year 2001, a margin increase of 2.7%, and by an increase in our average full year store sales from $646,718 in fiscal year 2000 to $698,467 in fiscal year 2001, an 8.0% increase. This improvement was achieved by significantly increasing the turn of inventory, by closing small volume stores and by leveraging our new information systems, which allow us to better merchandise our individual stores and reduce markdowns.

HISTORY

     We were founded in 1926 as Weiss and Neuman Shoe Co., a regional chain of footwear stores. In 1997, we were acquired principally by our current chief executive officer, Peter Edison, who previously spent 12 years in various senior management positions at Edison Brothers Stores, Inc. In June 1999, we teamed with Bakers' existing management to purchase selected assets of the Bakers and Wild Pair chains, including approximately 200 store locations and merchandise inventory from Edison Brothers, which had filed for bankruptcy protection in March 1999. We also retained the majority of Bakers' employees including, in addition to key senior management, merchandise buyers, store operating personnel and administrative support personnel. At the time of the acquisition, we had 55 Weiss and Neuman locations, which we have subsequently closed or re-merchandised into the Bakers or Wild Pair formats. In February 2001, we changed our name to Bakers Footwear Group, Inc.

OPERATING STRATEGY

     We seek to enhance our business and financial performance through the following key elements of our operating strategy:

  TARGET AND SERVE A HIGHLY DESIRABLE CUSTOMER.

     - We strive to be the store of choice for young women between the ages of 12 and 29 who seek quality, fashionable footwear at an affordable price.

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

          - A core group of our target market, the teenage and early twenties population, is expected to grow at a rate faster than that of the overall United States population, according to the United States Census Bureau's 2000 Census.

          - Concerned about image, young women spend a larger percentage of their disposable income on footwear and apparel.

     - We keep our product mix fresh and on target by constantly testing new fashions and actively monitoring sell-through rates in our stores. Our "micro-merchandising" strategy allows our merchants to provide an appropriate merchandise mix in order to meet each particular store's customers' specific demographic profile. We have significantly increased our mix of branded footwear, which we believe increases traffic and customer loyalty in our stores.

     - Average retail prices of our private label footwear range from $35 to $59. We are able to offer these prices without sacrificing merchandise quality, creating a high perceived value, promoting multiple sale transactions and allowing us to build a loyal customer base.

     - We provide a high energy, fun shopping experience and attentive, personal service in highly visible fashion mall locations.

  UTILIZE A DISCIPLINED MANAGEMENT APPROACH.

     - We believe our senior management team combines a unique blend of experience with our company and other national specialty retailers. Our six-member senior management team averages 25 years of individual experience in footwear and accessories retailing.

     - Our organizational structure is designed to respond to the changes that are inherent in our business. Our senior management, designers, merchandisers and buyers work closely with our flexible network of manufacturing sources and efficient third-party distribution system to give our customers the styles they demand in a timely manner.

     - We intend to continually focus on improving profitability by:

          - Leveraging our investment in corporate infrastructure. We have invested heavily in technology, including newly implemented inventory management and logistics systems, point of sale systems and equipment, and planning and allocation systems. In addition, we believe we have built the management team needed to grow our business considerably. Because these information systems and personnel costs are primarily fixed, as net sales increase our profitability should increase at a greater rate.

          - Continuing to improve our inventory turns through the use of our new planning and allocation system, and through the increase in our mix of branded products, which should lead to fewer markdowns.

          - Constantly reviewing our store formats and proactively closing underperforming stores and renovating older stores, while building new stores with attractive unit economics.

  MAINTAIN INVENTORY FRESHNESS.

     - Our team of footwear retailers, in-house designers and merchants use their vast industry experience, relationships with agents and branded footwear producers, and their participation in industry trade shows to analyze, interpret and translate fashion trends affecting today's young women into the footwear and accessory styles they desire.

     - Our information systems allow us to constantly monitor inventory levels, enabling us to manage our merchandise mix and reduce markdowns, resulting in higher gross margins.

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

     - Our "test and react" strategy is supported by our strong relationships with manufacturers which allow our merchandising and buying teams to negotiate short lead-times, enabling us to test new styles and react quickly to fashion trends and keep fast-moving inventory in stock.

     - We view the majority of our styles as "core" fashion styles that carry over for multiple seasons. Our merchants make subtle changes to these styles each season to keep them fresh.

GROWTH STRATEGY

     We believe that our growth will be driven by the following:

  NEW BAKERS STORES.

     We plan to open new stores in a controlled and disciplined manner. Our strong relationships with landlords allow us to secure desirable locations in fashion malls. In selecting a specific site, we look for high traffic locations primarily in regional shopping malls. We evaluate proposed sites based on the traffic patterns, type and quality of other tenants, average sales per square foot achieved by neighboring stores, lease terms and other factors considered important with respect to the specific location.

     We have identified 200 additional locations for new stores. We opened a total of 14 stores in fiscal year 2001. In addition to the 33 former Sam & Libby stores we acquired earlier this year, we plan to open a total of approximately 50 new stores by the end of fiscal year 2003.

     During our transition from Weiss and Neuman to Bakers, we closed a significant number of stores that were either underperforming or did not meet our strategy. We closed 35 stores in fiscal year 1999, 40 in fiscal year 2000 and 21 in fiscal year 2001. We currently have four stores which will close in 2002 due to a lack of profitability.

     Management believes that the operating infrastructure we have in place today is capable of integrating a significant number of new stores with little additional increase in general and administrative expenses. Virtually all of our senior management executives have held similar positions at specialty retail chains of substantially greater size. We believe that our buying teams have sufficient levels of experience to support our expected new store growth. Finally, we believe that our information and logistics systems are scaleable to support significant growth.

  SAME STORE SALES GROWTH.

     We plan to continue our comparable store sales growth by capitalizing on the strong growth rates projected for our target customer. Through the introduction of our new allocation systems in 2002, we will also continue to improve our micro-merchandising capabilities, which should lead to continued improvement of same store sales. Our micro-merchandising strategy allows us to adapt the merchandise mix by location, with different assortments depending on store level customer demographics. We believe that an additional driver of same store sales growth will be the further penetration of national branded merchandise as a percentage of our product mix. Our store operations and marketing initiatives should also foster additional same store sales growth. This can be exemplified by our recent successful introduction of our Bakers Frequent Buyer Card, which our customer purchases to obtain a discount on all future purchases until the expiration of the card. We continue to emphasize customer service through sales associate training, which we believe increases the likelihood of multiple sales.

  POTENTIAL ACQUISITIONS.

     While we are not currently in negotiations, from time to time, we will explore acquisitions of regional chains or groups of stores. Historically, we have been able to acquire stores at prices below our cost to open new stores.

     In the first quarter of fiscal year 2002, we completed the acquisition of 33 store locations from Sam & Libby for $1.8 million in cash, which we converted into 16 Bakers stores and 17 Wild Pair stores. Including the

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

$200,000 of additional expenditures required to convert these locations into our formats, consisting mainly of minor remodeling, signage, and point of sale equipment and software, the average cost to open each store location is $60,600. This cost is considerably below our typical cost to open a new store of $200,000 and accordingly these stores are expected to have a substantially higher return on invested capital.

  WILD PAIR.

     Our Wild Pair stores feature fashion-forward, mostly branded merchandise for hip young women and men in a fast, fun environment. Wild Pair customers demand edgier, faster fashion that reflects the attitude and lifestyle of women and men between the ages of 17 and 24.

     We converted 17 of the former Sam & Libby stores into Wild Pair stores, which more than doubled the number of stores in our chain to 33. As a result, we have recently hired a new buyer whose services are dedicated exclusively to our Wild Pair chain. This chain represents a significant opportunity to broaden our customer base. For additional information on our Wild Pair chain, please see
"-- Stores."

DEMOGRAPHIC TRENDS

     We focus our product offerings to fashion-conscious young women between the ages of 12 and 29. According to the U.S. Census Bureau's 2000 Census, the 12 to 29 year old female population totaled approximately 38 million. This second largest segment of the female population has grown at an average of 2.0% annually since 1998, compared with average overall population annual growth rate of 0.7% during this period. The Census Bureau estimates this segment of the population will grow 1.0% annually over the next five years, compared with a projected annual increase of 0.8% for the overall population, driven by growth amongst 15 to 24 year old females, which comprises more than 50% of the 12 to 29 year old population. The 15 to 24 year old age group is projected to grow 1.1% annually through 2005, compared with the overall female population, which is only projected to grow 0.9%. Additionally, according to the U.S. Census Bureau's 2000 Census, median income levels for women reached $27,355, increasing 6.9% annually from 1993 to 2000, outpacing the 4.4% male median income growth during the same period. Our management believes that these demographic trends will continue to offer us strong market opportunities.

INDUSTRY BACKGROUND

     According to The NPD Group, Inc., the total U.S. footwear market at retail grew 3.2% in 2001 to approximately $40.8 billion and is projected to grow 1.5% in 2002. Women's footwear is the largest category, comprising 52.1% of the total, or $21.3 billion, an increase of 3% over prior year levels. Sales of men's footwear grew 3.2% in 2001 to $15.2 billion, accounting for 37.2% of the total footwear market. Children's sales increased 5.1% last year to $4.4 billion, representing 10.7% of footwear sales.

     At 46.5% of total domestic footwear sales, or $19.0 billion in 2001, dress is the largest segment of the footwear market. Dress shoe sales increased 8.3% in 2001, more than twice the growth rate of the overall footwear market, driven by strong trends in dress casual styles. Athletic, including active casual and performance categories, is the second largest segment of the footwear market at 39.2% of sales, or $16.0 billion. According to NPD, athletic footwear sales increased roughly 2% in 2001 to $16.0 billion and are projected to grow another 2% in 2002 by the Sporting Goods Manufacturers Association. The athletic segment of the footwear industry is dominated by brands, market-share leader Nike in particular, with the top 20 brands comprising roughly 77.0% of domestic athletic footwear sales in 2001, according to NPD. We target the "fashion athletic" product category within the athletic footwear market and do not compete directly with the major athletic retailers. Casual footwear comprises the balance of the footwear market, 14.3% of sales, or $5.8 billion.

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

PRODUCT DEVELOPMENT AND MERCHANDISING

     Our merchants analyze, interpret and translate current and emerging lifestyle trends into footwear and accessories for our target customers. Our merchants and senior management use various methods to monitor changes in culture and fashion.

     For example, we constantly monitor current music, television, movie and magazine themes as they relate to clothing and footwear styles. Our buyers travel to major domestic and international markets, such as New York, London and Milan, to gain an understanding of fashion trends. We attend all major footwear trade shows and analyze various information services which provide broad themes on the direction of fashion and color for upcoming seasons.

     A crucial element of our product development is our test and react strategy, which dramatically lowers our inventory risk. We typically buy small quantities of new footwear and deliver merchandise to a cross-section of stores. We closely monitor sell-through rates on test merchandise and, if the tests are successful, quickly re-order product to be distributed to a larger base of stores. Frequently, in as little as a week, we can make initial determinations as to the results of a product test.

     In addition to our test and react strategy, we can also reduce our fashion risk exposure by increasing the national branded component of our merchandise mix. The national brands carried by our Bakers stores tend to focus on fashion basic merchandise supported by national advertising by the producer of the brand, which helps generate demand from our target customer. We believe we gain substantial brand affinity by carrying these lines. We believe that a customer who enters our store with the intent of shopping for national branded footwear will consider the purchase of our lower price, higher gross margin private label merchandise.

PRODUCT MIX

     We sell both casual and dress footwear. Casual shoes include sport shoes, sandals, athletic shoes, outdoor footwear, casual daywear, weekend casual, casual booties, and tall-shafted boots. Dress shoes include career footwear, tailored shoes, dress shoes, special occasion shoes, and dress booties.

  PRIVATE LABEL.

     Our private label merchandise, which comprised 89.3% of our net shoe sales for our Bakers stores in fiscal year 2001, is generally sold under the Bakers label and, in some instances, is supplied to us on an exclusive basis. Once our management team has arrived at a consensus on fashion themes for the upcoming season, our buyers translate these themes into our merchandise. We currently have three dress footwear buyers, three casual footwear buyers and two accessory buyers.

     To produce our private label footwear, we generally begin with a shoe that our buying teams have discovered during their travels to markets throughout the world, or that is brought to us by one of our commissioned buying agents. Working with our agents, we develop a prototype shoe, which we refer to as a sample. We control the process by focusing on key color, fabric and pattern selections, and collaborate with our buying agents to establish production deadlines. Once our buyers have approved the sample, our buying agents arrange for the purchase of necessary materials and contract with factories throughout the world to manufacture the footwear to our specifications.

     We establish manufacturing deadlines in order to ensure a consistent flow of inventory into the stores. Our disciplined product development process has led to a reduction in lead times. Depending upon where the shoes are produced and where the materials are sourced, we can have shoes delivered to our stores in four to eight weeks. For more information, please see "-- Sourcing and Distribution."

     Our concept depends upon our customers' perception of new and fresh merchandise. Our test and react strategy reduces our risk on new styles of footwear. We also reduce our markdown risk by re-interpreting our core product. Approximately one-half of our private label mix is core product, which we define as styles that carry over for multiple seasons. Our buyers make changes to core product which include colors, fabrications and modified styling to create renewed interest among our customers. We also have relationships with certain

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

producers of national brands who, from time to time, produce comparable versions of their branded footwear under our private label brands.

     Our information systems are designed to identify trends by item, style, color and/or size. In response, our merchandise team generates a key-item report to more carefully monitor and support sales, including reordering additional units of certain items, if available. Merchandising teams and buyers work together continuously to develop new styles to be presented at monthly product review and selection meetings. These new styles incorporate variations on existing styles in an effort to capitalize further on the more popular silhouettes and heel heights or entirely new styles and fabrications that respond to emerging trends or customer preferences.

  NATIONAL BRANDS.

     In 2000, our Bakers stores began to carry nationally recognized branded merchandise which we believe increases the attractiveness of our product offering to our target customers. Our branded shoe sales comprised approximately 6.7% of shoe sales for our Bakers stores in fiscal year 2000 and 10.7% in fiscal year 2001. Important national brands in our stores include Skechers(R), Guess Sport(R), Steve Madden(R), LEI(R), Candies(R) and Chinese Laundry(R). We believe offering nationally recognized brands is a key element to attracting appearance conscious young women. We believe it is strategically important to increase the branded component of our merchandise mix, which should continue to drive comparable store sales. Branded merchandise sells at a higher price point than our private label merchandise. As a result, despite a lower gross margin percentage, branded merchandise generates greater gross profits per pair and leverages our relatively fixed operating costs.

  ACCESSORIES.

     Our accessories include handbags, jewelry, sunglasses, ear clips and earrings, hosiery, scarves and other items. Our accessory products allow us to offer the convenience of one-stop shopping to our customers, enabling them to complement their seasonal ready-to-wear clothing with color coordinated footwear and accessories. Accessories add to our overall sales and typically generate higher gross margins than our footwear. Our average selling price for handbags is $19, and for all accessories, the average selling price is $7.

  MERCHANDISE MIX.

     The following table illustrates net sales by merchandise category as a percentage of our company's total net sales for fiscal years 2000 and 2001:

                                                               FISCAL YEAR
                                                              -------------
CATEGORY                                                      2000    2001
--------                                                      -----   -----
Private Label Footwear......................................   82.3%   79.8%
Branded Footwear............................................    9.1%   12.7%
Accessories.................................................    8.6%    7.5%
                                                              -----   -----
  Total.....................................................  100.0%  100.0%
                                                              =====   =====

  PLANNING AND ALLOCATION.

     We have developed a micro-merchandising strategy for each of our Bakers stores through market research and sales experience. We maintain the level and type of styles demanded by subsets of our target customers. We have categorized each of our Bakers stores as being predominantly a mainstream, fashion or urban location, and if appropriate we identify subcategories for certain stores. We have recently implemented a similar micro-merchandising strategy for our Wild Pair stores.

     Our micro-merchandising strategy allows our merchants to provide an appropriate merchandise mix in order to meet that particular store's customers' casual, weekend/club, career and special occasion needs. In

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determining the appropriate merchandise mix and inventory levels for a particular store, among other factors, for a particular store's profile, we consider:

     - selling history;

     - importance of branded footwear;

     - importance of accessories;

     - importance of aggressive fashion;

     - the stock capacity of the store; and

     - sizing trends and color preferences.

     Our merchandising plan includes sales, inventory and profitability targets for each product classification. This plan is reconciled with our store sales plan, a compilation of individual store sales projections that is developed biannually, but reforecasted monthly. We also update the merchandising plan on a monthly basis to reflect current sales and inventory trends. The plan is then distributed throughout the merchandising department, which analyzes trends on a weekly, and sometimes daily, basis. We use the reforecasted merchandising plan to adjust production orders as needed to meet inventory and sales targets. This process keeps tight control over our inventory levels and reduces markdowns.

     Our buyers typically merchandise 60 to 90 days in advance of anticipated delivery. Frequently, we order merchandise 30 to 60 days in advance of delivery. This strategy allows us to react to both the positive and negative trends and customer preferences identified through our information systems and other tracking procedures. Through this purchasing strategy, we can take advantage of positive trends by quickly replenishing our inventory of popular products. This strategy also reduces our exposure to risk because we are less likely to be overstocked with less desirable items.

  CLEARANCE.

     We utilize rigorous clearance and markdown procedures to reduce our inventory of slower moving styles. Our management carefully monitors pricing and markdowns to facilitate the introduction of new merchandise and to maintain the freshness of our fashion image.

     We have five clearance sales each year, which coincide with the end of a particular selling season. For more information regarding our selling seasons, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations." During a clearance sale, we instruct our stores systematically to lower the price of the items, and if not sold, to ship them to 10 to 12 of our stores which have special clearance sections. We believe that our test and react strategy and our careful monitoring of inventories and consumer buying trends help us to minimize sales at clearance prices.

STORES

  STORE LOCATIONS AND ENVIRONMENT.

     Our stores are designed to attract customers who are intrigued by a young and contemporary lifestyle and to create an inviting, exciting atmosphere in which it is fun for them to shop in locations where they want to shop. As of the end of fiscal year 2001, we operated over 200 stores in 32 states, which has increased to 232 stores in 36 states following the completion of our Sam & Libby acquisition. Our stores average approximately 2,500 square feet and are primarily located in regional shopping malls. Ten of our stores, which are located in dense urban markets such as New York City and Chicago, have freestanding street locations.

     All of our stores are designed to create a clean, upscale boutique environment, featuring contemporary finishings and sophisticated details. Glass exteriors allow passersby to see easily into the store from the high visibility, high traffic locations in the malls where we have located most of our stores. The open floor design

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allows customers to readily view the majority of the merchandise on display while store fixtures allow for the efficient display of accessories.

     Every three weeks, we provide the stores with specific merchandise display directions from the corporate office. Our in-store product presentation utilizes a variety of different fixtures to highlight the breadth of our product line. Various fashion themes are displayed throughout the store utilizing combinations of styles and colors.

     Following is a list of our stores by state:

                        NUMBER OF
STATE                    STORES
-----                   ---------
Alabama...............       1
Arizona...............       2
Arkansas..............       2
California............      38
Colorado..............       5
Connecticut...........       2
Delaware..............       1
Florida...............      18
Georgia...............      15
Idaho.................       1
Illinois..............      18
Indiana...............       6
Kansas................       3
Louisiana.............       5
Maryland..............       4
Massachusetts.........       4
Michigan..............       8
Minnesota.............       2

                        NUMBER OF
STATE                    STORES
-----                   ---------
Mississippi...........       1
Missouri..............       9
Nebraska..............       3
Nevada................       4
New Jersey............      10
New Mexico............       1
New York..............      17
North Carolina........       2
Ohio..................       8
Oklahoma..............       1
Pennsylvania..........       9
Rhode Island..........       1
South Carolina........       1
Texas.................      19
Utah..................       4
Virginia..............       2
Washington............       3
Wisconsin.............       2
---------------------------------

Total Stores..........     232
Total States..........      36

  STORE FORMATS.

     We operate our stores under two different formats, Bakers and Wild Pair. As of April 6, 2002, 199 of our stores were Bakers stores and 33 of our stores were Wild Pair stores.

  Bakers

     Our Bakers store format features fashionable, mostly private label footwear and accessories targeted towards young women between the ages of 12 and 29. The stores focus on widely-accepted, mainstream fashion and provide a fun, high-energy shopping environment geared towards our target customer. Bakers stores are mall-based and in fiscal year 2001 averaged approximately 2,500 square feet and approximately $700,000 in net sales.

  Wild Pair

     Our Wild Pair stores feature fashion-forward merchandise for hip young women and men between the ages of 17 and 24 and are becoming recognized for reflecting the attitude and lifestyle of this growing demographic niche. The Wild Pair customer demands edgier, faster fashion that exists further towards the "leading edge" than does the typical Bakers customer, which allows us to better monitor the direction of the

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

fashion-forward look that our Bakers customer will be seeking. To match the attitude of our Wild Pair merchandise, we have created a "club" atmosphere and a fast, fun environment within our Wild Pair stores.

     Wild Pair stores carry a higher proportion of branded merchandise, such as Steve Madden(R), Steve Madden Men's(R), Guess Sport(R), Skechers(R), Candies(R), Chinese Laundry(R), Diesel Women's(R), Diesel Men's(R), Luichiny(R), Rocket Dog(R), Volatile(R), Perry Ellis Men's(R) and Puma(R), which generally sells at higher price points than our Bakers footwear. Wild Pair stores are mall-based and in fiscal year 2001 averaged approximately 2,000 square feet and approximately $800,000 in net sales, resulting in higher sales dollars per square foot than our Bakers stores.

     The following table compares our Bakers and Wild Pair formats:

                                            BAKERS                       WILD PAIR
                                   -------------------------   ------------------------------
TARGET CUSTOMER:                      Women -- ages 12-29        Men & women -- ages 17-24
% PRIVATE-LABEL FOOTWEAR NET SHOE
  SALES (FISCAL YEAR 2001):                  89.3%                         37.9%
% BRANDED FOOTWEAR NET SHOE SALES
  (FISCAL YEAR 2001):                        10.7%                         62.1%
KEY BRANDS:                           Skechers(R), Guess       Steve Madden(R), Steve Madden
                                        Sport(R), Steve          Men's(R), Guess Sport(R),
                                      Madden(R), LEI(R),          Skechers(R), Candies(R),
                                    Candies(R) and Chinese       Chinese Laundry(R), Diesel
                                          Laundry(R)            Women's(R), Diesel Men's(R),
                                                                Luichiny(R), Rocket Dog(R),
                                                                  Volatile(R), Perry Ellis
                                                                    Men's(R) and Puma(R)
FASHION CONTENT:                        Widely-accepted            Edgy, lifestyle-based
NUMBER OF STORES:                             199                            33
AVERAGE SIZE:                          2,500 square feet             2,000 square feet
AVERAGE NET SALES (FISCAL YEAR
  2001):                                   $700,000                       $800,000

  NEW STORES.

     Our new store strategy is two pronged: opening newly designed stores and converting existing shoe stores. During fiscal year 2001, we opened six newly designed stores, which entailed all new construction. The average newly designed store size was approximately 2,000 square feet, and new store construction costs (before tenant allowances) averaged approximately $200,000. In the same time period, we opened eight converted shoe stores, which allowed us to capitalize on existing store infrastructures. Our converted stores typically require $40,000 to $200,000 in capital investment. Construction management for both new design and remodeled stores is provided by a third party who works for a fixed fee. For either type of store, the average gross inventory investment was approximately $70,000 during fiscal year 2001, while pre-opening costs, which are expensed as incurred, were approximately $5,000 per store. Our stores typically have achieved profitability at the store operating level within the first quarter of operation. We expect our newly designed stores to produce higher sales than our current stores. Our converted stores are expected to generate less sales, but to produce a similar or higher return on investment because of the lower capital requirement.

     In addition to new store openings, we generally are required by our landlords to remodel each store upon lease renewal. Remodeling the average existing store typically costs $40,000 to $200,000.

  STORE ECONOMICS.

     Our new stores generate attractive returns. New stores typically generate approximately $750,000 in annual sales and contribute approximately $102,000 in store contribution cash flow. Consequently, based on an

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

average investment per store of approximately $270,000, we expect our stores to generate an unlevered cash-on-cash return of approximately 38%.

     Our stores have proven able to operate profitably in a wide range of mall classifications. We principally open our new stores in malls that are considered "A" and "B" locations. However, some of our stores are located in malls that are less attractive and do not warrant the $200,000 investment required to fully remodel a store at its lease renewal. However, we will continue to operate these stores as long as they remain profitable. In addition, these stores are valuable in maintaining strong relationships with our national landlords. Many of these stores are larger in size than our newly designed stores, but have significantly lower per square foot occupancy costs.

  STORE OPERATIONS.

     Our store operations are organized into two divisions, east and west, which are subdivided into 16 regions. Each region is managed by a regional manager, who is typically responsible for 12 to 16 stores. Each store is typically staffed with a manager and an assistant manager, in addition to approximately five sales associates. In the aggregate, stores average 170 employee hours per week. In certain markets where stores are more closely located, one of the store managers may also act as an area manager for the stores in that area, assisting the regional manager for those stores.

     Our regional managers are primarily responsible for the operation and results of the stores in their region, including the hiring or promotion of store managers. We develop new store managers by promoting from within and selectively hiring from other retail organizations. Our store managers are primarily responsible for sales results, customer service training, hiring of store level staff, payroll control and shortage control. Merchandise selections, inventory management and visual merchandising strategies for each store are largely determined at the corporate level and are communicated by email to the stores generally on a weekly basis.

     Our commitment to customer satisfaction and service is an integral part of building customer loyalty. We seek to instill enthusiasm and dedication in our store management personnel and sales associates through incentive programs and regular communication with the stores. Sales associates receive commissions on sales with a guaranteed minimum hourly compensation. From time to time, we run sales contests to encourage our sales associates to maximize sales volume. Store managers receive base compensation plus incentive compensation based on sales and inventory control. Regional and area managers receive base compensation plus incentive compensation based on meeting profitability benchmarks. Each of our managers carefully controls the payroll hours used each week in conjunction with a budget provided by the regional manager.

     We have well-established store operating policies and procedures and use an in-store training regimen for all new store employees. On a regular basis, our merchandising staff provides the stores with merchandise presentation instructions, which include diagrams and photographs of fixture presentations. In addition, our internal newsletter provides product descriptions, sales histories and other milestone information to sales associates to enable them to gain familiarity with our product offerings and our business. We offer our sales associates a discount on our merchandise to encourage them to wear our merchandise and to reflect our lifestyle image both on and off the selling floor.

     On a quarterly basis, our regional managers are responsible for completing a loss prevention program in each of our stores. Our loss prevention efforts include monitoring returns, voids, employee sales and deposits, as well as educating our store personnel on loss prevention. In 2002, we will have the capability to monitor inventory through electronic receipt acknowledgment and to better monitor loss prevention factors, which should allow us to identify variances and further to reduce our losses due to damage, theft or other reasons. In addition to these internal control measures, we commission an independent loss prevention audit twice per year.

SOURCING AND DISTRIBUTION

     We source each of our private label product lines separately based on the individual design, styling and quality specifications of those products. We do not own or operate any manufacturing facilities and rely primarily on third party foreign manufacturers in China, Brazil, Italy, Spain, and other countries, for the production of our private label merchandise. In fiscal year 2001, approximately 65% of our footwear was manufactured in China. For fiscal year 2001, the top five commissioned buying agents of our products accounted for approximately 35% of total purchases, with one buying agent accounting for approximately 19% of total purchases.

     We believe that this sourcing of footwear products and our short lead times minimize our working capital investment and inventory risk, and enable efficient and timely introduction of new product designs. Although we have not entered into any long-term manufacturing or supply contracts, we believe that a sufficient number of alternative sources exist for the manufacture of our products. The principal materials used in the manufacture of our footwear and accessory merchandise are available from any number of domestic or international sources.

     Management, or its agents, performs an array of quality control inspection procedures at stages in the production process, including examination and testing of:

     - prototypes of key products prior to manufacture;

     - samples and materials prior to production; and

     - final products prior to shipment.

     All of the merchandise for our stores is initially received, inspected, processed and distributed through one of our two distribution centers, each of which is part of a third-party warehousing system. Merchandise that is manufactured in Asia is delivered to our west coast distribution center in Los Angeles, California, and merchandise that is manufactured elsewhere in the world is delivered to our east coast distribution center located near Philadelphia, Pennsylvania. In accordance with our micro-merchandising strategy, our allocation teams determine how the product should be distributed among the stores based on current inventory levels, sales trends, specific product characteristics and the buyers' input. Merchandise typically is shipped to the stores as soon as possible after receipt in our distribution center using third party carriers, and any goods not shipped to stores are stored in warehouse space in Sikeston, Missouri, for replenishment purposes.

INFORMATION SYSTEMS AND TECHNOLOGY

     Our information systems integrate our individual stores, merchandising, distribution and financial systems. Daily sales and cash deposit information is electronically collected from the stores' point of sale terminals nightly. This allows management to make timely decisions in response to market conditions. These include decisions about pricing, markdowns, reorders and inventory management.

     Currently, our focus is on integrating our planning, purchasing and point of sale systems. We have recently completed the transition to a new point of sale system and implemented Arthur Allocation. These new systems allow us to better execute our micro-merchandising strategy through more efficient management and allocation of our store inventories to reduce further our response times in reaction to fashion trends. In addition, these systems also allow us to identify and reduce our losses due to damage, theft or other reasons, and to improve monitoring of employee productivity.

MARKETING THROUGH IN-STORE ADVERTISING

     Our marketing consists primarily of an in-store, high-impact, visual advertising campaign. Marketing materials are particularly positioned to exploit our high visibility, high traffic mall locations. Banners in our windows and signage on our walls and tables may highlight a particular fashion story, a seasonal theme or a featured piece of merchandise. From time to time, we utilize promotional giveaways or promotional event marketing.

     To cultivate brand loyalty, we successfully introduced our Bakers Frequent Buying Card program nationwide in late 2001. This program allows our customers to purchase a plastic, bar-coded card bearing our logo in order to obtain a discount on all future purchases in our stores until the expiration of the card. We believe that this program will increase same-store sales by improving customer loyalty.

COMPETITION

     Our Bakers stores have no direct national competitors who specialize in full-service, moderate-priced fashion footwear for young women. Yet, the footwear and accessories retail industry is highly competitive and characterized by low barriers to entry.

     Competitive factors in our industry include:

     - brand name recognition;

     - product styling;

     - product quality;

     - product presentation;

     - product pricing;

     - store ambiance;

     - customer service; and

     - convenience.

     We believe that we match or surpass our competitors on the competitive factors that matter most to our target customer. We offer the convenience of being located in high-traffic, high visibility locations within the shopping malls in which our customer prefers to shop. We have a focused strategy on our target customer that offers her the fun store atmosphere, full service and style that she desires.

     Several types of competitors vie for our target customer:

     - department stores (such as Bloomingdale's, Dillard's, Macy's and May Department Stores);

     - national branded wholesalers (such as Candie's, Nine West, Steve Madden and Vans);

     - national branded off-price retailers (such as DSW, Rack Room and Shoe Carnival);

     - national specialty retailers (such as Finish Line, Journey's, Naturalizer and Parade of Shoes);

     - regional chains (such as Cathy Jean and Sheik);

     - discount stores (such as K-Mart, Target and Wal-Mart); and, to a lesser extent,

     - apparel retailers (such as bebe, Charlotte Russe, Express, Rampage and Wet Seal).

     Department stores generally are not located within the interior of the mall where our target customer prefers to shop with her friends. National branded wholesalers generally have a narrower line of footwear with higher average price points and target a more narrowly focused customer. Specialty retailers also cater to a different demographic than our target customer. Regional chains generally do not offer the depth of private label merchandise that we offer. National branded off-price retailers and discount stores do not provide the same level of fashion or customer service. Apparel retailers, if they sell shoes or accessories, generally offer a narrow line of styles, which can encourage a customer to come to our store to purchase shoes or accessories to complement her new outfit. Our competitors sell a broad assortment of footwear and accessories that are similar and sometimes identical to those we sell, and at times may be able to provide comparable merchandise at lower prices. While each of these different distribution channels may be able to compete with us on fashion, value or service, we believe that none of them can successfully match or surpass us on all three of these elements.

     We believe our competitive advantage is to provide fashionable footwear (private label and branded), for a reasonable price in a fun, service-oriented environment. By locating our stores in desirable malls, we are able to attract our appearance-conscious, value-appreciative customer.

     Our Wild Pair stores compete on most of the same factors as Bakers. However, due to Wild Pair's market position, it is subject to more intense competition from national specialty retailers and national branded wholesalers.

COMPANY BACKGROUND

     We were founded as Weiss and Neuman Shoe Co. in 1926 and were acquired in 1997 principally by our current chief executive officer, Peter Edison. In June 1999, we teamed with the then existing management of Bakers to purchase selected assets of the Bakers and Wild Pair chains, approximately 200 store locations, from Edison Brothers Stores, Inc., the debtor-in-possession. Under Edison Brothers, the first Bakers shoe store opened in Atlanta, Georgia, in 1924. Bakers grew to be the nation's largest women's moderately priced specialty fashion footwear retailer. At its peak in 1988, Bakers had grown to approximately 680 stores. At that time, it was one of several footwear, apparel and entertainment retail specialty chains that were owned and operated by Edison Brothers, which in 1995 had over 2,700 stores in all 50 states, Puerto Rico, the Virgin Islands, Mexico and Canada. Edison Brothers filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on November 3, 1995. After an unsuccessful reorganization, Edison Brothers refiled for bankruptcy on March 9, 1999, and immediately commenced a liquidation of all its assets. At the time of the Bakers acquisition we had 55 locations, which we have subsequently closed or merchandised in the Bakers or Wild Pair formats. In February 2001, we changed our name to Bakers Footwear Group, Inc.

EMPLOYEES

     As of January 5, 2002, we employed approximately 555 full-time and 1,520 part-time employees. We employ approximately 110 of our employees in general administrative functions at our corporate offices and warehouse, and 1,965 at our store locations. The number of part-time employees fluctuates depending on our seasonal needs. None of our employees are represented by a labor union, and we believe our relationship with our employees is good.

PROPERTIES

     We lease all of our store locations. Most of our leases have an initial term of at least ten years. A number of our leases provide a lease termination option in specified years of the lease if we do not meet certain sales levels. In addition, leases for locations typically require us to pay property taxes, utilities, repairs, maintenance, common area maintenance and, in some instances, merchant association fees. Some of our leases also require contingent rent based on sales.

     We lease approximately 38,000 square feet for our headquarters, located at 2815 Scott Avenue, St. Louis, Missouri 63103. The lease has four years remaining, which we can extend for an additional five years. We also operate an accessory and supply warehouse at 1209 Washington Avenue in St. Louis that occupies approximately 60,000 square feet and operates under the terms of a lease with six years remaining.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We acquired the right and title to several trademarks in connection with the Bakers acquisition, including our trademarks Bakers(TM) and Wild Pair(R). In addition, we currently have several applications pending with the United States Patent and Trademark Office for additional registrations. For more information on our trademarks, please see "Risk Factors -- Our ability to expand into some territorial and foreign jurisdictions under the trademarks 'Bakers' and 'Wild Pair' is restricted" and "Risk Factors -- Our failure to register, renew or otherwise protect our trademarks could have a negative impact on the value of our brand names and on our ability to use our intellectual property."

LEGAL PROCEEDINGS

     From time to time we are involved in ordinary routine litigation common to companies engaged in our line of business. Currently we are not involved in any material pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information concerning the executive officers and directors of Bakers is set forth below:

NAME                                    AGE               POSITIONS HELD
----                                    ---   --------------------------------------
Peter A. Edison.......................  46    Chairman of the Board and Chief
                                              Executive Officer
Michele A. Bergerac...................  45    President and Director Nominee
Mark D. Ianni.........................  40    Executive Vice President -- General
                                              Merchandise Manager
Lawrence J. Spanley, Jr...............  55    Chief Financial Officer, Treasurer and
                                              Secretary
Stanley K. Tusman.....................  55    Executive Vice President -- Inventory
                                              and Information Management
Joseph R. Vander Pluym................  50    Executive Vice President -- Stores
Andrew N. Baur........................  57    Director Nominee
Bernard A. Edison.....................  74    Director Nominee
Julian I. Edison......................  72    Director Nominee

     Peter A. Edison has over 23 years of experience in the fashion and apparel industry. Between 1986 and 1997, Mr. Edison served as director and as an officer in various divisions of Edison Brothers Stores, Inc, including serving as the Director of Corporate Development for Edison Brothers, President of Edison Big & Tall, and as President of Chandlers/Sacha of London. He also served as Director of Marketing and Merchandise Controller, and in other capacities, for Edison Shoe Division. Mr. Edison received his M.B.A. in 1981 from Harvard Business School, and currently serves as a member of the board of directors of Dave & Busters, Inc. He has served as our Chairman of the Board and Chief Executive Officer since October 1997.

     Michele A. Bergerac has over 23 years of experience in the junior and contemporary women's shoe business including a 20-year career in various divisions of the May Company and three years with Bakers. Ms. Bergerac started at Abraham & Strauss as an Assistant Buyer. Her buying and merchandising career with the May Company included positions at G. Fox and Foley's, where she was the Vice President of Footwear, prior to being hired by Edison Brothers as President of Edison Footwear Group in 1998. Ms. Bergerac has served as our President since June 1999.

     Mark D. Ianni is an experienced first-cost buyer, having held various positions in his combined 20 years with Edison Brothers and Bakers, including Merchandiser, Associate Buyer, Dress Shoe Buyer, Tailored Shoe Buyer and General Merchandise Manager of Dress Shoes prior to his current position of General Merchandise Manager. Mr. Ianni has served as our Executive Vice
President -- General Merchandise Manager since June 2001.

     Lawrence J. Spanley, Jr. has over 30 years of retail accounting and finance experience. Mr. Spanley spent much of his career at Senack Shoes, a division of Interco. Since 1992, Mr. Spanley has served as either our Chief Financial Officer or our Vice President -- Finance, and as our Treasurer and Secretary.

     Stanley K. Tusman has over 20 years of financial analysis and business experience. Mr. Tusman served as the Vice President of Planning & Allocation for the 500-store Edison Footwear Group, the Vice President of Retail Systems Integration for the 500-store Genesco Retail, Director of Marketing and Logistics for the 300-store Journey's and the Director of Financial Planning for the 400-store Claire's Boutiques chains. Mr. Tusman has served as our Executive Vice President -- Inventory and Information Management since June 1999.

     Joseph R. Vander Pluym is a 26-year veteran of store operations with a track record of building and motivating high energy, high service field organizations. Mr. Vander Pluym spent 20 years at the 700-store

Merry Go Round chain, and served as the Head of Store Operations for Edison Footwear Group for three years prior to joining Bakers. Mr. Vander Pluym has served as either our Vice President -- Stores or our Executive Vice President -- Stores since June 1999.

     Edison Brothers Stores, Inc. filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on November 3, 1995. After an unsuccessful reorganization, Edison Brothers refiled for bankruptcy on March 9, 1999 and immediately commenced a liquidation of all its assets.

     The following individuals, along with Ms. Bergerac discussed above, have been nominated to serve on our board of directors, and we will nominate and elect two more directors. We intend to have three independent directors serving on our board.

     Andrew N. Baur has served as the Chairman and Chief Executive Officer of Mississippi Valley Bancshares, Inc. since 1984, and as the Chairman and Chief Executive Officer of Southwest Bank of St. Louis, a subsidiary of Mississippi Valley Bancshares, Inc. since 1984. He is also a director of Rawlings Sporting Goods Company, Inc.

     Bernard A. Edison was President of Edison Brothers from 1968 until his retirement in 1987. He currently serves as a director of Anheuser-Busch Companies. He was a director of General American Life Insurance Co. and Mercantile Bancorp until 1999. Bernard Edison is the father of Peter Edison, our Chairman of the Board and Chief Executive Officer.

     Julian I. Edison is a private investor and served as the Chairman of Edison Brothers, and President of Edison Brothers Shoe Stores, Inc., from 1968 until his retirement in 1986. He was a director of Boatmen's National Bank until 1995, a director of Boatmen's Bancshares until 1990, and a director of The Stop and Shop Companies until 1988. Julian Edison is a cousin of Peter Edison, our Chairman of the Board and Chief Executive Officer.

COMMITTEES OF THE BOARD OF DIRECTORS

     We have established an audit committee consisting of Andrew N. Baur, Julian
I. Edison and                     , all of whom qualify as "independent
directors" under the Nasdaq National Market rules. The audit committee is governed by a written charter which must be reviewed, and amended if necessary, on an annual basis. Under the charter, the audit committee must meet at least four times a year and is responsible for reviewing the independence, qualifications and quality control procedures of our independent auditors, and is responsible for recommending the initial or continued retention, or a change in, our independent auditors. In addition, the audit committee is required to review and discuss with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal audit procedures and critical accounting policies. The audit committee's charter also requires the audit committee to review potential conflict of interest situations, including transactions with related parties, and to discuss with our management other matters related to our external and internal audit procedures.

     We have also established a compensation committee consisting of Julian I.
Edison and           . The compensation committee is responsible for making
recommendations to the board of directors regarding compensation arrangements for our executive officers, including annual bonus compensation, and consults with our management regarding compensation policies and practices. The compensation committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans.

DIRECTORS' AND OFFICERS' TERMS AND DIRECTORS' FEES

     Upon completion of this offering, our board of directors will consist of seven members. During the last three fiscal years, no directors' fees were paid. Following this offering our directors will be elected annually, and non-management directors will receive an annual retainer of $12,000, plus $500 per meeting attended, and an initial grant of options to purchase 5,000 shares of our common stock at an exercise price equal to the offering price. Each of the executive officers serves at the pleasure of our board of directors.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation paid or awarded by us to our chief executive officer, Mr. Peter Edison, and the four other executive officers, the "named executive officers," whose cash compensation exceeded $100,000 in all capacities for fiscal year 2001:

                                              ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                       ----------------------------------   ----------------------------------
                                                                                    AWARDS            PAYOUTS
                                                                            -----------------------   --------
                                                                  OTHER                  SECURITIES                ALL
                                                                  ANNUAL    RESTRICTED     UNDER-                 OTHER
                                                                 COMPEN-      STOCK        LYING        LTIP     COMPEN-
NAME AND                      FISCAL                              SATION      AWARDS      OPTIONS     PAYOUTS     SATION
PRINCIPAL POSITION             YEAR    SALARY($)   BONUS($)(1)    ($)(2)       ($)          (#)         ($)       ($)(3)
------------------            ------   ---------   -----------   -------    ----------   ----------   -------    -------
Peter A. Edison,
  Chairman of the Board and
  Chief Executive Officer...   2001
Michele A. Bergerac,
  President.................   2001
Stanley K. Tusman,
  Executive Vice
  President -- Inventory and
  Information Management....   2001
Mark D. Ianni,
  Executive Vice
  President -- General
  Merchandise Manager.......   2001
Joseph R. Vander Pluym,
  Executive Vice
  President -- Stores.......   2001

---------------

(1) Reflects bonuses earned in fiscal year 2001.

(2) Applicable regulations set reporting thresholds for certain non-cash compensation if the aggregate amount is in excess of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officers. The dollar value of this non-cash consideration for each named executive officer was less than the established reporting thresholds.

(3) Includes premiums paid on a life insurance policy solely for the benefit of Mr. Tusman.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no individual grants of stock options to named executive officers during fiscal year 2001.

OPTION EXERCISES

     The following table sets forth information regarding aggregate option exercises during fiscal year 2001 and the number and value of exercisable and unexercisable options to purchase Bakers common stock held by the named executive officers as of January 5, 2002. None of the individuals exercised any Bakers stock options during fiscal year 2001.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF
                             SHARES       VALUE        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                           ACQUIRED ON   REALIZED     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
NAME                       EXERCISE(#)     ($)          JANUARY 5, 2002(1)           AT JANUARY 5, 2002(2)
----                       -----------   --------   ---------------------------   ---------------------------
                                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                    -----------   -------------   -----------   -------------
Peter A. Edison..........       0           0           --             --
Michele A. Bergerac......       0           0
Stanley K. Tusman........       0           0
Mark D. Ianni............       0           0
Joseph R. Vander Pluym...       0           0

---------------

(1) Includes options amended to be covered by our 2002 Stock Option Plan. For more information about our stock option plan, please see "Incentive
    Plans -- 2002 Stock Option Plan."

(2) Calculated by determining the excess of the offering price per share over the exercise price per share and multiplying by the total number of shares underlying the options, net of all aggregate option exercise proceeds.

INCENTIVE PLANS

  BAKERS FOOTWEAR GROUP, INC. CASH BONUS PLAN

     Historically, on average, approximately 10% of our earnings before interest, taxes, depreciation, amortization and incentive bonuses have been paid as incentive bonuses to our executive officers and key employees. Upon completion of this offering, we plan to implement the Bakers Footwear Group, Inc. Cash Bonus Plan, which we refer to as the "Cash Bonus Plan." The material terms of the Cash Bonus Plan are outlined below.

     General Terms. The Cash Bonus Plan's purpose is to further align the interests of management with our shareholders by providing management employees with cash incentives in addition to current compensation to attain certain performance goals and to attract and retain the services of competent management employees. The Cash Bonus Plan is also intended to provide qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. We expect our Cash Bonus Plan to be approved by our shareholders prior to the completion of this offering. No additional amounts may be paid under the plan after December 31, 2006, unless the plan is again approved by our shareholders.

     Administration. The Cash Bonus Plan is administered by our compensation committee which must consist of at least three "outside" members of our board of directors (as defined in the plan). Our compensation committee has complete authority to interpret the Cash Bonus Plan, to prescribe, amend and rescind rules and regulations pertaining to it, and to make all other determinations necessary or advisable for the administration of the plan. Our board of directors may at any time amend the Cash Bonus Plan in any fashion or terminate the plan. However, our board cannot make any amendment which would cause bonuses payable under the plan to fail to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     Eligibility. All of our employees that we have classified as management employees are eligible to participate in the plan.

     Performance Goals. For each fiscal year beginning after January 1, 2003, our compensation committee will, no later than the 90th day of the year, establish performance goals for that year, the results of which are substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code and regulations thereunder. These performance goals will be based on one or more of the following business criteria:

     - sales growth;

     - operating income;

     - return on assets;

     - stock price;

     - earnings per share;

     - cash flow;

     - market share;

     - costs;

     - debt to equity ratio; or

     - earnings before interest, taxes, depreciation and amortization.

     Payment of Bonuses. At the time that the performance goals for the fiscal year are established, our compensation committee will also establish an objective formula for determining bonuses based on a specified percentage of annual base salary. This formula will be based on the attainment, in whole or in part, of the performance goals for that year. The maximum bonus payable to any participant for any fiscal year shall not exceed $1 million. The formula established for any fiscal year must preclude any discretion by the committee to increase the amount of the bonus under the Cash Bonus Plan. After the end of each fiscal year, our compensation committee must certify in writing whether the performance goals for that fiscal year have been attained, in whole or in part, and the bonus payable to each participant for that fiscal year, if any, will be determined in accordance with that certification. In the event a participant terminates employment with us during any fiscal year for any reason, that participant will not be entitled to receive any bonus under the plan for that year.

  2002 STOCK OPTION PLAN

     General Terms. The Bakers Footwear Group, Inc. 2002 Stock Option Plan, which we refer to as the "2002 Plan," provides for the grant of options intended to qualify as "incentive stock options" or "ISOs" under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as "Nonstatutory Stock Options." We expect the 2002 Plan to be approved by our shareholders prior to the completion of this offering.

     Authorized Shares. We expect the total number of shares of common stock reserved for issuance under the 2002 Plan to be 600,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). The maximum number of shares underlying ISOs is expected to be 600,000. Generally, shares covered by an award which is forfeited, canceled, or expires, shares withheld for tax purposes and shares repurchased are again available under the 2002 Plan.

     Administration. The 2002 Plan will be administered by the compensation committee of our board of directors, which selects the eligible persons to whom options will be granted. The compensation committee also determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable. Further, the compensation committee interprets the provisions of the 2002 Plan and, subject to certain limitations, may amend the 2002 Plan. The compensation committee must consist of two or more non-employee directors (as defined in the 2002 Plan) and will have authority to appoint a subcommittee whose members qualify as "outside" directors under Section 162(m) of the Internal Revenue Code. This committee may delegate to our chief executive officer the authority to determine the individuals, except for executive officers, to whom, and the time at which and the terms upon which options shall be granted. Each option granted under the 2002 Plan will be evidenced by a written agreement between us and the optionee.

     Eligibility. Options may be granted under the 2002 Plan to all employees (including officers) and directors of, and certain consultants and advisors to, us or any of our subsidiaries. The maximum number of shares underlying options which may be awarded to a participant under the plan is expected to be 100,000 per year, except that any new chief executive officer may be awarded twice this amount upon being named to that position.

     Terms of options. The exercise price for ISOs granted under the 2002 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted, except for ISOs granted to shareholders holding 10% or more or our voting power must have an exercise price of not less than 110% of the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options is determined by our board of directors. ISOs granted under the 2002 Plan have a maximum term of ten years, except for grants to any 10% shareholders which are subject to a maximum term of five years. The exercise price of options granted under the 2002 Plan may be paid by check, our common stock, or any combination of the foregoing at the option of the holder. Options granted under the 2002 Plan are not transferable, except by will and the laws of descent and distribution. The total amount of ISOs that may be exercised by any individual person in any fiscal year is limited; however, there is no such limit with respect to Nonstatutory Stock Options. Our compensation committee reserves the right to condition the exercise of each option on our maintaining an effective registration statement relating to the common stock underlying the options.

     Termination of employment. Upon termination of employment for any reason, all vesting of options under the 2002 Plan stops. Thereafter, the time period in which the optionee may exercise vested options depends on the circumstances of termination. If the optionee retires, this time period is five years. If the optionee dies or is disabled (as defined in the 2002 Plan), this time period is one year. If the optionee voluntarily terminates employment, or employment terminates for any other reason, all unexercised options lapse. However, if the employment terminates with our consent and approval, then our compensation committee may, in its absolute discretion, permit the optionee to exercise vested options for the next three months. In any case, all options must be exercised within ten years of the date of grant.

     Change of control. The 2002 Plan generally provides that upon a change of control, all outstanding options immediately vest. The 2002 Plan generally defines a change of control as:

     - the acquisition of beneficial ownership of   % or more of our common
       stock or combined voting power by any person, entity or group (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934);

     - certain changes to our incumbent board of directors; or

     - approval of a reorganization, merger or consolidation in which our then current shareholders would not thereafter own more than 50% of our voting stock.

     The 2002 Plan also provides that option agreements may contain such provisions as the compensation committee determines to be appropriate for the adjustment of the number, exercise price and class of shares subject to each outstanding option and to the class of shares and number of options available under the plan by reason of stock dividends, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, combinations or exchanges or shares and the like.

     Prior option grants. Except as described in this paragraph, no options have been granted under the 2002 Plan. Prior to this offering, we had a predecessor stock option plan in effect which allowed us to grant Nonstatutory Stock Options. There will be no further grants under this plan. All of the option holders under this prior plan have agreed to amend their option award agreements to cover shares of our one class of common stock, under generally the same terms and conditions, and to be generally governed by the 2002 Plan, upon completion of this offering. Immediately after this offering, these options will cover 415,263 shares of our common stock at an exercise price of $0.0059 per share. Of this amount, options to purchase 306,502 shares will be exercisable immediately after this offering. These options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     We have entered into employment agreements with Peter Edison, our Chairman of the Board and Chief Executive Officer, and Michele Bergerac, our President.

     Mr. Edison's agreement has a term of three years, renewable automatically for additional one year terms. The agreement may be terminated by us prior to the end of the term with or without cause (as defined in the agreement), upon 90 days notice by Mr. Edison or us. As compensation for his services, Mr. Edison will receive an annual base salary at a rate determined by our board of directors, which may not be less than his salary as of the effective date of his agreement, and will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Mr. Edison may not become employed by or interested directly or indirectly in or associated with certain of our competitors.

     Mr. Edison's employment agreement also provides that he is entitled to a payment upon the occurrence of a trigger event. Generally, a trigger event is defined as a material reduction in the nature or status of his duties and responsibilities, his termination without cause or because of disability, a reduction in his base salary, or a change of control of the company (as defined in the agreement).

     Upon the occurrence of a trigger event, Mr. Edison is entitled to a one time payment equal to three times the sum of:

     - his current base salary (as defined in the agreement); and

     - the average bonus payments made by us to Mr. Edison in the two calendar years immediately preceding the trigger event.

     Ms. Bergerac's agreement has a term of three years, renewable automatically for additional three year terms. The agreement may be terminated by us with or without cause (as defined in the agreement) upon 90 days notice by Ms. Bergerac or us. As compensation for her services, Ms. Bergerac will receive an annual base salary at a rate determined by our chief executive officer, which may not be less than her salary as of the effective date of her agreement, and will be entitled to participate in bonus plans and other benefits that we establish from time to time, including our Cash Bonus Plan. The agreement also provides that for the term of the agreement and for twelve months thereafter, Ms. Bergerac may not become employed by or interested directly or indirectly in or associated with certain of our competitors. If Ms. Bergerac is terminated for disability or without cause, she is entitled to severance pay equal to her monthly base salary at the time of termination multiplied by the lesser of the number of months remaining in the employment term or 18 months.

     Ms. Bergerac's employment agreement also provides that she is entitled to a payment upon the occurrence of a trigger event. For Ms. Bergerac, a trigger event is defined as:

     - her not being selected chairman and chief executive officer after Peter Edison ceases to occupy those positions; or

     - within three years of her becoming our chairman and chief executive officer there is a material reduction in the nature or status of her duties and responsibilities, she is terminated without cause, or there is a reduction in her base salary.

     Upon the occurrence of a trigger event, Ms. Bergerac is entitled to a one time payment equal to three times the sum of:

     - her current base salary (as defined in the agreement); and

     - the average bonus payments made by us to Ms. Bergerac in the two calendar years immediately preceding the trigger event.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2001, Bakers did not have a compensation committee or other committee performing similar functions. Decisions concerning the compensation of executive officers were made by our director.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Andrew N. Baur, one of our director nominees, is Chairman and Chief Executive Officer of Mississippi Valley Bancshares, Inc. and Chairman and Chief Executive Officer of Southwest Bank of St. Louis, a subsidiary of Mississippi Valley Bancshares, Inc. In June 1999, we borrowed $500,000 from Mississippi Valley Capital Company, a subsidiary of Mississippi Valley Bancshares. The note is payable on January 31, 2003. In connection with this loan, Mississippi Valley Capital Company also acquired a warrant to purchase 130,741 shares of our common stock at an aggregate exercise price of $76.91. The warrant is redeemable, if not exercised, on January 31, 2003, for at least $700,000, or a larger amount based on our financial performance. Mississippi Valley Capital Company will exercise this warrant prior to completion of this offering. In addition, also in June 1999, we entered into another subordinated note agreement with Southwest Bank under which we owe a principal amount of $95,000 on January 31, 2003.

     In October 1997, we entered into a subordinated note agreement under which we currently owe approximately $750,000 payable to our present Class B shareholders. The note is secured by a $500,000 standby letter of credit and the personal guaranty of Peter Edison, our chairman of the board and chief executive officer.

     We have a $25 million secured revolving credit facility with Fleet Retail Finance, Inc. Mr. Peter Edison currently provides a limited guaranty of collection under that facility up to $500,000.

     Joseph Russell, one of our shareholders, is a part owner and executive officer of Elan-Polo Inc., one of our suppliers. During fiscal year 2001, we purchased approximately $1.2 million in merchandise from Elan-Polo. For more information, please see note 15 to the notes to the financial statements.

     In the first quarter of fiscal year 2002, we sold $500,000 of our subordinated convertible debentures due 2007 as part of our offering of $4.9 million of our subordinated convertible debentures in a private offering to each of Julian Edison, one of our director nominees, and to an entity affiliated with Mississippi Valley Capital Company, of which Andrew Baur, one of our director nominees, is Chairman and Chief Executive Officer.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information, as of April 6, 2002, concerning the beneficial ownership of our common stock, before and as adjusted to reflect the sale of shares offered by this prospectus, for:

     - each of our named executive officers;

     - each of our directors or nominees;

     - all of our directors, nominees and executive officers as a group;

     - each person who is known by us to be the beneficial owner of more than 5% of our common stock; and

     - each person selling shares in connection with this offering.

     Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it.

                                NUMBER OF
                                SHARES OF
                                  COMMON
                                  STOCK                                  NUMBER OF     APPROXIMATE PERCENTAGE
                               BENEFICIALLY                 NUMBER OF    SHARES OF     OF OUTSTANDING SHARES
                               OWNED BEFORE     OPTIONS     SHARES OF   COMMON STOCK     OF COMMON STOCK(3)
                               THE OFFERING   EXERCISABLE    COMMON     BENEFICIALLY   ----------------------
                                EXCLUDING       WITHIN        STOCK     OWNED AFTER    BEFORE THE   AFTER THE
NAME AND ADDRESS(1)             OPTIONS(2)      60 DAYS      OFFERED    THE OFFERING    OFFERING    OFFERING
-------------------            ------------   -----------   ---------   ------------   ----------   ---------
DIRECTORS, NOMINEES AND
  EXECUTIVE OFFICERS
Peter A. Edison(4)...........   1,349,913                       --
Michele A. Bergerac(5).......     100,850                       --
Stanley K. Tusman(6).........      18,870                       --
Mark D. Ianni(7).............       8,404                       --
Andrew N. Baur(8)............      63,031                       --
Joseph R. Vander Pluym(9)....       4,250                       --
Bernard A. Edison(10)........     579,887                       --
Julian I. Edison(15).........     190,163                       --
All executive officers and
  directors as a group (9
  persons)(11)...............   2,319,618                       --

5% OWNERS (NOT INCLUDED
  ABOVE)
Beatrice Edison Trust(12)....     433,424                       --
Joseph Russell(13)...........     210,104                       --
Sanford Weiss(14)............     462,247
Special Situations Funds III,
  L.P. and affiliates(16)....          --

SELLING SHAREHOLDERS
R. Weiss Marital Trust.......     142,154
Sanford Weiss Trust..........     146,166
Charles Weiss Trust..........      21,369
Ellen Weiss..................       6,681
Rochelle Weiss...............       6,681
Stephen Weiss................      33,490
David Weiss..................      34,085
Michael Weiss................      32,895

                                NUMBER OF
                                SHARES OF
                                  COMMON
                                  STOCK                                  NUMBER OF     APPROXIMATE PERCENTAGE
                               BENEFICIALLY                 NUMBER OF    SHARES OF     OF OUTSTANDING SHARES
                               OWNED BEFORE     OPTIONS     SHARES OF   COMMON STOCK     OF COMMON STOCK(3)
                               THE OFFERING   EXERCISABLE    COMMON     BENEFICIALLY   ----------------------
                                EXCLUDING       WITHIN        STOCK     OWNED AFTER    BEFORE THE   AFTER THE
NAME AND ADDRESS(1)             OPTIONS(2)      60 DAYS      OFFERED    THE OFFERING    OFFERING    OFFERING
-------------------            ------------   -----------   ---------   ------------   ----------   ---------
Alyson (Weiss) Garland.......      20,468
Jennifer (Weiss) Kaslow......      18,258

---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Unless otherwise specified below, the business address of each of the above persons is: c/o Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103.

 (2) Reflects our planned reclassification, the completion of which will occur upon the completion of this offering. Prior to this offering, our capital structure consisted solely of three classes of common stock: Class A common stock (voting), Class B common stock (non-voting) and Class C common stock. We issued the Class B common stock to members of the Weiss Family. All of these classes will be converted into shares of our only class of common stock upon the completion of this offering. Members of the Weiss family are the only selling shareholders in this offering. The following notes indicate the pre-offering voting equity for each shareholder who originally held more than 5% of the voting stock.

 (3) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person.

 (4) Represents 1,336,500 shares of our common stock that Peter Edison, the Chairman and Chief Executive Officer of Bakers, owns. Includes 13,413 shares owned by Mr. Edison's wife. Prior to the completion of this offering, Mr. Edison beneficially owned 46.9% of the voting power.

 (5) Represents 100,850 shares of our common stock held by Michele Bergerac, the
     President of Bakers. Includes           shares of common stock subject to
     currently exercisable options. Prior to the completion of this offering, Ms. Bergerac beneficially owned 8.23% of the voting power.

 (6) Represents 18,870 shares of our common stock held by trust the Stanley K. Tusman and Gail F. Tusman Declaration of Trust dated December 1, 1999. Mr. Tusman is our Executive Vice President -- Inventory and Information
     Management. Includes           shares of common stock subject to currently
     exercisable options.

 (7) Represents 8,404 shares of our common stock held by Mark Ianni, our Executive Vice President -- General Merchandise Manager. Includes
               shares of common stock subject to currently exercisable options.

 (8) Represents 63,031 shares of our common stock held in trust for Mr. Baur, and includes 130,741 shares of our common stock that are held by Mississippi Valley Capital Company, a venture-capital subsidiary of Mississippi Valley Bancshares Inc., of which Mr. Baur is the Chairman and Chief Executive Officer, which shares are subject to a warrant that will be exercised upon the completion of this offering. Also includes 77,767 shares of common stock underlying our subordinated convertible debentures due 2007 held by an affiliate of Mississippi Valley Capital Company. Prior to the completion of this offering, Mr. Baur beneficially owned 6.44% of the voting power.

 (9) Represents 4,250 shares of our common stock held by Joseph Vander Pluym,
     our Executive Vice President -- Stores. Includes           shares of common
     stock subject to currently exercisable options.

(10) Represents 146,463 shares of our common stock that Bernard Edison, a director and the father of Peter Edison, is deemed to beneficially own. Includes 433,424 shares owned by the Beatrice Edison Trust, of which Mr. B. Edison is a co-trustee. Mr. B. Edison disclaims beneficial ownership of all shares held by the trust. Prior to the completion of this offering, Mr. B. Edison beneficially owned 20.15% of the voting power.

(11) This group is comprised of Peter Edison, Michele Bergerac, Bernard Edison, Julian Edison, Andrew Baur, Mark Ianni, Lawrence Spanley, Stanley Tusman, and Joseph Vander Pluym. Includes 2,319,618 shares of common stock and shares underlying options and warrants exercisable within 60 days. Prior to the completion of this offering, this group beneficially owned 83.90% of the voting power.

(12) Prior to the offering, the trust held 15.06% of the voting power.

(13) Prior to the offering, Mr. Russell owned 7.3% of the voting power.

(14) Represents shares held by the Weiss family and by various trusts for the benefit of members of the Weiss family for which Mr. Weiss, who controlled Bakers prior to Peter Edison and certain members of his family's acquisition of a controlling interest in the company in 1997, serves as a trustee, which are subject to a voting trust for which Mr. Weiss serves as voting trustee. Prior to the completion of this offering, the members of the Weiss family were the sole holders of our Class B common stock, which was non-voting. As former holders of our Class B common stock, the Weiss family has been permitted to sell 43.27% of their shares in this offering.

(15) Includes 190,163 shares of our common stock that Mr. Julian Edison owns. Also includes 77,767 shares of our common stock underlying our subordinated convertible debentures due 2007 held by Mr. J. Edison that will convert into common stock upon the completion of this offering.

(16) Consists of shares of our common stock underlying our subordinated convertible debentures due 2007 held by Special Situations Fund III, L.P., and its affiliates. The business address for each of these entities is 153
     E. 53rd Street, 55th Floor, New York, NY 10022.

                          DESCRIPTION OF CAPITAL STOCK

     This description of our capital stock refers to and incorporates various terms of our amended and restated articles of incorporation and our amended bylaws as our shareholders will adopt them and as they will be in effect following the completion of this offering. Copies of forms of these documents have been filed as exhibits to the registration statement of which this prospectus is a part. Since the terms of our amended and restated articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of those documents, instead of a summary description of the material terms. If you would like to read our articles of incorporation and/or our bylaws, forms of these documents are on file with the SEC or you may request a copy of either document (or of both documents) from us. Unless otherwise expressly provided, any reference to our articles of incorporation or bylaws assumes the adoption of the forms of these amended and restated articles of incorporation and the amended and restated bylaws.

AUTHORIZED CAPITAL STOCK

     Under our articles of incorporation, as in effect following the completion of this offering, we will have the authority to issue 45,000,000 shares of stock, of which 5,000,000 will be shares of $0.0001 par value preferred stock, and 40,000,000 will be shares of $0.0001 par value common stock. Prior to the completion of this offering, we have three classes of common stock authorized, of which two classes are outstanding. These classes of common stock differ only as to voting rights. Our articles of incorporation provide for the reclassification and conversion of our three authorized classes of common stock into shares of a single class of common stock on a 1.7 for 1.0 basis upon completion of this offering. Our shareholders have also authorized us to issue preferred stock as discussed below.

BAKERS COMMON STOCK

     The holders of our common stock will be entitled to one vote for each share held of record on the applicable record date on all matters voted on by our shareholders, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of those shares will exclusively possess all voting power. Our articles do not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities, and there are no redemption or sinking fund provisions with respect to our stock. Following the completion of this offering, there will be no conversion rights with respect to our stock. Subject to any preferential rights of any outstanding series of preferred stock created by our board from time to time, the holders of our common stock on the applicable record date will be entitled to dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to these holders.

     Our articles of incorporation and our bylaws contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of Bakers. For more information on these provisions, please see "Anti-Takeover Effects of Certain Provisions."

BAKERS PREFERRED STOCK

     Our board has the authority to establish and issue shares of preferred stock in one or more series and to determine, by resolution, with respect to any series of preferred stock, the voting powers (which may be full, limited or eliminated), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rates, conversion rights and redemption provisions, without any further vote or action by our shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights.

SHARES RESERVED FOR OPTIONS, WARRANTS AND SUBORDINATED CONVERTIBLE DEBENTURES

     Options to purchase 415,263 shares of our common stock will be outstanding upon completion of this offering. This amount excludes approximately 405,000 shares of common stock underlying options that we expect to grant to officers and key employees after this offering. Options previously granted were granted pursuant to an option plan established in June 1999 which provides for the granting of shares of Class C common stock pursuant to non-qualified options. For more information, please see note 12 to the notes to the financial statements. In connection with this offering, we have amended the current option agreements so that they relate to our new class of common stock, under generally the same terms and conditions.

     In June 1999, the Company issued a subordinated note to Mississippi Valley Capital Company in the aggregate principal amount of $500,000, bearing interest at 6.0% per annum and due January 31, 2003. In connection with this note, the Company issued a warrant exercisable for 130,741 shares of Class A Common Stock at an aggregate exercise price of $76.91 to Mississippi Valley Capital Company. The warrant is redeemable, if not exercised, on January 31, 2003, for at least $700,000, or a larger amount depending on the financial performance of the Company. Upon completion of this offering, Mississippi Valley Capital Company will exercise the warrant.

     In the first quarter of fiscal year 2002, we issued $4.9 million of subordinated convertible debentures due 2007. Upon the completion of this offering, the subordinated convertible debentures will automatically convert into 762,119 shares of our common stock.

     In connection with this offering, we have agreed to sell to the representatives and their designees warrants to purchase up to 200,000 shares of our common stock, subject to antidilution adjustments, at an exercise price
equal to $     per share, or 120% of the offering price. The warrants are restricted from sale, transfer, assignment, pledge or hypothecation for one year from the date of this prospectus, except to the officers and members of the representatives. The warrant holders may exercise the warrants at any time during the four-year period commencing one year after the date of this prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co., (212) 845-3201.

                  ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

     Our articles of incorporation, our bylaws and Missouri law contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our board of directors. These provisions are designed to enable our board of directors, particularly in the initial years of our existence as an independent, publicly-owned company, to develop our business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by our board of directors to be in our best interests and the best interests of our shareholders.

     The description set forth below is intended as a summary of these provisions only and is qualified in its entirety by reference to those provisions.

LIMITATIONS ON CHANGES IN BOARD COMPOSITION AND OTHER ACTIONS BY SHAREHOLDERS

     Our articles of incorporation and our bylaws provide that the number of directors will be fixed from time to time exclusively by our board. Our bylaws further provide that our board of directors shall consist of not less than three and no more than 12 directors (initially our board will be comprised of seven directors).

     Missouri law provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation's voting stock may remove any director from office. Our articles of incorporation provide that (1) any director, or the entire board of directors may be removed from office only for cause and by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of our capital stock and (2) any director may be removed from office by the affirmative vote of a majority of the entire board of directors, as provided by law, in the event that the director fails to meet any qualifications stated in the bylaws for election as a director or in the event that the director is in breach of any agreement between the director and us relating to the director's service as a director or our employee. Missouri law also provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, until the next election of directors by the shareholders. Our articles of incorporation provide that, subject to any rights of holders of our preferred stock, vacancies may be filled only by a majority of the remaining directors.

     Under our bylaws, only persons who are nominated by or at the direction of our board, or by a shareholder who has given notice in accordance with our bylaws, which generally requires notice not less than 90 days nor more than 120 days prior to a meeting at which directors are to be elected, will be eligible for election as directors at that meeting. If, however, we give less than 100 days' notice of the meeting to the shareholders, then we must receive notice from a shareholder not later than the tenth day following the day on which we mailed or provided notice of the meeting. Our bylaws also establish such advance notice procedure with regard to other matters which any shareholder may desire to be brought before any meeting of shareholders.

     Missouri law provides that special meetings of shareholders may be called by the board of directors or by such other person or persons as may be authorized by a corporation's articles of incorporation or bylaws. Our bylaws provide that special meetings of our shareholders may be called by the Chairman of the Board, our Chief Executive Officer, shareholders holding at least two-thirds of our voting power or the affirmative vote of a majority of the entire board of directors. Our bylaws also provide that the proposed purposes of any special meeting of our shareholders shall be specified in the notice of meeting.

     Missouri law and our bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

     The provisions of our articles of incorporation and bylaws with respect to the advance notice requirements for director nominations or other proposals of shareholders, the requirement of unanimity for shareholder action by written consent, and the limitations on the ability of shareholders to increase the size of the board, remove directors and fill vacancies, will have the effect of making it more difficult for shareholders to change the composition of our board or otherwise to bring a matter before shareholders without our board's consent, and thus will reduce our vulnerability to an unsolicited takeover proposal.

PREFERRED AND COMMON STOCK

     Our articles of incorporation authorize our board to establish and issue shares of preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited, or eliminated), and those designations, preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. Moreover, the number of authorized but unissued shares will provide us with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

     We believe that the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of our common stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law, by Nasdaq or by any stock exchange or listing service relating to our stock. Although our board has no intention at the present time of doing so, it could issue a series of preferred stock that could, subject to certain limitations imposed by law, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based on its judgment as to the best interests of Bakers and our then-existing shareholders at the time of the issuance. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

AMENDMENT OF CERTAIN PROVISIONS OF THE BAKERS ARTICLES AND BYLAWS

     Our articles of incorporation provide that our bylaws may only be amended or repealed by a majority of our board of directors. Except as otherwise provided, any amendment of our articles of incorporation requires a vote of a majority of the outstanding shares of our capital stock entitled to vote. Amendment of the provisions of our articles of incorporation relating to the following areas requires the vote of two-thirds of the outstanding shares of our capital stock entitled to vote:

     - business combinations;

     - the directors of the corporation;

     - the bylaws of the corporation;

     - the limitation of directors' liability for monetary damages for breach of fiduciary duties, subject to Missouri law; and

     - amendment of the articles of incorporation.

STATUTORY PROVISIONS

     We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations, except that, in our articles of incorporation, we have excluded from the limitations in the statute any business combination with those of our shareholders who are considered "interested shareholders" under Missouri law at the time of this offering. Missouri law also permits our board of directors to consider the interests of non-shareholder constituencies in connection with acquisition proposals. These provisions may make it more difficult for there to be a change in control of us or for us to enter into certain business combinations than if we were not subject to those sections. In our bylaws, we have elected to not be subject to the control shares acquisition provision under Missouri law, which would deny an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have outstanding 6,648,882 shares of common stock on a fully diluted basis, including shares underlying outstanding options, warrants and subordinated convertible debentures, but excluding approximately 405,000 shares of common stock underlying options which we expect to grant to officers and key employees upon completion of this offering. Of these 6,648,882 shares, the 2,000,000 shares sold in the offering (2,300,000 shares if the underwriters' over-allotment option is exercised) will be freely tradeable without restriction under the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of common stock issued and outstanding that are not offered in this offering are "restricted securities" under Rule 144 and will be subject to the restrictions of Rule 144.

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted securities" (as that phrase is defined in Rule 144) were acquired outside of this offering from us and the date they were acquired from an affiliate, then the holder of those restricted securities (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding common stock or the average weekly reported volume of trading of the common stock in the Nasdaq National Market during the four calendar weeks preceding that sale. The holder may only sell those shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of those sales, notices of those sales and the availability of current public information concerning us. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us and the date they were acquired from an affiliate, as applicable, a holder of such restricted securities who is not an affiliate of us at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     All of our executive officers, directors, shareholders, option holders and warrant holders who will collectively own 4,448,882 shares of common stock (or rights to purchase common stock) upon completion of this offering have agreed that they will not sell any securities issued by us, whether or not beneficially owned by them, for a period of 180 days after the effective date of this prospectus, or, in the case of holders of our subordinated convertible debentures due 2007, until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002, without the prior written consent of Ryan, Beck, excluding 200,000 shares which are being offered by these shareholders in this offering. Ryan, Beck may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to these lock-up agreements. After this "lock-up" period, 3,556,022 shares of the common stock subject to the sale restriction, including 415,263 shares underlying options previously granted, of which 306,502 are exercisable, will be eligible for sale in the public market under Rule 144, subject to the volume limitations and other restrictions contained in Rule 144. The representatives will also hold warrants relating to 200,000 shares of common stock after completion of this offering. In addition, we expect to grant stock options relating to approximately 405,000 shares of common stock to officers and key employees upon completion of this offering.

     We have agreed to register for sale 762,119 shares of common stock underlying the subordinated debentures at the request of the holders at any time during the three year period after this offering, beginning 30 days after the completion of this offering. Once these debentures are converted and the shares underlying the debentures are registered, they will be freely tradeable.

     We have also granted registration rights to the representatives of the underwriters covering the 200,000 shares of common stock underlying the representatives' warrants. We have registered these shares under the registration statement of which this prospectus is a part. Once these warrants are exercised and the shares underlying the warrants remain registered, they will be freely tradeable. For more information concerning the debentures, please see "Certain Transactions." For more information concerning the representatives' warrants, please see "Underwriting."

     At the present time, there is no public market for our common stock and we can make no predictions as to the effect, if any, that sales of common stock will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of significant numbers of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

     The underwriters named below, for whom Ryan, Beck & Co., LLC and BB&T Capital Markets are acting as the representatives, have separately agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Bakers and the selling shareholders, and Bakers and the selling shareholders have agreed to sell to them, on a firm commitment basis, the respective number of shares of common stock set forth opposite their names below:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Ryan, Beck & Co., LLC.......................................
BB&T Capital Markets, a division of Scott & Stringfellow,
  Inc.......................................................
          Total.............................................

     The underwriters are committed to purchase all the shares of common stock offered hereby, if they purchase any of the shares. The underwriting agreement provides that the obligations of the underwriters are subject to the conditions precedent specified in that agreement.

     Bakers and the selling shareholders have been advised by the representatives that the underwriters initially propose to offer the shares of common stock (a) to the public at the offering price set forth on the cover page of this prospectus and (b) to certain dealers at that price less concessions of not in excess of $
per share. Such dealers may re-allow a concession not in excess of $     per
share to other dealers. After the commencement of the offering, the public offering price, concession and reallowance may be changed.

     We have granted the underwriters an option, exercisable within 45 days of the date of this prospectus, to purchase up to an additional 300,000 shares of common stock from us at the offering price, less underwriting discounts and commissions. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will have a firm commitment, subject to certain conditions, to purchase a number of additional shares that is proportionate to its initial purchase commitment.

     The following table provides information regarding the amount of the discount and other items of underwriting compensation, as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., to be paid to the underwriters by the selling shareholders and us:

                                              TOTAL DISCOUNT AND OTHER   TOTAL DISCOUNT AND OTHER
                                                COMPENSATION WITHOUT      COMPENSATION WITH FULL
                                  DISCOUNT       EXERCISE OF OVER-          EXERCISE OF OVER-
                                  PER SHARE     ALLOTMENT OPTION(1)        ALLOTMENT OPTION(1)
                                  ---------   ------------------------   ------------------------
Bakers..........................
Selling shareholders............
     Total......................
     Proceeds to Bakers.........

---------------

(1) Includes underwriting discounts or commissions applicable to such shares and non-accountable expense allowance equal to 1.5% of the gross offering proceeds.

     We and the selling shareholders estimate that the total expenses of the
offering, excluding the underwriting discount, will be approximately $       .
We will pay the expenses of the registration of the selling shareholders' shares, other than underwriting discounts or commissions applicable to such shares and their share of the non-accountable expense allowance.

     We have agreed to sell to the representatives and their designees warrants to purchase up to an aggregate of 200,000 shares of common stock at an exercise
price equal to $     per share, or 120% of the offering price, subject to
antidilution adjustments. The representatives will pay a purchase price of $0.0001 per warrant for the warrants. The warrants are restricted from sale, transfer, assignment, pledge or hypothecation by any person for one year from the date of this prospectus, except to the officers and members of the representatives.

The warrant holders may exercise the warrants as to all or any lesser number of the underlying shares of common stock at any time during the four-year period commencing one year after the date of this prospectus.

     We are required for a period of five years following the date of this prospectus, (i) at the request of a majority of the warrant holders, to file one registration statement, at our expense, covering the sale of the shares of common stock underlying the warrants and (ii) at the request of any holders of warrants, to file a second registration statement covering the shares of common stock underlying the warrants at the expense of those holders. In addition, we are required to include the shares of common stock underlying the warrants in any appropriate registration statement we file during the six years following the date of this prospectus.

     We have granted to Ryan, Beck, for a period of five years after the date of this prospectus, the right to designate for election to our board of directors one person. If Ryan, Beck were to elect not to exercise this right, it would have the option to designate an observer to attend meetings of our board. We have agreed to reimburse Ryan, Beck for its designee's associated expenses.

     Bakers and the selling shareholders have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in connection with this offering.

     All of our officers, directors and shareholders have agreed not to sell, transfer, or otherwise encumber or dispose of any beneficial interest in any of our securities owned by them, other than gifts and intrafamily transfers including transfers to trusts for the benefit of such persons or their families, so long as the holders remain subject to the restriction, for a period of 180 days after the effective date of this prospectus, without the prior written consent of Ryan, Beck. In addition, the purchasers of our subordinated convertible debentures sold in our private offering have agreed not to sell, transfer or otherwise encumber or dispose of any beneficial interest in any of our securities owned by them on the date of the consummation of that private offering or acquired by them upon conversion of the debentures, subject to similar exceptions, until the earlier to occur of 180 days after the effective date of this prospectus or December 31, 2002, without the prior written consent of Ryan, Beck. For more information about these shares, please see "Shares Eligible for Future Sale."

     At the present time, there is no market for our common stock. Consequently, the offering price for the common stock will be determined by negotiations between Bakers and the representatives and is not necessarily related to our asset value, net worth or other established criteria of value. The offering price may not be indicative of the prices that will prevail in the public market. The factors to be considered in the negotiations will include:

     - the history of and prospects for the industry in which we compete;

     - an assessment of our management;

     - our prospects;

     - our capital structure; and

     - prevailing market conditions.

     We and some of our executive officers and directors who beneficially own more than 5% of our common stock have agreed that, for a period of one year from the date of this prospectus, if that person desires to sell any of our securities in accordance with Rule 144 under the Securities Act, those securities shall be sold under Rule 144 through Ryan, Beck.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     Stabilizing transactions consist of some bids or purchases of common stock made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress.

     In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the shares of common stock originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

     Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the common stock or preventing or slowing a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Ryan, Beck has received placement agent and financial advisory fees of $575,000 for services previously provided and to be provided to us in the future. Ryan, Beck is being reimbursed for out-of-pocket expenses and legal expenses, of which $75,000 has been advanced.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for Bakers by Bryan Cave LLP. Greenberg Traurig, P.A. has acted as counsel for the underwriters in connection with the offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at January 5, 2002 and December 30, 2000, and for each of the two fiscal years in the period ended January 5, 2002, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Bakers Footwear Group, Inc. for the fiscal year ended December 31, 1999, appearing in this prospectus and registration statement, have been audited by Stone Carlie & Company, L.L.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

     During October 2001, we engaged Ernst & Young LLP as our independent auditors to replace Stone Carlie & Company, L.L.C., who declined to stand for reappointment as our auditors as of September 4, 2001. In connection with the audit of the fiscal year ended December 31, 1999 and through September 4, 2001, there were no disagreements with Stone Carlie & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Stone Carlie & Company, would have caused them to make reference to the matter in their reports. The report of Stone Carlie & Company on our financial statements for the fiscal year ended December 31, 1999 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by Peter Edison, the sole director at the time.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part and which term shall encompass any amendments thereto, on Form S-1 pursuant to the Securities Act with respect to the common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some portions of the registration statement, and the exhibits and schedules thereto, are omitted as permitted by the Securities and Exchange Commission. Statements made in this prospectus about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit itself for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by reference to the registration statement exhibits filed as a part thereof.

     This registration statement and all other information filed by Bakers with the Securities and Exchange Commission may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of its public reference room.

     Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Securities and Exchange Commission from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The common stock is expected to be designated for inclusion in the Nasdaq National Market and, upon inclusion, copies of such reports, proxy statements and other information concerning Bakers can also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

Reports of Independent Auditors.............................   F-2
Balance Sheets as of December 30, 2000 and January 5,
  2002......................................................   F-4
Statements of Operations for the three fiscal years ended
  January 5, 2002...........................................   F-5
Statements of Shareholders' Equity (Deficit) for the three
  fiscal years ended January 5, 2002........................   F-6
Statements of Cash Flows for the three fiscal years ended
  January 5, 2002...........................................   F-7
Notes to Financial Statements...............................   F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Bakers Footwear Group, Inc.

     We have audited the accompanying balance sheets of Bakers Footwear Group, Inc. (the Company) as of December 30, 2000 and January 5, 2002 and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bakers Footwear Group, Inc. at December 30, 2000 and January 5, 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

St. Louis, Missouri
February 8, 2002, except for Notes 17 and 18, as to which the dates are April 4,
2002 and          , 2002, respectively.

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 and Note 18 to the financial statements.

                                          /s/ Ernst & Young

St. Louis, Missouri
April 12, 2002

Upon the completion of the restatement of capital accounts described in Note 12 and Note 18 to the financial statements, we expect to be in a position to render the following audit report.

/s/ STONE CARLIE & COMPANY, L.L.C.

St. Louis, Missouri
April 12, 2002

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Bakers Footwear Group, Inc.

     We have audited the accompanying statements of operations, shareholders' equity (deficit), and cash flows of Bakers Footwear Group, Inc. for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Bakers Footwear Group, Inc. for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

St. Louis, Missouri
March 27, 2000

                          BAKERS FOOTWEAR GROUP, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,228,746    $   495,302
  Accounts receivable.......................................      650,670        489,972
  Other receivables.........................................      175,342        737,459
  Inventories...............................................   12,552,272     11,290,246
  Prepaid expenses and other current assets.................      372,213        582,154
                                                              -----------    -----------
Total current assets........................................   14,979,243     13,595,133
Property and equipment, net.................................    3,442,729      7,672,500
Other assets................................................      564,894        938,917
                                                              -----------    -----------
Total assets................................................  $18,986,866    $22,206,550
                                                              ===========    ===========
                     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 3,922,426    $ 3,008,204
  Accrued expenses..........................................    4,135,362      5,525,876
  Sales tax payable.........................................      982,622        919,647
  Revolving notes payable...................................    3,428,728      2,651,276
  Current maturities of capital lease obligations...........            -        523,834
  Current maturities of long-term subordinated debt.........       73,694         90,071
                                                              -----------    -----------
Total current liabilities...................................   12,542,832     12,718,908
Long-term subordinated debt, less current maturities........    1,622,108      1,118,454
Obligations under capital leases, less current maturities...            -      1,465,528
Other liabilities...........................................      468,511        695,449
Class A stock purchase warrants.............................      435,246        546,766
Class A stock redemption obligation.........................    1,229,620      1,207,582
Class B stock redemption obligation.........................            -        193,900
Excess of acquired net assets over cost.....................    3,893,708      2,774,899
Shareholders' equity (deficit):
  Class A stock, $0.001 par value; 5,100,000 shares
     authorized.............................................        2,395          2,425
  Class B stock, $0.001 par value; 850,000 shares
     authorized.............................................           --             --
  Class C stock, $0.001 par value; 2,550,000 shares
     authorized.............................................           --             --
  Additional paid-in capital................................    3,096,956      3,236,455
  Accumulated deficit.......................................   (4,304,510)    (1,753,816)
                                                              -----------    -----------
Total shareholders' equity (deficit)........................   (1,205,159)     1,485,064
                                                              -----------    -----------
Total liabilities and shareholders' equity (deficit)........  $18,986,866    $22,206,550
                                                              ===========    ===========

                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED          YEAR ENDED         YEAR ENDED
                                                DECEMBER 31, 1999   DECEMBER 30, 2000   JANUARY 5, 2002
                                                -----------------   -----------------   ---------------
Net sales.....................................     $87,400,591        $140,709,517       $140,801,519
Cost of merchandise sold, occupancy, and
  buying expenses.............................      65,952,116         102,033,075         98,239,329
                                                   -----------        ------------       ------------
Gross profit..................................      21,448,475          38,676,442         42,562,190
Operating expenses:
  Selling.....................................      16,641,841          27,069,090         27,097,515
  General and administrative..................       7,899,581           9,805,082         10,150,387
                                                   -----------        ------------       ------------
Operating income (loss).......................      (3,092,947)          1,802,270          5,314,288
Other income (expense):
  Amortization of excess of acquired net
     assets
     over cost................................         556,287           1,112,574          1,112,574
  Interest expense............................      (1,284,162)         (1,225,467)        (1,086,729)
  State income tax expense....................         (75,461)           (165,706)          (315,667)
  Other income (expense), net.................         (52,490)          1,337,644            (64,813)
                                                   -----------        ------------       ------------
Income (loss) before extraordinary item.......      (3,948,773)          2,861,315          4,959,653
Extraordinary item -- loss from extinguishment
  of debt.....................................              --          (1,245,000)                --
                                                   -----------        ------------       ------------
Net income (loss).............................     $(3,948,773)       $  1,616,315       $  4,959,653
                                                   ===========        ============       ============
Net income (loss) per common share:
  Basic.......................................     $     (1.85)       $       0.65       $       1.95
                                                   ===========        ============       ============
  Diluted.....................................     $     (1.85)       $       0.41       $       1.28
                                                   ===========        ============       ============
Unaudited pro forma information:
  Income (loss) before extraordinary item and
     income taxes.............................     $(4,075,505)       $  2,622,635       $  4,870,934
  Provision for (benefit from) income taxes...      (1,852,475)            746,848          1,605,055
                                                   -----------        ------------       ------------
  Income (loss) before extraordinary item.....      (2,223,030)          1,875,787          3,265,879
  Extraordinary item, net of $473,100 tax
     benefit..................................              --            (771,900)                --
                                                   -----------        ------------       ------------
  Net income (loss)...........................     $(2,223,030)       $  1,103,887       $  3,265,879
                                                   ===========        ============       ============
  Net income (loss) per common share:
     Basic....................................     $     (1.04)       $       0.44       $       1.25
                                                   ===========        ============       ============
     Diluted..................................     $     (1.04)       $       0.28       $       0.84
                                                   ===========        ============       ============

                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                    CLASS A VOTING
                                                     COMMON STOCK
                                                ----------------------
                                                SHARES ISSUED            ADDITIONAL
                                                     AND                  PAID-IN     ACCUMULATED
                                                 OUTSTANDING    AMOUNT    CAPITAL       DEFICIT
                                                -------------   ------   ----------   -----------
Balance at January 1, 1999....................    1,849,002     $1,849   $1,295,648   $  (555,307)
  Issuance of Class A voting common stock.....      546,274        546    1,267,570            --
  Compensation cost from stock option
     grants...................................           --         --      174,046            --
  Accretion of Class A redeemable stock.......           --         --           --       (25,950)
  Net loss....................................           --         --           --    (3,948,773)
                                                  ---------     ------   ----------   -----------
Balance at December 31, 1999..................    2,395,276      2,395    2,737,264    (4,530,030)
  Distribution to shareholders................           --         --           --    (1,337,125)
  Compensation cost from stock option
     grants...................................           --         --      359,692            --
  Accretion of Class A redeemable stock.......           --         --           --       (53,670)
  Net income..................................           --         --           --     1,616,315
                                                  ---------     ------   ----------   -----------
Balance at December 30, 2000..................    2,395,276      2,395    3,096,956    (4,304,510)
  Distribution to shareholders................           --         --           --    (2,167,191)
  Impact of the termination of put options
     associated with Class A redeemable
     stock....................................       29,240         30       69,876       (47,868)
  Compensation cost from stock option
     grants...................................           --         --       69,623            --
  Accretion of Class B redeemable stock.......           --         --           --      (193,900)
  Net income..................................           --         --           --     4,959,653
                                                  ---------     ------   ----------   -----------
Balance at January 5, 2002....................    2,424,516     $2,425   $3,236,455   $(1,753,816)
                                                  =========     ======   ==========   ===========

                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED          YEAR ENDED         YEAR ENDED
                                                 DECEMBER 31, 1999   DECEMBER 30, 2000   JANUARY 5, 2002
                                                 -----------------   -----------------   ---------------
OPERATING ACTIVITIES
Net income (loss)..............................     $(3,948,773)        $1,616,315         $4,959,653
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation.................................         342,776            876,051          1,395,148
  Amortization of goodwill.....................           5,527              7,920              7,920
  Amortization of deferred debt issuance
     costs.....................................          13,200             26,400             26,400
  Stock-based compensation expense.............         174,046            359,692             69,623
  Amortization of excess of acquired net assets
     over cost.................................        (556,286)        (1,112,574)        (1,112,574)
  Amortization of debt discount................          24,375             60,150             86,424
  Accretion of stock warrants..................          38,920             88,775            111,520
  Impairment of long-lived assets..............          34,719             36,715              4,540
  Loss on disposal of property and equipment...          22,865             52,074             24,997
  Other liabilities............................         214,244            254,267            226,938
  Changes in operating assets and liabilities:
     Accounts receivable.......................        (720,491)           159,369           (401,419)
     Inventories...............................       6,153,747             14,746          1,262,026
     Prepaid expenses and other current
       assets..................................        (390,296)            78,555           (209,941)
     Other assets..............................        (370,982)          (154,832)          (419,118)
     Accounts payable..........................       1,842,139          1,178,468           (914,222)
     Accrued expenses..........................       6,433,314         (2,485,824)         1,327,539
                                                    -----------         ----------         ----------
Net cash provided by operating activities......       9,313,044          1,056,267          6,445,454
INVESTING ACTIVITIES
Purchase of property and equipment.............      (2,152,189)        (2,362,657)        (3,335,831)
Proceeds from sale of property and equipment...           9,773                458              1,825
Business acquisition costs.....................      (8,977,098)                --                 --
                                                    -----------         ----------         ----------
Net cash used in investing activities..........     (11,119,514)        (2,362,199)        (3,334,006)

                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                                                         YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                            1999           2000           2002
                                                        ------------   ------------   ------------
FINANCING ACTIVITIES
Net advances (repayments) under revolving notes
  payable.............................................    1,233,783      1,057,204       (777,452)
Principal payments under capital lease obligations....           --             --       (326,553)
Principal payments of subordinated debt...............     (202,604)      (130,732)      (573,696)
Proceeds from issuance of subordinated debt...........      692,449             --             --
Proceeds from issuance of Class A stock purchase
  warrants............................................      307,551             --             --
Proceeds from issuance of redeemable Class A stock....    1,150,000             --             --
Proceeds from issuance of non-redeemable Class A
  stock...............................................    1,268,116             --             --
Distributions to shareholders.........................           --     (1,337,125)    (2,167,191)
                                                         ----------    -----------    -----------
Net cash provided by (used in) financing activities...    4,449,295       (410,653)    (3,844,892)
                                                         ----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.........................................    2,642,825     (1,716,585)      (733,444)
Cash and cash equivalents at beginning of year........      302,506      2,945,331      1,228,746
                                                         ----------    -----------    -----------
Cash and cash equivalents at end of year..............   $2,945,331    $ 1,228,746    $   495,302
                                                         ==========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for state income taxes......................   $       --    $   133,739    $   243,095
                                                         ==========    ===========    ===========
Cash paid for interest................................   $1,093,828    $ 1,077,279    $   874,024
                                                         ==========    ===========    ===========
NONCASH INVESTING AND FINANCING TRANSACTIONS
Capital lease obligations.............................   $       --    $        --    $ 2,315,915
                                                         ==========    ===========    ===========
Subordinated note.....................................   $   95,000    $        --    $        --
                                                         ==========    ===========    ===========

                            See accompanying notes.

                          BAKERS FOOTWEAR GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  OPERATIONS

     Bakers Footwear Group, Inc., formerly Weiss and Neuman Shoe Co. (the Company), incorporated in 1926, is engaged in the sale of women's shoes and accessories through over 200 retail stores throughout the United States. The Company is a national full-service retailer specializing in moderately priced fashion footwear for young women. The Company's products include private-label and national brand dress, casual, and sport shoes, boots, and sandals.

  ACCOUNTING PERIOD

     Effective December 30, 2000, the Company changed its fiscal year from the calendar year ending on December 31 to a 52/53-week period. Fiscal years ended December 31, 1999 and December 30, 2000 are 52-week periods. The fiscal year ended January 5, 2002 is a 53-week period. The Company's accounting period is based upon a retail calendar, ending on the Saturday nearest January 31. The Company's fiscal year ends four weeks prior to a retail calendar, as a result of its Subchapter S tax status.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Substantially all cash is held in depository accounts where disbursements are restricted to payments on the revolving line of credit note payable. The Company's disbursing accounts are funded through draws on the revolving line of credit.

  INVENTORIES

     Merchandise inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out retail inventory method. Permanent markdowns are recorded to reflect expected adjustments to retail prices in accordance with the retail inventory method. In determining permanent markdowns, management considers current and recently recorded sales prices, the length of time product is held in inventory, and quantities of various product styles contained in inventory, among other factors. The ultimate amount realized from the sale of certain products could differ materially from management's estimates.

  PROPERTY AND EQUIPMENT

     Property and equipment, including leasehold improvements, furniture and fixtures, equipment, and computer software, are stated at cost. Costs related to software developed for internal use, including internal payroll costs, are capitalized in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives ranging from three years to ten years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life of the assets. Costs of repair and maintenance are charged to expense as incurred.

                          BAKERS FOOTWEAR GROUP, INC.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Periodically, management determines whether any property or equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. Based on these criteria, goodwill and other long-lived assets are included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable. During the years ended December 31, 1999, December 30, 2000, and January 5, 2002, the Company recorded approximately $35,000, $37,000, and $5,000, respectively, in noncash charges to earnings related to the impairment of furniture, fixtures, and equipment, leasehold improvements, and goodwill associated with the closing of certain Weiss and Neuman stores. These closings were necessary based upon an evaluation of the financial performance of these stores and the Company's focus on the Bakers stores format in conjunction with the Bakers Shoe Store (Bakers) acquisition (see Note 2). Impairment charges have been recorded as a component of general and administrative expense in the accompanying statements of operations.

  REVENUE RECOGNITION

     Retail sales are recorded net of returns and exclude sales tax.

  COST OF MERCHANDISE SOLD

     Cost of merchandise sold includes the cost of merchandise, buying costs, and occupancy costs.

  OPERATING LEASES

     The Company leases its store premises and its headquarters facilities under operating leases. Many leases entered into by the Company include options under which the Company may extend the lease term beyond the initial commitment period, subject to terms agreed to at lease inception. Some leases also include early termination options which can be exercised under specific conditions.

     For leases that have predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the leases as accrued rent, which is reflected as a component of other liabilities on the accompanying balance sheets.

     Many of the leases covering retail stores require contingent rentals in addition to the minimum monthly rental charge, based on retail sales volume. The Company records expense for contingent rentals during the period in which the retail sales volume exceeded the respective targets.

  STOCK-BASED COMPENSATION

     The Financial Accounting Standards Board's SFAS No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value-based method of accounting for all stock-based compensation arrangements. SFAS No. 123 permits companies to use the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for stock-based employee compensation arrangements. The Company uses the intrinsic value-based method to account for stock-based employee compensation arrangements and complies with the disclosure provisions of SFAS No. 123.

  MARKETING EXPENSE

     The Company expenses costs of marketing and advertising when incurred. The Company records the cost of newspaper and magazine advertising, promotional materials, in-store displays, and point-of-sale marketing

                          BAKERS FOOTWEAR GROUP, INC.

as advertising expense. Marketing and advertising expense totaled $171,162, $557,902, and $791,521 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

  EARNINGS PER SHARE

     Basic and diluted earnings per share are calculated in accordance with SFAS No. 128, Earnings per Share. Basic earnings per common share are computed using the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed using the weighted average number of common shares and potential dilutive securities that were outstanding during the period. Potential dilutive securities consist of outstanding stock options, warrants, and the effect of treating the redeemable Class A and Class B stock as permanent capital (see Note 12).

  INCOME TAXES

     Historically, the Company elected, by the consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the
Code). Under the Subchapter S provisions of the Code, the shareholders include the Company's income in their personal income tax returns. Accordingly, the Company was not subject to federal and certain state corporate income tax during the period for which it was an S corporation. However, the Company is subject to income taxes in certain states in which it conducts business. State income tax expense was $75,461, $165,706, and $315,667 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively. The unaudited pro forma information on the accompanying statements of operations pertaining to income (loss) before extraordinary item and income taxes has been adjusted to reflect a reduction in other income (expense) for these state income tax expenses. The unaudited pro forma income tax information included in the statements of operations and Note 11 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company was a C corporation and thus subject to federal and certain state income taxes.

  DISTRIBUTIONS TO SHAREHOLDERS

     The Company's policy is to make periodic distributions to shareholders in amounts approximating the estimated federal and state income tax liabilities resulting from their allocable shares of the Company's taxable income.

  OTHER INCOME (EXPENSE), NET

     Other income (expense), net includes nonoperating items impacting the Company's statements of operations primarily related to gains or losses realized on the disposal of property and equipment and miscellaneous interest income. In fiscal 2000, the Company executed a termination and property surrender agreement with one of its lessors. Under the terms of the agreement, the Company received approximately $1,050,000 to vacate the leased premises, in October 2000. This gain has been reflected as a component of other income in the accompanying statement of operations for the year ended December 30, 2000.

  STORE LEASE ACQUISITIONS

     During the year ended January 5, 2002, the Company completed the acquisition of eight store leases through two separate transactions totaling $260,000. The assets purchased consisted of all of the seller's leasehold interests relating to the eight stores, as well as all furniture, fixtures, and equipment located in the respective stores. Approximately $36,000 of the total consideration paid was allocated to the furniture, fixtures, and equipment acquired, with the remaining $224,000 being allocated to the individual leases acquired. The consideration allocated to these leases is being amortized over the remaining lives of the individual underlying leases acquired.

                          BAKERS FOOTWEAR GROUP, INC.

  BUSINESS SEGMENTS

     The Company has one business segment that offers the same principal product and service in various locations throughout the United States.

  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, both of which are effective for fiscal years beginning after December 15, 2001. Upon adoption in fiscal year 2002, SFAS No. 141 and No. 142 require that any unamortized deferred credit related to the excess of fair value over cost arising from business combinations completed before July 1, 2001 be written off and recognized as a cumulative effect of a change in accounting principle upon adoption. As of January 5, 2002, the Company has an unamortized deferred credit of $2,774,899 related to the Bakers acquisition (see Note 2), which will be recorded as income in the first quarter of 2002 as a cumulative effect of a change in accounting principle.

     In August 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes the Financial Accounting Standards Board's SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe the adoption of SFAS No. 144 will have a material effect on the financial statements.

2.  ACQUISITION

     On June 22, 1999, the Company acquired the assets, primarily inventory and furniture, fixtures, and equipment, of 198 Bakers locations (including Leeds and Wild Pair stores) located throughout the United States from Edison Brothers Stores, Inc. for $8,977,098 in cash and the assumption of $353,000 in liabilities. The acquisition was accounted for using the purchase method. Accordingly, the assets acquired were adjusted to their fair values as of the acquisition date. Because the fair values of the assets acquired exceeded the consideration paid, including $118,000 in acquisition-related expenses, the value of all noncurrent assets was reduced to zero, and the Company recorded a deferred credit of $5,562,568 representing the excess of fair value of assets acquired over the cost of the acquisition. The excess of acquired net assets over cost is being amortized using the straight-line method over a period of five years. The results of operations of the acquired locations are included in the financial statements from the date of acquisition.

     If the Company had been a C corporation at the acquisition date, the Company would have recorded a deferred tax liability and a reduction to the excess of acquired net assets over cost of $2,156,070. As a result, the unaudited pro forma information on the accompanying statements of operations pertaining to income (loss) before extraordinary item and income taxes has been adjusted to reflect a reduction in the amount of amortization of $202,193, $404,386, and $404,386 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

                          BAKERS FOOTWEAR GROUP, INC.

     The following unaudited pro forma amounts, excluding pro forma tax effects, give effect to this acquisition as if it had occurred as of January 1, 1999:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Net sales...................................................    $152,722,926
Loss before extraordinary items.............................      (5,325,180)
Net loss....................................................      (5,325,180)
Basic and diluted loss per share............................           (2.49)

     The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred as of January 1, 1999.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                ESTIMATED      DECEMBER 30,   JANUARY 5,
                                               USEFUL LIVES        2000          2002
                                              --------------   ------------   -----------
Furniture, fixtures, and equipment..........       3-6 years    $2,178,162    $ 5,161,188
Leasehold improvements......................  up to 10 years     1,135,433      3,539,815
Computer software...........................         3 years     1,864,607      1,902,525
                                                                ----------    -----------
                                                                 5,178,202     10,603,528
Less accumulated depreciation...............                     1,735,473      2,931,028
                                                                ----------    -----------
                                                                $3,442,729    $ 7,672,500
                                                                ==========    ===========

     Depreciation and amortization of property and equipment was $342,776, $876,051, and $1,395,148 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

4.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
Employee compensation and benefits..........................   $1,874,080    $2,807,836
Accrued rent................................................      293,144       598,169
Other.......................................................    1,968,138     2,119,871
                                                               ----------    ----------
                                                               $4,135,362    $5,525,876
                                                               ==========    ==========

5.  CAPITAL LEASE OBLIGATIONS

     The Company has recorded the cost of assets under capital leases of $0, $0, and $2,315,915 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively. Assets recorded as capital leases during the year ended January 5, 2002 are recorded as property and equipment and relate primarily to equipment obtained to support the Company's integrated "point of sale" system. Accumulated amortization on assets capitalized under capital leases totals $0, $0, and $145,085 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

     Obligations under capital leases are $0 at December 30, 2000 and $1,989,362 at January 5, 2002.

                          BAKERS FOOTWEAR GROUP, INC.

     Future minimum lease payments at January 5, 2002 under capital leases are as follows:

Fiscal year:
  2002......................................................   $  790,561
  2003......................................................      786,652
  2004......................................................      708,892
  2005......................................................      246,437
  2006......................................................       29,446
                                                               ----------
Total minimum lease payments................................    2,561,988
Less amount representing interest...........................      572,626
                                                               ----------
Present value of minimum lease payments (including current
  portion of $523,834)......................................   $1,989,362
                                                               ==========

6.  OPERATING LEASES

     The Company leases property and equipment under noncancelable operating leases expiring at various dates through 2018. Certain leases have scheduled future rent increases, escalation clauses, or renewal options. Future minimum lease payments, excluding executory costs, at January 5, 2002 are as follows:

Fiscal year:
  2002......................................................   $13,411,473
  2003......................................................    11,118,009
  2004......................................................     8,665,786
  2005......................................................     7,555,899
  2006......................................................     5,834,611
  Thereafter................................................    17,683,368
                                                               -----------
                                                               $64,269,146
                                                               ===========

     Rent expense, including occupancy costs, was $10,892,077, $18,527,134, and $18,893,180 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively. Certain leases provide for contingent rent based on sales. Contingent rent was $1,005,910, $875,929, and $525,590 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

7.  REVOLVING NOTES PAYABLE TO BANKS

     The Company has a revolving line of credit agreement with a commercial bank. This agreement calls for a maximum line of credit of $25,000,000 subject to the calculated borrowing base as defined in the agreement. The revolving line of credit matures on December 31, 2002 and is secured by substantially all assets of the Company and a $500,000 personal guarantee by the Company's principal shareholder. Interest is payable monthly at the bank's base rate plus
1.25 percent (6 percent per annum at January 5, 2002). The weighted average interest rates approximated 10.48 percent in 2000 and 8.16 percent in 2001. An unused line fee of 0.375 percent per annum is payable monthly based on the difference between $25,000,000 and the average loan balance. The agreement contains a restrictive financial covenant limiting capital expenditures and other nonfinancial covenants. At January 5, 2002, the Company has $5,267,000 of unused borrowing available under the revolving line of credit agreement, based upon the Company's borrowing base calculation.

     The agreement allows up to $10,000,000 of letters of credit to be outstanding, subject to the overall line limits. At January 5, 2002, there were no open commercial letters of credit associated with the revolving line of credit.

                          BAKERS FOOTWEAR GROUP, INC.

     This $25,000,000 revolving line of credit replaced a $20,000,000 credit facility that had been entered into on June 22, 1999. In connection with the termination of the $20,000,000 credit facility, the Company recorded an extraordinary loss of $1,245,000 for the year ended December 30, 2000. The impact of the extraordinary loss resulted in a reduction in basic and diluted earnings per share of $0.52 and $0.31, respectively, for the year ended December 30, 2000.

8.  SUBORDINATED DEBT

     The following notes payable are subordinate to the revolving note payable to bank and are secured by substantially all assets of the Company:

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
Subordinated note payable to Class B shareholders, principal and interest payable in quarterly installments of $30,000
  up to $50,000 over the term of the loan, at 8% per annum
  through January 2008. Secured by a $500,000 standby letter
  of credit.................................................   $  823,827    $  750,129
  Subordinated note payable, principal and interest, at 9%
     per annum, due January 31, 2003........................       95,000        95,000
  Subordinated note payable, interest payable quarterly at
     10% per annum..........................................      500,000            --
  Subordinated note payable to financial institution, due
     January 31, 2003, issued at a discount (see Note 12).
     Interest of $7,500 is payable quarterly. Note accretes
     to the original face amount of $500,000 at maturity....      276,975       363,396
                                                               ----------    ----------
                                                                1,695,802     1,208,525
  Less current maturities of subordinated debt..............       73,694        90,071
                                                               ----------    ----------
                                                               $1,622,108    $1,118,454
                                                               ==========    ==========

     As of January 5, 2002, the scheduled maturities of subordinated debt are as follows:

Fiscal year:
  2002......................................................   $   90,071
  2003......................................................      566,195
  2004......................................................      126,992
  2005......................................................      147,764
  2006......................................................      170,249
  Thereafter................................................      107,254
                                                               ----------
                                                               $1,208,525
                                                               ==========

9.  EMPLOYEE BENEFIT PLAN

     The Company established a 401(k) savings plan effective July 1, 2000, which allows full-time employees age 21 or over with at least one year of service to make tax-deferred contributions of 1 percent to 15 percent of compensation up to a maximum amount allowed under Internal Revenue Service (IRS) guidelines. The plan provides for Company matching of employee contributions on a discretionary basis. The Company contributed $0, $23,561, and $64,991 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

                          BAKERS FOOTWEAR GROUP, INC.

10.  COMMITMENTS AND CONTINGENCIES

     The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.

     At December 30, 2000, the Company had outstanding commercial letters of credit totaling $635,509. At January 5, 2002, there were no outstanding commercial letters of credit.

11.  PRO FORMA INCOME TAXES (UNAUDITED)

     Assuming completion of the proposed initial public offering (as more fully described in Note 18), the Company will revoke its S corporation status and therefore will be subject to corporate federal and state income taxes as a C corporation. Because the Company is an S corporation, deferred taxes have not been reflected in the financial statements, and the Company is not responsible for these income taxes until the revocation of the S corporation status. For informational purposes, the statements of operations include a pro forma adjustment for income taxes that would have been recorded if the Company was a C corporation, calculated in accordance with SFAS No. 109, Accounting for Income Taxes.

     Significant components of the pro forma provision for (benefit from) income taxes on income (loss) before extraordinary item are as follows:

                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                     1999           2000          2002
                                                 ------------   ------------   ----------
Current:
  Federal......................................  $  (107,321)    $1,390,471    $1,420,414
  State and local..............................      (12,626)       163,585       167,107
                                                 -----------     ----------    ----------
Total current..................................     (119,947)     1,554,056     1,587,521
Deferred:
  Federal......................................   (1,550,157)      (722,239)       15,688
  State and local..............................     (182,371)       (84,969)        1,846
                                                 -----------     ----------    ----------
Total deferred (credit)........................   (1,732,528)      (807,208)       17,534
                                                 -----------     ----------    ----------
Total income tax (benefit) provision...........  $(1,852,475)    $  746,848    $1,605,055
                                                 ===========     ==========    ==========

     The differences between pro forma income taxes at the statutory U.S. federal income tax rate of 34 percent and those reported in the statements of operations are as follows:

                                                  DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                      1999           2000           2002
                                                  ------------   ------------   ------------
Statutory federal income tax rate...............     34.00%         34.00%         34.00%
State and local income taxes, net of federal
  income taxes..................................      4.00%          4.00%          4.00%
Permanent differences...........................      3.03%         (9.52)%        (5.05)%
Valuation allowance.............................      4.42%            --             --
                                                     -----          -----          -----
Effective tax rate..............................     45.45%         28.48%         32.95%
                                                     =====          =====          =====

     Deferred income taxes arise from temporary differences in the recognition of income and expense for income tax purposes. Pro forma deferred income taxes were computed using the liability method and reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes as if the Company was a C corporation. For

                          BAKERS FOOTWEAR GROUP, INC.

the year ended December 31, 1999, the pro forma deferred income tax provision included realization of valuation allowance totaling $180,000. Components of the Company's pro forma deferred tax assets and liabilities are as follows:

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                              ------------   ----------
Deferred tax assets:
  Vacation accrual..........................................   $  232,138    $  215,813
  Inventory.................................................      512,151       368,283
  Stock-based and accrued bonus compensation................      202,820       229,277
  Accrued rent..............................................      117,268        63,194
  Other.....................................................      233,161       297,907
                                                               ----------    ----------
Total deferred tax assets...................................    1,297,538     1,174,474
                                                               ----------    ----------
Deferred tax liabilities:
  Fixed assets..............................................      236,204       160,350
  Other.....................................................       70,428        40,752
                                                               ----------    ----------
Total deferred tax liabilities..............................      306,632       201,102
                                                               ----------    ----------
Net deferred tax assets.....................................   $  990,906    $  973,372
                                                               ==========    ==========

12.  SHAREHOLDERS' EQUITY

     As of January 5, 2002, the Company has three classes of common stock: Class A common stock, Class B common stock, and Class C common stock. All voting rights are vested with the Class A common stock. The Articles of Incorporation provide that all classes of common stock have equal rights with respect to distributions and liquidation preference.

     In connection with the contemplated IPO (see Note 18), the Company will convert its three classes of stock into a single class of voting common stock on a 1.7 for 1.0 basis. Furthermore, the Company intends to terminate the Class A, Class B, and Class C shareholder agreements that existed as of January 5, 2002 and eliminate the Class A and Class B redemption features. The following information pertaining to Class A and Class B stock reflects the terms of the agreements that existed at January 5, 2002. The share information included in the accompanying financial statements reflects the 1.7 for 1.0 conversion.

  CLASS A STOCK

     All Class A shares are subject to a shareholder agreement which limits the shareholder's ability to sell stock and provides the Company the right to purchase stock from the shareholders at a price based on net book value in certain circumstances defined in the agreement, or at a price based on the appraised value of the Company in the event of the death of a Class A shareholder. The shareholder agreement provides for certain registration rights and co-sale rights in connection with an initial public offering (see Note 18).

     During fiscal 1999, the Company sold 1,029,510 shares of Class A stock for $2,418,116, net of issuance costs. Of the total amount sold, 483,236 shares contained put options, and these shares are classified as a Class A stock redemption obligation in the accompanying balance sheets. These options give the option holders the right to cause the Company to redeem all, but not less than all, shares held by the individuals in June 2004. The purchase price for such redemption is to be equal to the greater of (a) the book value of the shares as defined in the agreement or (b) an amount equal to 125 percent of the original amount paid by these Class A shareholders. The difference between the minimum redemption amount, which is approximately $1,350,000 as of January 5, 2002, and the original issue price of the shares holding put options is being

                          BAKERS FOOTWEAR GROUP, INC.

accreted over the redemption period. Upon redemption, the value is to be paid in 36 equal monthly installments of principal plus interest at a rate of 8 percent.

     In January 2001, 29,240 of the Class A shares with put options were sold from one shareholder to another shareholder at the original issue price. Under the purchase agreement, the put option attached to these shares did not transfer to the new shareholder and was therefore terminated. Accordingly, the original value of $69,906 associated with these shares was transferred from temporary capital into permanent paid-in capital at that time. In addition, this transaction decreased the minimum redemption amount, which is accounted for as a change in accounting estimate and thus impacts the periodic accretion charges on a prospective basis with no adjustment to prior periods. The Class A stock redemption obligation is $1,229,620 and $1,207,582 at December 30, 2000 and January 5, 2002, respectively.

  CLASS B STOCK

     Beginning after October 31, 2007 (ten years from the date of original issuance), the Company has the option to purchase all, but not less than all, of the 462,247 Class B shares held by the respective Class B shareholders, which represents all issued and outstanding shares. In the event the Company fails to exercise its purchase option, the principal Class A shareholder shall then have the option to purchase all, but not less than all, of the outstanding Class B shares. If the Company or the principal Class A shareholder exercises the respective right, the purchase price per share shall be an amount determined by an external appraiser selected by the parties in accordance with the agreement. Upon the death of a Class B shareholder, the Company and the principal Class A shareholder have generally the same repurchase rights, and at the same price, as those in place after October 31, 2007. The shareholder agreement provides for certain registration rights and co-sale rights in connection with an initial public offering (see Note 18).

     The Class B shareholders also have the right to cause the Company to redeem all 462,247 Class B shares upon the Company's final principal payment related to the outstanding subordinated note payable with these shareholders in January 2008 (see Note 8). The Class B shareholders could cause such redemption to occur earlier upon the occurrence of certain events, as defined in the agreement. The purchase price upon the redemption of the Class B shares is based on net book value per share in accordance with the agreement. Periodic changes in the redemption value are recognized immediately by the Company as they occur. Thus, the carrying value of the Class B shares is adjusted to equal the redemption amount at the end of each reporting period through an offset to retained earnings. The value of the Class B stock redemption obligation is $193,900 as of January 5, 2002.

  STOCK OPTION PLAN

     In June 1999, the Company established a stock option plan (the Plan) under which non-qualified options to purchase up to 2,550,000 shares of nonvoting Class C stock are available to be granted to employees at an option price determined by the Board of Directors, which administers the Plan. At January 5, 2002, approximately 1,936,300 shares are available for issuance under the Plan. No option can be for a term of more than 14 years from the date of grant. In general, options vest at 25 percent per year on each annual anniversary date of the optionee's employment with the Company. At January 5, 2002, approximately 207,400 options are exercisable. No options have been exercised since the inception of the Plan.

                          BAKERS FOOTWEAR GROUP, INC.

     Stock option activity under the Plan during the years ended December 31, 1999, December 30, 2000, and January 5, 2002 is as follows:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              OPTIONS     EXERCISE PRICE
                                                             ---------   ----------------
Outstanding at January 1, 1999.............................        --        $    --
  Granted..................................................   593,234         0.0059
  Exercised................................................        --             --
  Cancelled................................................        --             --
                                                             --------        -------
Outstanding at December 31, 1999...........................   593,234         0.0059
  Granted..................................................    19,775         0.0059
  Exercised................................................        --             --
  Cancelled................................................        --             --
                                                             --------        -------
Outstanding at December 30, 2000...........................   613,009         0.0059
  Granted..................................................        --             --
  Exercised................................................        --             --
  Cancelled................................................  (197,746)        0.0059
                                                             --------        -------
Outstanding at January 5, 2002.............................   415,263        $0.0059
                                                             ========        =======

     The Company has elected to follow APB No. 25 and related interpretations in accounting for its stock options and the disclosure-only provisions of SFAS No.
123. Under APB No. 25, compensation expense is recognized over the vesting period based on the amount by which the fair value of the underlying common stock exceeds the exercise price of stock options at the date of grant. Accordingly, the Company recorded compensation expense of $174,046, $359,692, and $69,623 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively, which represents the difference between the estimated fair value of the stock on the date of grant compared to the $0.0059 strike price per option.

     Pro forma information regarding results of operations is required by SFAS No. 123 as if the Company had accounted for its stock-based awards under the fair value method of SFAS No. 123. The fair value of the Company's stock-based awards to employees has been estimated using the minimum value option pricing model, which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of the stock-based awards.

     For the year ended January 5, 2002, the fair value of the Company's stock-based awards was estimated using the following weighted average assumptions:

Expected life of options in years...........................    4
Risk-free interest rate.....................................  5.0%
Expected dividend yield.....................................  0.0%

     The weighted average remaining contractual life of the stock options outstanding at January 5, 2002 is approximately 12 years. For pro forma purposes, had the compensation expense been determined in accordance with SFAS No. 123, the net income or loss for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively, would not have been materially different from the amounts reported.

     The effect of applying SFAS No. 123 on pro forma net income (loss) as stated above is not necessarily representative of the effects on reported net income (loss) for future periods due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

                          BAKERS FOOTWEAR GROUP, INC.

  STOCK PURCHASE WARRANTS

     The Company issued warrants that entitle the note holder to acquire 130,741 shares of Class A common stock at an exercise price of $0.00059 per share. The note holder may also put the warrants to the Company on the maturity date of the related subordinated note, which is January 31, 2003. The minimum stated repurchase obligation for the warrants on that date is $700,000 and could be higher based on the Company's financial results. At the date of issuance in fiscal 1999, the Company determined the fair value of the subordinated note payable and allocated the proceeds received between the note and warrants based on their respective fair values at the time of issuance. The value allocated to the warrants, of $307,551, was recorded as a debt discount to be charged to interest expense over the life of the notes. Interest expense recorded with respect to the amortization of the debt discount was $24,375, $60,150, and $86,424 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

     The warrants are being accreted to the minimum repurchase amount of $700,000 over the term of the note as interest expense, which was $38,920, $88,775, and $111,520 for the years ended December 31, 1999, December 30, 2000, and January 5, 2002, respectively.

13.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                  YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                     1999           2000          2002
                                                 ------------   ------------   ----------
Numerator for basic earnings per share:
  Income (loss) before extraordinary item......  $(3,948,773)   $ 2,861,315    $4,959,653
  Extraordinary item...........................           --     (1,245,000)           --
                                                 -----------    -----------    ----------
  Net income (loss)............................   (3,948,773)     1,616,315     4,959,653
  Accretion on redeemable stock................      (25,950)       (53,670)     (241,768)
                                                 -----------    -----------    ----------
Net income (loss) allocable to common
  shareholders.................................   (3,974,723)     1,562,645     4,717,885
Numerator for diluted earnings per share:
  Income before extraordinary item.............           --      2,861,315     4,959,653
  Extraordinary item...........................           --     (1,245,000)           --
                                                 -----------    -----------    ----------
  Net income...................................           --      1,616,315     4,959,653
Interest expense related to warrants(1)(2).....           --             --       111,520
                                                 -----------    -----------    ----------
Net income (loss) allocable to common
  shareholders(3)..............................   (3,974,723)     1,616,315     5,071,173
Denominator:
  Denominator for basic earnings per share --
     weighted average shares...................    2,152,820      2,395,276     2,424,516
  Effect of dilutive securities -- stock
     options, warrants, and redeemable
     securities(1)(2)..........................           --      1,556,908     1,549,808
                                                 -----------    -----------    ----------
Denominator for diluted earnings per share --
  adjusted weighted average shares and assumed
  conversions..................................    2,152,820      3,952,184     3,974,324

                          BAKERS FOOTWEAR GROUP, INC.

                                                    YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                   DECEMBER 31,   DECEMBER 30,   JANUARY 5,
                                                       1999           2000          2002
                                                   ------------   ------------   ----------
BASIC EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item..........     $(1.83)        $ 1.19        $ 2.05
Extraordinary item...............................         --          (0.52)           --
                                                      ------         ------        ------
Net income (loss)................................      (1.83)          0.67          2.05
Accretion on Class A and Class B redeemable
  stock..........................................      (0.02)         (0.02)        (0.10)
                                                      ------         ------        ------
Net income (loss) allocable to common
  shareholders...................................     $(1.85)        $ 0.65        $ 1.95
                                                      ======         ======        ======
DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item..........     $   --         $ 0.72        $ 1.25
Extraordinary item...............................         --          (0.31)           --
                                                      ------         ------        ------
Net income (loss)................................         --           0.41          1.25
Interest expense related to Class A stock
  purchase warrants(1)(2)........................         --             --          0.03
                                                      ------         ------        ------
Net income (loss) allocable to common
  shareholders(3)................................     $(1.85)        $ 0.41        $ 1.28
                                                      ======         ======        ======

---------------

(1) The diluted earnings per share calculation for the year ended December 31, 1999 excludes incremental shares of 391,382 related to stock options and stock purchase warrants, 945,483 shares related to redeemable securities, and interest expense of $38,920 related to the outstanding stock purchase warrants because they are antidilutive.

(2) The diluted earnings per share calculation for the year ended December 30, 2000 excludes incremental shares of 130,708 and interest expense of $88,775 related to the outstanding stock purchase warrants because they are antidilutive.

(3) Net income (loss) allocable to common shareholders used in the calculation of diluted earnings per share is the same as the net income (loss) allocable to common shareholders used in the basic earnings per share calculation due to the net loss incurred in 1999.

                          BAKERS FOOTWEAR GROUP, INC.

     The following table sets forth the earnings per share for the unaudited pro forma information on the accompanying statements of operations (see Note 2):

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 30,    JANUARY 5,
                                                      1999           2000           2002
                                                  ------------   ------------   ------------
BASIC EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item.........     $(1.03)        $ 0.78         $ 1.35
Extraordinary item..............................         --          (0.32)            --
                                                     ------         ------         ------
Net income (loss)...............................      (1.03)          0.46           1.35
Accretion on Class A and Class B redeemable
  stock.........................................      (0.01)         (0.02)         (0.10)
                                                     ------         ------         ------
Net income (loss) allocable to common
  shareholders..................................     $(1.04)        $ 0.44         $ 1.25
                                                     ======         ======         ======
DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before extraordinary item.........     $   --         $ 0.47         $ 0.82
Extraordinary item..............................         --          (0.19)            --
                                                     ------         ------         ------
Net income (loss)...............................         --           0.28           0.82
Interest expense related to Class A stock
  purchase warrants(1)(2).......................         --             --           0.02
                                                     ------         ------         ------
Net income (loss) allocable to common
  shareholders(3)...............................     $(1.04)        $ 0.28         $ 0.84
                                                     ======         ======         ======

---------------

(1) The diluted earnings per share calculation for the year ended December 31, 1999 excludes incremental shares of 391,382 related to stock options and stock purchase warrants, 945,483 shares related to redeemable securities, and interest expense of $38,920 related to the outstanding stock purchase warrants because they are antidilutive.

(2) The diluted earnings per share calculation for the year ended December 30, 2000 excludes incremental shares of 130,708 and interest expense of $88,775 related to the outstanding stock purchase warrants because they are antidilutive.

(3) Net income (loss) allocable to common shareholders used in the calculation of diluted earnings per share is the same as the net income (loss) allocable to common shareholders used in the basic earnings per share calculation due to the net loss incurred in 1999.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values and fair values of the Company's financial instruments are as follows:

                                             DECEMBER 30, 2000          JANUARY 5, 2002
                                          -----------------------   -----------------------
                                           CARRYING                  CARRYING
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          ----------   ----------   ----------   ----------
Cash and cash equivalents...............  $1,228,746   $1,228,746   $  495,302   $  495,302
Revolving notes payable and long-term
  subordinated debt, including current
  maturities............................   5,124,530    5,238,396    3,859,801    4,048,959
Capital lease obligations, including
  current maturities....................          --           --    1,989,362    1,989,362
Stock purchase warrants.................     435,246      559,200      546,766      656,136

     The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of long-term debt and capital lease obligations have been estimated based on

                          BAKERS FOOTWEAR GROUP, INC.

current rates offered to the Company for debt of the same maturities. The fair value of stock purchase warrants is estimated based upon the minimum repurchase amount discounted based on current rates offered to the Company for debt of the same maturity.

15.  RELATED PARTY TRANSACTIONS

     The Company purchases merchandise inventory from a vendor that is affiliated with the Company through common ownership. Such purchases during the years ended December 31, 1999, December 30, 2000, and January 5, 2002, were not material to the Company's total cost of merchandise. In addition, the Company maintains certain of its cash and cash equivalents with a particular financial institution that is also affiliated with the company through common ownership. The transactions with this affiliate are executed in the normal course of business.

16.  QUARTERLY FINANCIAL DATA -- UNAUDITED

                                              FIRST        SECOND         THIRD        FOURTH
                                           -----------   -----------   -----------   -----------
Fiscal year 2000:
  Net sales..............................  $31,662,408   $37,412,856   $34,295,790   $37,338,463
  Cost of merchandise sold, occupancy,
     and buying expenses.................   22,236,731    27,256,883    25,370,403    27,169,058
  Income (loss) before extraordinary
     item................................      109,080     1,131,902       767,185       853,148
  Extraordinary loss -- debt
     extinguishment......................   (1,245,000)           --            --            --
  Net income (loss)......................   (1,135,920)    1,131,902       767,185       853,148
  BASIC EARNINGS (LOSS) PER SHARE
  Income (loss) before extraordinary
     item................................         0.05          0.47          0.31          0.35
  Extraordinary item.....................        (0.53)           --            --            --
                                           -----------   -----------   -----------   -----------
  Net income (loss)......................        (0.48)         0.47          0.31          0.35
  DILUTED EARNINGS (LOSS) PER SHARE
  Income (loss) before extraordinary
     item................................         0.03          0.28          0.19          0.21
  Extraordinary item.....................        (0.51)           --            --            --
                                           -----------   -----------   -----------   -----------
  Net income (loss)......................        (0.48)         0.28          0.19          0.21
Fiscal year 2001:
  Net sales..............................   33,164,841    37,528,409    31,938,656    38,169,613
  Cost of merchandise sold, occupancy,
     and buying expenses.................   24,141,372    25,487,381    23,218,062    25,392,514
  Net income (loss)......................       (7,110)    2,671,806      (404,359)    2,699,316
  Basic earnings (loss) per share........        (0.03)         1.08         (0.19)         1.09
  Diluted earnings (loss) per share......        (0.03)         0.67         (0.19)         0.70

17.  SUBSEQUENT EVENTS -- STORE LEASE ACQUISITION AND FINANCING ARRANGEMENTS

     In the first quarter of fiscal year 2002, the Company acquired 33 store leases from SLJ Retail LLC (SLJ) for a purchase price of $1,800,000. The assets purchased consisted of all of the seller's leasehold interests and leasehold improvements related to the stores, as well as all furniture, fixtures, and equipment located in the respective stores. Accordingly, the total consideration paid will be first allocated to the furniture, fixtures, and equipment acquired, with any remaining proceeds being allocated to the individual leases

                          BAKERS FOOTWEAR GROUP, INC.

acquired. The majority of the total consideration will be allocated to the furniture, fixtures, and equipment acquired. The consideration allocated to these leases will be amortized over the remaining life of the individual leases acquired.

     In order to provide interim financing for the store lease acquisition, the Company received an overadvance of $2,500,000 on its revolving line of credit. In connection with the overadvance, the Company agreed to pay a minimum facility fee of $200,000 over a period of eight months. If the overadvance remains outstanding beyond this period, the facility fee will increase to a maximum aggregate amount of $400,000. In connection with this amendment, the Company is obligated to deliver an amended business plan to its lender and enter into certain additional or amended financial covenants on or before May 30, 2002.

     In addition, on April 4, 2002, the Company issued $4,900,000 of subordinated convertible debentures. Interest accrues on the unpaid principal amount, beginning January 1, 2003, at 7 percent, increasing to 9 percent on January 1, 2004, and 11 percent on January 1, 2005 and is payable quarterly, in arrears. Principal is due and payable on April 4, 2007 (the maturity date). The debentures automatically convert on a qualified initial public offering, as defined, into an aggregate of 762,119 shares of common stock. Upon consummation of a non-qualifying initial public offering, as defined, the debentures are convertible into 762,119 shares of common stock at the option of the holder. At maturity or in the event that a qualifying initial public offering is not consummated, the debentures are mandatorily redeemable upon a merger, reorganization, stock sale, sale of substantially all assets of the Company, or similar transaction. The maturity or mandatory redemption amount shall be the greater of (i) the unpaid principal balance, or (ii) the fair value of the shares to which the debenture holder would have been entitled on a converted basis.

18. SUBSEQUENT EVENT -- INITIAL PUBLIC OFFERING

     On                , the Company's Board of Directors authorized the filing
of a registration statement with the Securities and Exchange Commission relating to an IPO of 1,800,000 shares of the Company's unissued common stock (300,000 additional shares if the underwriters' over-allotment option is exercised). As of January 5, 2002, approximately $402,000 in professional fees had been incurred in connection with the IPO, and the Company has capitalized these costs as deferred offering costs, which are included in other assets in the accompanying balance sheet. These costs include legal and accounting fees, which will be offset against the proceeds of the IPO at closing.

     Immediately prior to the consummation of the IPO, the Company intends to effect a reclassification to convert its three classes of stock into a single class of voting common stock on a 1.7 for 1.0 basis.

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

     Until           , 2002 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                              Joint Lead Managers

RYAN, BECK & CO.                                            BB&T CAPITAL MARKETS

                             ---------------------

                The date of this prospectus is           , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) payable by the Company in connection with the sale and distribution of the shares registered hereby. Other than the SEC registration fee and the NASD fee, all the amounts listed are estimates.

SEC Registration Fee........................................  $2,571
Accounting Fees and Expenses................................
NASD Fee....................................................   3,294
Nasdaq National Market Listing Fee..........................
Legal Fees and Expenses.....................................
Transfer Agent, Registration Fee and Taxes (Federal &
  State)....................................................
Printing Expenses...........................................
Miscellaneous Expenses......................................
                                                              ------
          Total.............................................  $
                                                              ======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri ("GBCL") provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
Section 351.355(3) provides that, except as otherwise provided in the corporation's articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     Our amended and restated articles of incorporation and our bylaws provide that the liability of our directors to Bakers or to any of our shareholders for monetary damages for breach of fiduciary duties as a director shall be limited to the fullest extent permitted by the GBCL. Any change to our articles of incorporation or bylaws affecting this limitation on liability shall not apply to actions taken or omissions made prior to such change.

     In addition, our directors and executive officers have indemnification
contracts with Bakers which will become effective             . Pursuant to
those agreements, we agree to indemnify the directors and executive officers to the full extent authorized or permitted by the GBCL. The agreements also provide for indemnification to the extent not covered by the GBCL or insurance policies purchased and maintained by us (e.g., if the GBCL is amended to change the scope of indemnification). Such indemnification would be coextensive with the indemnification currently permitted by the GBCL, as described above, but no indemnity would be paid (i) in respect to remuneration paid to the director, or executive officer or employee if it shall be finally judicially adjudged that such remuneration was in violation of law; (ii) on account of any suit for an accounting of profits made from the purchase or sale by director, executive officer or employee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state or local statutory law; (iii) on account of the director's, executive officer's or employee's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (iv) if a final decision by a court having jurisdiction in the matter (all appeals having been denied or none having been taken) shall determine that such indemnification is not lawful.

     The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director, executive officer or employee and for repayment of such expenses by the director, executive officer or employee of the Company if it is ultimately judicially determined that the director, executive officer or employee is not entitled to such indemnification.

     We will have directors' and officers' insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the our articles of incorporation.

     The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL and our amended and restated articles of incorporation and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section
351.355 of the GBCL, our amended and restated articles of incorporation and its pertinent agreements, copies forms of which have been filed as exhibits to the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     We sold the following securities during the past three years that were not registered under the Securities Act of 1933, as amended. Unless expressly provided otherwise, amounts have not been adjusted to reflect the reclassification of our three classes of common stock to one class of common stock, on a 1.7 for 1.0 basis, upon completion of this offering.

     In June 1999, we sold 605,594.92 shares of Class A Common Stock to a group of accredited investors in an offering not involving any public offering for approximately $2.5 million.

     In June 1999, we issued a subordinated note to Mississippi Valley Capital Company in the aggregate principal amount of $500,000, bearing interest at 6.0% per annum and due January 31, 2003. In connection with this note, we issued a warrant exercisable for 76,907 shares of Class A Common Stock at an aggregate exercise price of $76.91 to Mississippi Valley Capital Company. The warrant is redeemable, if not exercised, on January 31, 2003, for at least $700,000. The note and the warrant have been issued and the underlying shares of common stock will be issued in an offering not involving any public offering.

     In October 2001, in connection with this offering, we agreed to issue to the underwriters' representatives five year warrants to purchase up to 200,000 shares of our common stock, subject to antidilution adjustments, at an exercise
price of $          , or 120% of the offering price. The warrant holders may
exercise the warrants at any time during the four-year period commencing one year after the date of this prospectus.

     In April 2002, we issued $4.9 million of subordinated convertible debentures to a group of accredited investors in an offering not involving a public offering. The debentures will automatically convert into 762,119 shares of common stock, as adjusted, upon the consummation of this offering.

     All the foregoing transactions were private transactions not involving any public offering and were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and/or the rules and regulations thereunder for transactions by an issuer not involving any public offering. Sales of the securities were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Securities Act. The recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for distribution in connection with these transactions. Each security bore a restrictive legend and/or the recipient was a party to an agreement restricting transfer and had adequate access to information about us through such recipient's relationship with us or through information provided to them.

     In June 1999, we granted options to purchase 348,963 shares of Class C Common Stock at a weighted average exercise price of $0.01 per share pursuant to written compensation agreements with our management team. In January 2000, we granted options to purchase 11,632 shares of Class C Common Stock at a weighted average exercise price of $0.01 per share pursuant to written compensation agreements to members of our management team. The options to acquire Class C Common Stock were issued pursuant to our Class C Equity Incentive Stock Option Plan. Under the Plan and the option agreement, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of grant.

     All of the option grants were exempt pursuant to Section 3(b) of the Securities Act of 1933 and Rule 701 promulgated thereunder as grants pursuant to written compensatory benefit plans. The aggregate exercise prices were less than 15% of our consolidated assets as of December 30, 2000.

     On the date of this registration statement, we had three classes of common stock authorized, Class A common stock, Class B common stock and Class C common stock. As of the date hereof, shares of Class A and Class B common stock were outstanding. Upon the completion of this offering, in accordance with our articles of incorporation, all shares of Class A and Class B common stock will automatically convert into one class of common stock on a 1.7 for 1.0 basis. As a result, we will have one class of voting common stock which we are selling in this offering. In addition, holders of Class C options have agreed to amend their option award agreements to purchase Class C common stock to cover shares of this new class of common stock. This reclassification is exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 3(a)(9) and/or the rules and regulations thereunder for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See Exhibit Index and Financial Schedules.

ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes:

          (1) To provide to the underwriter at the closing specified in the underwriting any agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For purposes if determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, Missouri on April 15, 2002.

                                          BAKERS FOOTWEAR GROUP, INC.

                                          By:      /s/ PETER A. EDISON
                                            ------------------------------------
                                                      Peter A. Edison,
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Peter A. Edison, the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorney in fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----

               /s/ PETER A. EDISON                   Chairman of the Board of Directors    April 15, 2002
 ------------------------------------------------        and Chief Executive Officer
                (Peter A. Edison)                       (Principal Executive Officer)


           /s/ LAWRENCE J. SPANLEY, JR.              Chief Financial Officer, Treasurer    April 15, 2002
 ------------------------------------------------    and Secretary (Principal Financial
            (Lawrence J. Spanley, Jr.)                            Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  1.1    Form of Underwriting Agreement
  2.1*   Purchase Agreement dated January 25, 2002 by and between the
         Company and SLJ Retail LLC, debtor-in-possession under Case
         No. 01-75780-crm in the United States Bankruptcy Court for
         the Northern District of Georgia
  3.1    Form of Restated Articles of Incorporation of the Company
  3.2    Form of Amended and Restated Bylaws of the Company
  4.1*   Debenture Purchase Agreement dated April 4, 2002 by and
         among the Company and the persons on the attached signature pages
  4.2*   Registration Rights Agreement dated April 4, 2002 by and
         among the Company, Special Situations Fund III, L.P.,
         Special Situations Cayman Fund, L.P., Special Situations
         Private Equity Fund, L.P., The Crown Advisors LLC, Crown
         Investment Partners, LP, Eagle Fund I LP and Julian Edison
  5.1    Opinion of Bryan Cave LLP regarding the validity of the
         common stock
 10.1    Bakers Footwear Group, Inc. 2002 Stock Option Plan
 10.2    Bakers Footwear Group, Inc. Cash Bonus Plan
 10.3    Promissory Note in favor of Sanford Weiss, individually and as agent for the Class B Shareholders dated October 31, 1997 in the principal amount of $1,000,000
 10.4    Security Agreement in favor of Sanford Weiss, as agent for the Class B Shareholders dated October 31, 1997 (included as
         Schedule 4 to Exhibit 10.3)
 10.5    Limited Personal Guaranty given by Peter A. Edison in favor of Sanford Weiss, as agent for the Class B Shareholders
         dated October 31, 1997 (included as Schedule 5 to Exhibit
         10.3)
 10.6*   Promissory Note in favor of Southwest Bank of St. Louis
         dated June 22, 1999 in the principal amount of $95,000
 10.7*   Promissory Note in favor of Mississippi Valley Capital
         Company dated June 22, 1999 in the principal amount of
         $500,000
 10.8*   Warrant in favor of Mississippi Valley Capital Corporation to purchase shares of Class A Common Stock
 10.9*   Concurrent Use Agreement dated June 23, 1999 between the
         Company and Novus, Inc.
 10.10*  Assignment of Rights dated June 23, 1999 between the Company and Edison Brothers Stores, Inc.
 10.11*  Consultant Agreement dated May 18, 2001 by and between the
         Company and Mark H. Brown & Associates, LLC
 10.12   Warehousing Service Agreement dated April 28, 2000 between
         Brown Shoe Company, Inc. and the Company
 10.13   Letter of Understanding Between Transmodal Associates, Inc.
         and Cargotrans Transitarios Internacionais
 10.14   Motor Transportation Contract dated October 25, 1999 between
         Combined Express, Inc. and the Company
 16.1*   Letter re Change in Certifying Accountant
 23.1*   Consent of Ernst & Young LLP
 23.2*   Consent of Stone Carlie & Company, L.L.C.
 23.4    Consent of Bryan Cave LLP (included in Exhibit 5.1)
 24.1    Power of Attorney (included in signature page)

---------------

* Included with this filing. Other exhibits will be filed by amendment.